As filed with the Securities and Exchange Commission on February 21, 2006

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GB&T BANCSHARES, INC.

(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	58-2400756 (I.R.S. Employer Identification Number)

GB&T Bancshares, Inc.	Richard A. Hunt
500 Jesse Jewell Parkway, S.E.	500 Jesse Jewell Parkway, S.E.
Gainesville, Georgia 30501	Gainesville, Georgia 30501
(770) 532-1212	(770) 532-1212
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)	including area code, of agent for service)

Copies to:

Thomas O. Powell	Samuel L. Oliver	James C. Wheeler
Troutman Sanders LLP	Hulsey, Oliver & Mahar, LLP	Powell Goldstein LLP
600 Peachtree Street, N.E., Suite 5200	200 E.E. Butler Pkwy., P.O. Box 1457	One Atlantic Center, Fourteenth Floor
Atlanta, Georgia 30308-2216	Gainesville, Georgia 30503	1201 W. Peachtree Street, N.W.
(404) 885-3294	(770) 532-6312	Atlanta, Georgia 30309
(404) 572-4561

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PROPOSED MERGER OF
GB&T BANCSHARES, INC.
AND MOUNTAIN BANCSHARES, INC.

The boards of directors of GB&T Bancshares, Inc. and Mountain Bancshares, Inc. have unanimously agreed on a transaction that will result in the merger of Mountain Bancshares with GB&T. Mountain Bancshares shareholders are being asked to approve the merger at a special meeting of shareholders to be held on March 29, 2006. GB&T shareholders are not required to approve the merger under Georgia law.

If the merger is consummated, Mountain Bancshares shareholders will receive, for each share of Mountain Bancshares common stock they own immediately prior to the merger, 0.8911 shares of GB&T common stock and cash in the amount of $8.40. Based upon a maximum of 1,565,000 shares of Mountain Bancshares common stock expected to be outstanding as of the effective time of the merger, GB&T expects to issue up to 1,394,571 shares of its common stock in connection with the merger, or approximately 9.8% of the GB&T common stock that will be outstanding after the merger. GB&T common stock is traded on the Nasdaq National Market under the symbol “GBTB.”  On December 21, 2005, the business day immediately before the announcement of the merger, the closing price of GB&T common stock was $22.00, and on February 21, 2006, the closing price of GB&T common stock was $21.50. Mountain Bancshares shareholders, to the extent they receive shares of GB&T common stock in connection with the merger, will not recognize a gain or a loss for federal income tax purposes.

This proxy statement/prospectus contains information regarding the merger agreement, the proposed merger, and the two companies. We encourage you to read this entire document carefully, including the discussion under the heading “Risk Factors Relating to the Merger” beginning on page 15.

If the merger is completed, Mountain Bancshares shareholders who dissent with respect to the merger will be entitled to be paid the “fair value” of their shares in cash if they follow certain statutory provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders, all as more fully explained under the heading “Details of the Proposed Merger—Rights of Dissenting Shareholders” (page 37) and in Appendix B to this proxy statement/prospectus.

Consummation of the merger requires that the shareholders of Mountain Bancshares approve the merger agreement. Mountain Bancshares has scheduled a special meeting of its shareholders to vote on the merger. Whether or not you plan to attend the special meeting of shareholders of Mountain Bancshares, please take the time to complete and return the enclosed proxy card. If you do not return your proxy card, the effect will be a vote against the merger. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If your shares are held by a broker in “street name,” and you wish to vote your shares, you must instruct your broker regarding the manner in which you wish to vote.

After careful consideration, the board of directors of Mountain Bancshares has determined that the merger is in the best interests of the Mountain Bancshares shareholders and unanimously recommends voting FOR the merger. The Mountain Bancshares board of directors strongly supports this strategic combination between GB&T and Mountain Bancshares and appreciates your prompt attention to this important matter.

/s/ RONALD E. ANDERSON
Ronald E. Anderson, Chairman, Board of Directors
Mountain Bancshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense. Shares of the common stock of GB&T are equity securities and are not savings accounts or deposits. An investment in shares of GB&T common stock is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is February 21, 2006, and it is expected to be first mailed to shareholders of Mountain Bancshares on or about February 24, 2006.

[Inside Front Cover]

This proxy statement/prospectus incorporates important business and financial information about GB&T that is not included in or delivered with this document. This business and financial information is available without charge to you upon written or oral request. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from GB&T at the following address:

GB&T Bancshares, Inc.
500 Jesse Jewell Parkway
Gainesville, Georgia  30501
Telephone number (770) 532-1212

To obtain delivery of such business and financial information before the special meeting, you must request the information no later than March 22, 2006.

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference” on page 62 for more information.

MOUNTAIN BANCSHARES, INC.
6602 Highway 53 East
Dawsonville, Georgia  30534

Notice of Special Meeting of Shareholders
To Be Held On March 29, 2006

A special meeting of shareholders of Mountain Bancshares, Inc. will be held on March 29, 2006, at 10 a.m., local time, at Mountain Bancshares’ main office located at 6602 Highway 53 East, Dawsonville, Georgia, for the following purposes:

(1)         to consider and vote on an Agreement and Plan of Reorganization dated as of December 19, 2005, under which Mountain Bancshares will merge with GB&T Bancshares, Inc., a multi-bank holding company based in Gainesville, Georgia, as more particularly described in the enclosed proxy statement/prospectus; and

(2)         to transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

Only shareholders of record of Mountain Bancshares common stock at the close of business on February 18, 2006 will be entitled to vote at the special meeting or any adjournments thereof. The approval of the merger agreement requires the approval of the holders of at least a majority of the Mountain Bancshares common stock outstanding and entitled to vote at the special meeting.

A proxy statement/prospectus and form of proxy card are enclosed. To assure representation at the special meeting, you are requested to sign, date, and return the proxy card promptly in the enclosed, stamped envelope. You may revoke a previously submitted proxy by notifying John L. Lewis in writing or by submitting an executed, later-dated proxy prior to the special meeting to Mountain Bancshares, Inc., 6602 Highway 53 East, Dawsonville, Georgia 30534. You may also revoke your proxy by attending the special meeting and requesting the right to vote in person. If you properly sign and return the proxy card and do not revoke it, your proxy will be voted at the special meeting in the manner that you have specified.

By Order of the Board of Directors,
February 24, 2006	/s/ JOHN L. LEWIS
Dawsonville, Georgia	John L. Lewis
President and Chief Executive Officer

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY OF TERMS OF THE MERGER
The Companies
Results of the Merger
Markets for Capital Stock
Listing of GB&T Common Stock
Shareholders who Exchange their Shares for Cash May Recognize a Gain or Loss for Federal Income Tax Purposes
Dividends
There are Some Differences in Shareholders’ Rights between Mountain Bancshares and GB&T
Rights of Dissenting Shareholders
Interests of Directors and Officers of Mountain Bancshares in the Merger
The Reasons Management Supports the Merger
Shareholders’ Meeting
Record Date
Vote Required
Conditions, Termination, and Effective Date
Accounting Treatment
Recent Developments of GB&T
SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF GB&T
SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF MOUNTAIN BANCSHARES
COMPARATIVE SHARE DATA REGARDING GB&T AND MOUNTAIN BANCSHARES
RISK FACTORS RELATING TO THE MERGER
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
DETAILS OF THE PROPOSED MERGER
Background of and Reasons for the Merger
Opinion of Mountain Bancshares’ Financial Advisor
The Merger Agreement
Required Shareholder Approval
The Special Meeting and Revocability of Proxies
Expenses
Conduct of Business of Mountain Bancshares Pending Closing
Interest of Management in the Transaction
Comparison of the Rights of Mountain Bancshares and GB&T Shareholders
Dividends
Accounting Treatment
Resales of GB&T Stock by Directors and Officers of Mountain Bancshares
Regulatory Approvals
Rights of Dissenting Shareholders
Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel
INFORMATION ABOUT GB&T
General
Available Information
Recent Developments
Description of Securities
INFORMATION ABOUT MOUNTAIN BANCSHARES
General
Mountain State Bank
Properties
Legal Proceedings
Market for Mountain Bancshares Common Stock
Dividends
MOUNTAIN BANCSHARES MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MANAGEMENT OF MOUNTAIN BANCSHARES
Directors and Executive Officers
Executive Compensation
Executive Officer Employment Agreements
Director Compensation
Related Party Transactions
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MOUNTAIN BANCSHARES
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
GB&T
Mountain Bancshares
SUPERVISION AND REGULATION
LEGAL MATTERS
EXPERTS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF MOUNTAIN BANCSHARES

Appendix A	Agreement and Plan of Reorganization
Appendix B	Georgia Dissenters’ Rights Statute
Appendix C	Fairness Opinion of BankersBanc Capital Corporation

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:             What should I do now?

A:    Just indicate on your proxy card how you want to vote, sign and mail it in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting that will be held to vote upon the proposals. If you sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger agreement.

The special shareholders’ meeting of Mountain Bancshares at which the merger agreement will be voted on will take place at 10 a.m., local time, on March 29, 2006, at Mountain Bancshares’ main office located at 6602 Highway 53 East, Dawsonville, Georgia.

You may attend the special meeting and elect to vote your shares in person rather than voting by proxy. In addition, you may revoke your proxy up to and including the day of the meeting by notifying in writing, or by submitting an executed later-dated proxy to, the President and Chief Executive Officer of Mountain Bancshares prior to the meeting at the following address:

John L. Lewis
President and Chief Executive Officer
Mountain Bancshares, Inc.
6602 Highway 53 East
Dawsonville, Georgia  30534

Q:             What am I being asked to approve?

A:    You are being asked to approve the Agreement and Plan of Reorganization by and between Mountain Bancshares and GB&T, by which Mountain Bancshares will be merged with GB&T. Approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Mountain Bancshares common stock.

The Mountain Bancshares board of directors has unanimously approved and adopted the Agreement and Plan of Reorganization and recommends voting FOR approval of this merger.

Q:             What will I receive in the merger?

A:    Mountain Bancshares shareholders will receive, for each share of Mountain Bancshares common stock they own immediately prior to the merger, 0.8911 shares of GB&T common stock and cash in the amount of $8.40. GB&T will not issue fractional shares in the merger. Instead, Mountain Bancshares shareholders will receive a cash payment, without interest, for the value of any fraction of a share of GB&T common stock that they would otherwise be entitled to receive based upon a per share value of $22.00 for GB&T common stock. For example:  if you own 100 shares of Mountain Bancshares common stock, in the merger you would receive:

•       89 shares of GB&T common stock; and

•       a check for the sum of $840 (100 x $8.40) and $2.42 (0.11 x $22.00), for a total of $842.42.

Q:    If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:    Your broker will vote your shares of common stock only if you provide instructions on how to vote. Following the directions your broker provides, you should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted, and this will have the effect of a vote against the merger.

Q:             Should I send in my stock certificates now?

A:    No. After the merger is completed, we will send written instructions to you regarding how to exchange your Mountain Bancshares common stock certificates for GB&T common stock certificates.

Q:    What happens to options previously granted with respect to the Merger?

A:    Each option to purchase one share of Mountain Bancshares common stock will be converted into the right to purchase 1.273 shares of GB&T common stock. The strike price for the converted options to purchase GB&T common stock is determined by dividing the per-share strike price of the former Mountain Bancshares option by 1.273 and rounding down to the nearest cent.

Q:    When is the merger expected to be completed?

A:    We plan to complete the merger during the second quarter of 2006.

Q:    Whom should I call with questions about the merger?

A:    Mountain Bancshares shareholders should call John Lewis, President and Chief Executive Officer, at (706) 265-1001.

SUMMARY OF TERMS OF THE MERGER

This summary highlights selected information from this proxy statement/prospectus regarding the proposed merger. This summary may not contain all of the information that is important to you as you consider the proposed merger and related matters. For a more complete description of the terms of the proposed merger, you should carefully read this entire proxy statement/prospectus and the related documents to which it refers. The Agreement and Plan of Reorganization, which is the legal document that governs the proposed merger, is incorporated by reference into this document and is attached as Appendix A.

In addition, the sections entitled “Where You Can Find More Information,” and “Incorporation of Certain Documents by Reference,” on page 62, contain references to additional sources of information about GB&T and Mountain Bancshares.

• The Companies (see pages 40-44)

GB&T Bancshares, Inc.
500 Jesse Jewell Parkway, S.E.
Gainesville, Georgia 30501
(770) 532-1212

GB&T is a multi-bank holding company based in Gainesville, Georgia. All of its business activities are conducted through the 26 branches of its six wholly-owned bank subsidiaries, Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, Home Town Bank of Villa Rica, First National Bank of the South, and First National Bank of Gwinnett.

Through its subsidiary banks, GB&T offers a wide range of lending services, including real estate, consumer and commercial loans, to individuals, small businesses and other organizations that are located in, or conduct a substantial portion of their business in, GB&T’s market areas. GB&T complements its lending operations with an array of retail deposit products and fee-based services to support its clients including checking accounts, money market accounts, savings accounts and certificates of deposit. GB&T also offers a variety of other traditional banking services to its customers, including drive-up and night depository facilities, 24-hour automated teller machines, internet banking, telephone banking and limited trust services.

At December 31, 2004, GB&T had total consolidated assets of approximately $1.3 billion, total consolidated deposits of approximately $928.6 million, total consolidated loans of approximately $955.9 million, and total consolidated shareholders’ equity of approximately $174.7 million. GB&T had consolidated net income for the year ended December 31, 2004 of $9.8 million, or $1.04 per diluted share, compared to $7.7 million, or $1.03 per diluted share, for the year ended December 31, 2003. At September 30, 2005, GB&T had total consolidated assets of approximately $1.6 billion, total consolidated deposits of approximately $1.2 billion, total consolidated loans of approximately $1.2 billion, and total consolidated shareholders’ equity of approximately $203.6 million. GB&T had consolidated net income for the nine months ended September 30, 2005 of $8.3 million, or $0.65 per diluted share, compared to $6.9 million, or $0.77 per diluted share, for the nine months ended September 30, 2004.

Mountain Bancshares, Inc.
6602 Highway 53 East
Dawsonville, Georgia  30534
(706) 265-1001

Mountain Bancshares is a bank holding company based in Dawsonville, Georgia. All of Mountain Bancshares’ activities are conducted through its wholly-owned subsidiary, Mountain State Bank, a full-service commercial bank with its main office at 6602 Highway 53 East, Dawsonville, Georgia 30534 and an additional location at 6080 Bethelview Road, Cumming, Georgia 30040. Established in 2003, Mountain

State Bank has offices in both Dawson and Forsyth counties. The bank offers a full range of deposit services that are typically available from financial institutions. The bank offers personal and business checking accounts, interest-bearing checking accounts, savings accounts, money market deposit accounts and various types of certificates of deposit. The bank also offers installment loans, real estate loans, second mortgage loans, commercial loans and home equity lines of credit. In addition, the bank provides such services as official bank checks and money orders, credit cards, safe deposit boxes, traveler’s checks, bank by mail, direct deposit of payroll and social security checks, and U.S. Savings Bonds. No trust services are offered.

At December 31, 2004, Mountain Bancshares had total consolidated assets of approximately $81.1 million, total consolidated deposits of approximately $69.9 million, total consolidated net loans of approximately $59.9 million, and total consolidated shareholders’ equity of approximately $11.1 million. Mountain Bancshares had consolidated net income for the year ended December 31, 2004 of $334,999, or $0.28 per diluted share, compared to a loss of $897,371, or $(0.75) per diluted share, for the year ended December 31, 2003. At September 30, 2005, Mountain Bancshares had total consolidated assets of approximately $124.3 million, total consolidated deposits of approximately $111.9 million, total consolidated net loans of approximately $87.7 million, and total consolidated shareholders’ equity of approximately $12.0 million. Mountain Bancshares had consolidated net income for the nine months ended September 30, 2005 of $900,000, or $0.74 per diluted share, compared to $132,000, or $0.09 per diluted share, for the nine months ended September 30, 2004.

• Results of the Merger  (see page 27)

If the merger is approved, Mountain Bancshares will be merged with GB&T, GB&T will continue as a bank holding company and Mountain Bancshares will cease to exist. Mountain State Bank will continue to operate as a wholly-owned subsidiary of GB&T. As a result of the merger, Mountain Bancshares shareholders will receive for each share of Mountain Bancshares common stock owned immediately prior to the merger:

•       0.8911 shares of GB&T common stock; and

•       cash in the amount of $8.40, or the “Cash Consideration.”  Mountain Bancshares shareholders will also receive a cash payment for any fractional shares of GB&T common stock resulting from the conversion in an amount equal to the fraction multiplied by $22.00.

• Markets for Capital Stock

GB&T’s common stock is quoted on the Nasdaq National Market under the symbol “GBTB.”  The following table sets forth, for the indicated periods, the high and low closing prices for our common stock as reported by the Nasdaq National Market and the cash dividends declared per share of our common stock for the indicated periods. The stock prices and dividend information presented below have been adjusted to give effect to the five-for-four stock split effected in the form of a stock dividend on June 18, 2004.

	High	Low	Dividends declared per share
2003
First Quarter	$15.49	$14.22	$0.068
Second Quarter	20.00	15.18	0.072
Third Quarter	20.31	17.44	0.072
Fourth Quarter	19.58	17.80	0.072
2004
First Quarter	$22.52	$17.28	$0.072
Second Quarter	25.00	20.73	0.076
Third Quarter	23.73	19.25	0.076
Fourth Quarter	25.96	21.77	0.076
2005
First Quarter	$24.39	$21.66	$0.076
Second Quarter	24.45	19.05	0.085
Third Quarter	24.12	20.61	0.085
Fourth Quarter	23.57	19.93	0.085
2006
First Quarter (through February 21, 2006)	$22.01	$20.73	$0.085

Mountain Bancshares common stock is not listed for quotation on any stock exchange. There is no active market for shares of Mountain Bancshares common stock, although management of Mountain Bancshares is from time to time made aware of transactions in its common stock. The range of prices per share of common stock involved in such transactions during 2004 and 2005 was between $12.00 and $16.00. Management of Mountain Bancshares is not aware of any transfers of the shares of its common stock since December 31, 2005.

As of December 21, 2005, the business day immediately prior to the public announcement of the merger, the closing price of GB&T’s common stock was $22.00 per share. The closing price of GB&T’s common stock as of February 21, 2006, the last practicable date before the printing of this proxy statement/prospectus, was $21.50 per share, making the value of 0.8911 shares of GB&T common stock equal to $19.16. Because the market price of GB&T common stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger.

• Listing of GB&T Common Stock

GB&T will list the shares of its common stock to be issued in the merger on the Nasdaq National Market.

• Mountain Bancshares Shareholders May Recognize a Gain or Loss on Cash Consideration for Federal Income Tax Purposes (see page 39)

Mountain Bancshares has received an opinion from Hulsey, Oliver & Mahar, LLP stating that, assuming the merger is completed as currently anticipated in accordance with the Agreement and Plan of Reorganization dated December 19, 2005, neither Mountain Bancshares nor its shareholders, to the extent that they receive shares of GB&T common stock in connection with the merger, will recognize any gain or loss for federal income tax purposes. Neither GB&T nor Mountain Bancshares has requested a ruling to that effect from the Internal Revenue Service. The Cash Consideration a Mountain Bancshares shareholder receives as part of his or her merger consideration, as payment for any fractional interests or as payment after exercising his or her right to dissent will be treated as amounts distributed in redemption of his or her Mountain Bancshares common stock, and that amount will be taxable under the Internal Revenue Code as either ordinary income or capital gain or loss, depending upon the shareholder’s particular circumstances. Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. We urge you to contact your own tax advisor to fully understand how the merger will affect you.

• Dividends (see page 35)

GB&T paid aggregate cash dividends of $.33 per share in 2005, $.30 per share in 2004, $.29 per share in 2003, $.27 per share in 2002 and $.23 per share in 2001. In January 2006, GB&T announced a dividend of $.085 per share payable in February to shareholders of record as of January 31, 2006. On May 17, 2004, GB&T announced a five-for-four stock split in the form of a stock dividend payable on June 18, 2004 to GB&T shareholders of record as of June 1, 2004, and all stock price, dividend and per-share information in this proxy statement/prospectus has been adjusted to give effect to that split. Although GB&T intends to continue paying cash dividends following the merger, GB&T cannot guarantee that it will be able to make dividend payments in the future. The amount and frequency of any cash dividends will be determined by GB&T’s board of directors after consideration of earnings, capital requirements, and the financial condition of GB&T. Additionally, GB&T’s ability to pay cash dividends will depend on cash dividends paid to it by its subsidiary banks. The ability of those subsidiaries to pay dividends to GB&T is restricted by certain regulatory requirements.

Mountain Bancshares has never paid any dividends and does not anticipate doing so in the near future.

• There are Some Differences in Shareholders’ Rights between Mountain Bancshares and GB&T (see page 32)

If you own shares of Mountain Bancshares common stock, your rights as a shareholder will no longer be governed by Mountain Bancshares’ articles of incorporation and bylaws following the merger. Instead, unless you exercise your dissenters’ rights, you will automatically become a GB&T shareholder, and your rights as a GB&T shareholder will be governed by GB&T’s articles of incorporation and bylaws. Your rights as a Mountain Bancshares shareholder and your rights as a GB&T shareholder are different in certain ways. Please see the comparison of shareholder rights on page 32 for a more complete description of the differences in the rights of shareholders of GB&T and Mountain Bancshares.

• Rights of Dissenting Shareholders (see page 37)

If you are a holder of Mountain Bancshares common stock, you are entitled to dissent from the merger and to demand payment of the “fair value” of your Mountain Bancshares common stock in cash if you follow certain statutory provisions regarding the rights of dissenting shareholders under Article 13 of the Georgia Business Corporation Code, or the “GBCC”.

• Interests of Directors and Officers of Mountain Bancshares in the Merger (see page 31)

Some of the directors and officers of Mountain Bancshares have interests in the merger in addition to their interests as shareholders generally, including the following:

•       In connection with the merger agreement, GB&T has agreed to provide generally to officers and employees of Mountain Bancshares who continue employment with GB&T or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated GB&T officers and employees.

•       After the merger, GB&T will use its reasonable best efforts to elect a current member of the Mountain Bancshares board of directors to the GB&T board of directors.

•       Following the merger, GB&T will generally indemnify the present directors and officers of Mountain Bancshares, subject to Mountain Bancshares obtaining “tail” liability insurance coverage for such directors and officers and subject to certain exceptions.

•       Following the merger, GB&T will honor the employment agreements of John L. Lewis, Spencer L. Strickland and Steven Smith.

•       Following the merger, GB&T will honor the change in control payment that Mountain Bancshares is required to make to Lynn H. Barron, Mountain Bancshares’ Chief Financial Officer.

• The Reasons Management Supports the Merger (see page 19)

The board of directors of Mountain Bancshares supports the merger and believes that it is in the best interests of the company and its shareholders. The board of directors of Mountain Bancshares believes the merger will permit Mountain Bancshares shareholders to have an equity interest in a resulting financial institution that has greater financial resources and a larger shareholder base, which may increase liquidity and marketability of the combined entity’s capital stock. The board also believes that the terms of the merger are fair and equitable. In addition, the board of directors believes that, following the merger, the size of the combined organization, which would have had approximately $1.7 billion in consolidated assets as of September 30, 2005, is sufficiently large enough to take advantage over time of certain economies of scale, but is still small enough to maintain the competitive advantages of community-oriented banks. After the merger, the combined entity’s subsidiary banks will operate branches in Hall, Polk, Paulding, Cobb, Carroll, Baldwin, Bartow, Putnam, Clarke, Gwinnett, Lumpkin, Dawson and Forsyth Counties, Georgia. GB&T’s and Mountain Bancshares’ products and markets generally are complementary, and the combination should place the combined entity in a better position to take advantage of those markets.

• Shareholders’ Meeting (see page 29)

The special meeting of shareholders of Mountain Bancshares will be held on March 29, 2006, at 10 a.m. local time, at Mountain Bancshares’ main office located at 6602 Highway 53 East, Dawsonville, Georgia, for the purpose of voting on approval of the merger agreement.

• Record Date

You are entitled to vote at the special shareholders’ meeting if you owned shares of Mountain Bancshares common stock on February 18, 2006.

• Vote Required (see page 29)

Approval by holders of at least a majority of Mountain Bancshares common stock outstanding on February 18, 2006 is required to approve the merger agreement.

As of the record date, 1,222,000 shares of Mountain Bancshares common stock were issued and outstanding. As of the record date, 241,250 shares, or 19.7%, of Mountain Bancshares common stock were held by its directors, executive officers, and their affiliates, all of which are entitled to vote on the merger. All of the directors of Mountain Bancshares have agreed to vote their shares in favor of the merger.

• Conditions, Termination, and Effective Date  (see page 27)

The merger will not occur unless certain conditions are met, and either GB&T or Mountain Bancshares can terminate the merger agreement if specified events occur or fail to occur. The merger must be approved by Mountain Bancshares shareholders, the Board of Governors of the Federal Reserve System, and the Department of Banking and Finance of the State of Georgia, or the “DBF”.

• Accounting Treatment (see page 35)

The merger will be accounted for as a purchase for financial reporting purposes.

• Recent Developments of GB&T  (see page 40)

On January 18, 2006, GB&T reported that at December 31, 2005, GB&T had total consolidated assets of approximately $1.6 billion, total consolidated deposits of approximately $1.2 billion, total consolidated loans of approximately $1.2 billion, and total consolidated shareholders’ equity of approximately $205.5 million. GB&T reported consolidated net income for the year ended December 31, 2005 of $12.0 million, or $0.93 per diluted share, compared to of $9.8 million, or $1.04 per diluted share, for the year ended December 31, 2004.

On November 3, 2005, GB&T sold substantially all of the assets of its consumer finance company, Community Loan Company, for approximately $3.3 million.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF GB&T

The following table sets forth certain consolidated financial information of GB&T as of and for the nine months ended September 30, 2004 and 2005 and as of and for the years ended December 31, 2000 through 2004. Certain summary financial data presented below as of December 31, 2000, 2001, 2002, 2003 and 2004 and for each of the years in the three-year period ended December 31, 2004, are derived from GB&T’s consolidated financial statements. GB&T’s consolidated financial statements were audited by Mauldin & Jenkins, LLC, independent registered public accounting firm, with respect to the years ended December 31, 2000 through 2004. GB&T’s summary consolidated financial data as of and for the nine months ended September 30, 2005 and 2004 have not been audited but, in the opinion of GB&T’s management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly GB&T’s financial position and results of operations for such periods in accordance with generally accepted accounting principles, or GAAP. GB&T’s results for the nine months ended September 30, 2005 are not necessarily indicative of its results of operations that may be expected for the year ended December 31, 2005. This table is a summary and should be read in conjunction with the consolidated financials statements and related notes contained in GB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and GB&T’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, both of which are incorporated in this prospectus by reference. The per-share financial data presented below has been adjusted to give effect to the five-for-four stock split accomplished  in the form of a stock dividend on June 18, 2004.

	As of and for the Nine Months Ended
	September 30,		As of and for the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Dollars in thousands, except per share amounts)
Summary Balance Sheet Data:
Total loans	$1,208,031	$904,407	$955,880	$709,958	$542,834	$418,656	$384,691
Allowance for loan losses	12,267	11,262	11,061	8,726	7,538	5,522	5,099
Net loans(1)	1,195,764	893,145	944,819	701,232	535,296	413,134	379,592
Earning assets(2)	1,451,679	1,085,902	1,144,540	850,505	678,315	507,156	474,997
Assets	1,613,806	1,215,373	1,274,136	944,278	742,232	547,845	512,496
Deposits	1,233,729	940,867	928,603	728,629	580,248	426,758	401,302
Subordinated debt	29,898	29,898	29,898	15,464	15,000	0	0
Shareholders’ equity(3)	203,597	136,440	174,715	96,843	60,353	44,369	40,543
Summary Income Statement:
Net interest income	$41,511	$28,606	$40,322	$31,504	$24,059	$21,456	$20,997
Provision for loan losses	4,939	941	1,406	1,406	845	1,306	1,149
Net interest income after provision for loan losses	36,572	27,665	38,916	30,098	23,214	20,150	19,848
Other income	9,139	8,540	11,778	9,928	8,062	6,329	4,362
Other expense	33,419	26,279	36,180	29,693	21,748	21,158	17,831
Income tax expense	3,990	3,063	4,676	2,608	3,019	1,745	2,082
Net income	8,302	6,863	9,838	7,725	6,509	3,576	4,297
Per Common Share:
Net income—basic	$0.66	$0.78	$1.05	$1.06	$1.08	$0.61	$0.74
Net income—diluted	0.65	0.77	1.04	1.03	1.06	0.59	0.72
Cash dividends declared	0.246	0.224	0.30	0.29	0.27	0.23	0.19
Book value	15.99	13.57	14.84	11.40	9.01	7.49	6.97
Tangible book value	10.16	8.11	10.19	7.51	7.59	7.39	6.86
Average Balances:
Total loans	$1,102,641	$766,511	$807,340	$608,131	$446,518	$397,496	$356,051
Earning assets(2)	1,311,192	926,745	973,246	740,818	544,672	494,198	442,278
Intangible assets	70,009	37,740	42,030	17,331	632	598	663
Assets	1,464,466	1,027,812	1,082,701	813,134	587,330	531,086	475,337
Deposits	1,094,460	795,863	834,100	637,688	456,769	419,329	367,772
Shareholders’ equity	195,836	106,633	118,271	73,144	47,443	41,930	37,051

Other Data:
Number of:
Common shares outstanding	12,729	10,052	11,772	8,493	6,696	5,924	5,814
Basic average shares outstanding	12,494	8,855	9,340	7,313	6,016	5,845	5,800
Diluted average shares outstanding	12,868	8,888	9,472	7,469	6,125	6,020	5,989
Performance Ratios:
Return on average assets(4)	0.76%	0.89%	0.91%	0.95%	1.11%	0.67%	0.90%
Return on average equity(4)	5.67	8.60	8.32	10.56	13.72	8.53	11.60
Return on average tangible assets(4)	0.80	0.93	0.95	0.97	1.11	0.67	0.91
Return on average tangible equity(4)	8.82	13.31	12.90	13.84	13.90	8.65	11.81
Average loans to average deposits	100.75	96.31	96.79	95.36	97.76	94.79	96.81
Asset Quality Ratios:
Nonperforming loans to net loans(1)(5)	0.52%	0.67%	1.10%	0.55%	1.37%	0.16%	0.63%
Nonperforming assets to total assets(6)	0.57	0.60	0.86	0.60	1.11	0.40	0.51
Net charge-offs to average total loans(4)	0.61	0.08	0.14	0.18	0.15	0.22	0.08
Allowance for loan losses to total nonperforming loans	196.15	187.23	106.49	227.12	102.98	825.41	214.69
Allowance for loan losses to total loans	1.02	1.25	1.16	1.23	1.39	1.32	1.33
Capital Ratios:
Average equity to average assets	13.37%	10.37%	10.92%	9.00%	8.08%	7.90%	7.79%
Average tangible equity to average tangible assets	9.02	6.96	7.33	7.01	7.98	7.79	7.67
Tangible equity to tangible assets	8.40	7.03	9.84	7.00	6.94	8.00	7.80
Leverage ratio	10.91	10.30	12.58	8.63	10.22	7.87	7.99
Tier I risk-based capital ratio	12.74	11.76	15.15	10.62	11.26	9.93	9.78
Total risk-based capital ratio	13.72	12.95	16.27	11.80	12.51	11.19	11.00

(1)             Net loans include the outstanding principal balances of loans less unearned income, net deferred fees and the allowance for loan losses.

(2)             Earning assets include interest-bearing deposits in banks, federal funds sold, securities available for sale, restricted equity securities, loans net of unearned income, less unrealized gains (losses) on securities and nonperforming loans.

(3)             The increase in shareholders’ equity for the years ended December 31, 2004 and 2003 related to business combinations was 34% and 53%, respectively. Net income less dividends declared represented 7% and 9% of the total increase for the same periods, respectively.

(4)             Annualized for the nine-month periods ended September 30, 2005 and 2004.

(5)             Nonperforming loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.

(6)             Nonperforming assets include nonperforming loans and other real estate owned.

GAAP Reconciliation and Management Explanation for Non-GAAP Financial Measures

Certain financial information included in our summary consolidated financial data is determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “tangible book value per share,” “tangible equity to tangible assets,” “return on average tangible equity,” “return on average tangible assets,” “average tangible equity to average tangible assets” and “earning assets.”  Our management uses these non-GAAP measures in its analysis of our performance.

•       “Tangible book value per share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding. This measure is important to investors interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing the tangible assets of the company. For companies such as ours that have engaged in multiple business combinations, purchase accounting can result in the recording of significant amounts of goodwill related to such transactions.

•       “Tangible equity to tangible assets” is defined as total equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets. This measure is important to investors interested in the equity to assets ratio exclusive of the effect of changes in intangible assets on equity and total assets.

•       “Return on average tangible equity” is defined as annualized earnings for the period divided by average equity reduced by average goodwill and other intangible assets. “Return on average tangible assets” is defined as annualized earnings for the period divided by average assets reduced by average goodwill and other intangible assets. We believe these measures are important when measuring the company’s performance exclusive of the effects of goodwill and other intangibles recorded in recent acquisitions, and these measures are used by many investors as part of their analysis of the company’s performance.

•       “Average tangible equity to average tangible assets” is defined as average total equity reduced by recorded average intangible assets divided by average total assets reduced by recorded average intangible assets. This measure is important to many investors that are interested in the equity to asset ratio exclusive of the effect of changes in average intangible assets on average equity and average total assets.

•       “Earning assets” is defined as total assets plus the allowance for loan losses less cash and due from banks, premises and equipment, goodwill and intangible assets, other assets, unrealized gains (losses) on securities and nonperforming loans. This measure is important to many investors because for financial institutions, their net interest income is directly related to their level of earning assets.

These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures which may be presented by other companies. The following reconciliation table provides a more detailed analysis of these non-GAAP performance measures.

	Nine Months Ended
	September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Dollars in thousands, except percentages and per share amounts)
Book value per common share.	$15.99	$13.57	$14.84	$11.40	$9.01	$7.49	$6.97
Effect of intangible assets per share	(5.83)	(5.46)	(4.65)	(3.89)	(1.42)	(0.10)	(0.11)
Tangible book value per common share	$10.16	$8.11	10.19	$7.51	$7.59	$7.39	$6.86
Equity to assets	12.62%	11.23%	13.71%	10.26%	8,13%	8.10%	7.91%
Effect of intangible assets	(4.22)	(4.20)	(3.87)	(3.26)	(1.19)	(0.10)	(0.11)
Tangible equity to tangible assets	8.40%	7.03%	9.84	7.00	6.94	8.00	7.80
Return on average assets	0.76%	0.89%	0.91%	0.95%	1.11%	0.67%	0.90%
Effect of intangible assets	0.04	0.04	0.04	0.02	0	0	0.01
Return on average tangible assets	0.80%	0.93%	0.95%	0.97%	1.11%	0.67%	0.91%
Return on average equity	5.67%	8.60%	8.32%	10.56%	13.72%	8.53%	11.60%
Effect of intangible assets	3.15	4.71	4.58	3.28	0.18	0.12	0.21
Return on average tangible equity	8.82%	13.31%	12.90%	13.84	13.90	8.65	11.81
Average equity to average assets	13.37	10.37%	10.92	9.00%	8.08%	7.90%	7.79%
Effect of average intangible assets	(4.35)	(3.41)	(3.59)	(1.99)	(0.10)	(0.11)	(0.12)
Average tangible equity to average tangible assets	9.02%	6.96%	7.33%	7.01%	7.98%	7.79%	7.67%
Total assets	$1,613,806	$1,215,373	$1,274,136	$944,278	$742,232	$547,845	$512,496
Plus:
Allowance for loan losses	12,267	11,262	11,061	8,726	7,538	5,522	5,099
Less:
Cash and due from banks	(24,953)	(23,442)	(20,723)	(17,584)	(18,113)	(18,097)	(16,332)
Premises and equipment	(37,420)	(32,413)	(31,548)	(25,813)	(20,774)	(14,807)	(13,305)
Intangible assets	(74,225)	(54,896)	(54,745)	(33,043)	(9,522)	(566)	(631)
Other assets	(29,660)	(24,215)	(23,646)	(22,010)	(14,525)	(10,685)	(10,549)
Unrealized gains (losses) on securities	(2,179)	(862)	64	(716)	(3,015)	(1,583)	(179)
Nonaccrual loans	(5,957)	(4,905)	(10,059)	(3,333)	(5,506)	(473)	(1,602)
Earning assets	$1,451,679	$1,085,902	$1,144,540	$850,505	$678,315	$507,156	$474,997

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF MOUNTAIN BANCSHARES

The following table sets forth certain consolidated financial information of Mountain Bancshares. The information for the years ended December 31, 2004 and 2003 is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Mountain Bancshares for the years ended December 31, 2004 and 2003, which are included in this proxy statement/prospectus. Mountain Bancshares commenced operations in 2003. As a result, consolidated financial information for the years ended December 31, 2002, 2001 and 2000 is not presented.

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2005	2004	2004	2003
	(Dollars in thousands, except per share amounts)
Summary Balance Sheet Data:
Total loans	88,556	53,328	60,479	29,248
Allowance for loan losses	(885)	(526)	(605)	(292)
Net loans	87,671	52,802	59,874	28,956
Assets	124,346	68,286	81,136	45,988
Deposits	111,900	57,223	69,907	34,754
Subordinated debt	0	0	0	0
Shareholders’ equity	11,980	10,927	11,115	10,799
Summary Income Statement:
Net interest income	3.339	1,919	2,768	719
Provision for loan losses	281	241	312	292
Net interest income after provision for loan losses	3,058	1,678	2,456	426
Other income	469	287	439	23
Other expense	2,569	1,833	2,560	1,346
Income tax expense	58	0	0	0
Net income	900	132	335	(897)
Per Common Share:
Net income—basic	0.75	0.11	0.28	(0.75)
Net income—diluted	0.74	0.09	0.28	(0.75)
Cash dividends declared	0	0	0	0
Book value	9.98	9.11	9.26	9.00
Average Balances:
Total loans	73,875	42,417	46,214	6,668
Intangible assets	0	0	0	0
Assets	92,976	59,326	62,967	33,234
Deposits	81,058	48,717	52,259	21,517
Shareholders’ equity	11,466	10,726	10,774	11,007
Other Data:
Number of:
Common shares outstanding	1,200,000	1,200,000	1,200,000	1,200,000
Basic average shares outstanding	1,200,000	1,200,000	1,200,000	1,200,000
Diluted average shares outstanding	1,565,000	1,540,000	1,540,000	1,330,000
Performance Ratios:
Return on average assets	0.97%	0.22%	0.53%	(2.70)%
Return on average equity	7.85%	1.23%	3.11%	(8.15)%
Average loans to average deposits	91.14%	87.07%	88.43%	30.99
Asset Quality Ratios:
Nonperforming loans to net loans	0	0	0	0
Nonperforming assets to total assets	0	0	0	0
Net charge-offs to average total loans	0	0	0	0
Allowance for loan losses to total nonperforming loans	0	0	0	0
Allowance for loan losses to total loans	1.0%	1.0%	1.0%	1.0%
Capital Ratios:
Average equity to average assets	12.33%	18.08%	17.11%	33.12%
Leverage ratio	11.23%	16.04%	14.93%	27.27%
Tier I risk-based capital ratio	11.67%	17.26%	15.20%	28.21%
Total risk-based capital ratio	12.53%	18.11%	16.04%	28.97%

COMPARATIVE SHARE DATA REGARDING GB&T AND MOUNTAIN BANCSHARES

The following table sets forth certain unaudited comparative per share data relating to consolidated shareholders’ equity (book value) per common share, cash dividends declared per common share and income from continuing operations per common share. This information is presented: (i) on a historical basis for Mountain Bancshares and GB&T, (ii) on a pro forma combined basis per share of GB&T stock to reflect completion of the acquisition, and (iii) on an equivalent pro forma basis per share of Mountain Bancshares stock to reflect completion of the acquisition, assuming it was effective for the periods presented. The pro forma information has been prepared giving effect to the acquisition using the purchase accounting method. This information should be read in conjunction with the historical financial statements and related notes of both entities included or incorporated by reference herein. The pro forma information should not be relied upon as being indicative of the historical results that would have resulted if GB&T and Mountain Bancshares had actually been combined.

	As of and for the Nine Months Ended September 30, 2005	As of and for the Year Ended December 31, 2004
Book value per share:
GB&T	$15.99	$14.84
Mountain Bancshares	9.98	9.26
Pro forma combined	17.21	16.22
Per equivalent Mountain Bancshares share(1)	15.34	14.45
Cash dividends per share:
GB&T	$0.25	$0.30
Mountain Bancshares	—	—
Pro forma combined	0.25	0.30
Per equivalent Mountain Bancshares share(1)	0.22	0.27
Net income per share (basic):
GB&T	$0.66	$1.05
Mountain Bancshares	0.75	0.28
Pro forma combined	0.65	0.93
Per equivalent Mountain Bancshares share(1)	0.58	0.83
Net income per share (diluted):
GB&T	$0.65	$1.04
Mountain Bancshares	0.74	0.28
Pro forma combined	0.62	0.88
Per equivalent Mountain Bancshares share(1)	0.55	0.78

(1)          Calculated by multiplying the Pro Forma Combined information by the exchange ratio of 0.8911.

RISK FACTORS RELATING TO THE MERGER

If the merger is consummated, you will receive shares of GB&T common stock in exchange for your shares of Mountain Bancshares common stock. An investment in GB&T common stock is subject to a number of risks and uncertainties, many of which also apply to your existing investment in Mountain Bancshares common stock. Risks and uncertainties relating to general economic conditions are not summarized below. Those risks, among others, are highlighted on page 18 under the heading “A Warning About Forward-Looking Statements.”

However, there are a number of other risks and uncertainties relating to GB&T and your decision regarding the merger that you should consider in addition to the risks and uncertainties associated with financial institutions generally. Many of these risks and uncertainties could affect GB&T’s future financial results and may cause GB&T’s future earnings and financial condition to be less favorable than GB&T’s expectations. This section summarizes those risks.

Your merger consideration is fixed despite a change in GB&T’s stock price.

Each share of Mountain Bancshares common stock you own will be converted into the right to receive 0.8911 shares of GB&T common stock and cash in the amount of $8.40. The price of GB&T common stock you receive may vary from its price at the date of this proxy statement/prospectus and at the date of Mountain Bancshares’ special meeting. Such variations in the price of GB&T common stock may result from changes in the business, operations or prospects of GB&T, regulatory considerations, general market and economic conditions and other factors. At the time of the special meeting, you will not know the exact value of the consideration you will receive when the merger is completed.

The trading volume in GB&T’s common stock has been low and the sale of substantial amounts of GB&T’s common stock in the public market could depress the price of its common stock.

The trading volume in GB&T’s common stock on the Nasdaq National Market has been relatively low when compared with larger companies listed on the Nasdaq National Market or the stock exchanges. Because of this, it may be more difficult for you to sell a substantial number of shares for the same price at which you could sell a smaller number of shares. We cannot say with any certainty that a more active and liquid trading market for GB&T’s common stock will develop in the future.

We cannot predict the effect, if any, that future sales of GB&T’s common stock in the market, or the availability of shares of common stock for sale in the market, will have on the market price of its common stock. We, therefore, can give no assurance that sales of substantial amounts of common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of GB&T’s common stock to decline or impair its future ability to raise capital through sales of common stock.

Significant risks accompany the recent rapid expansion of GB&T.

GB&T has recently experienced significant growth through acquisitions, including the acquisition of First National Bank of Gwinnett in March 2005. These acquisitions could place a strain on GB&T’s resources, systems, operations and cash flow. GB&T’s ability to manage these acquisitions will depend on its ability to monitor operations and control costs, maintain effective quality controls, expand its internal management and technical and accounting systems and otherwise successfully integrate acquired businesses. If it fails to do so, GB&T’s business, financial condition and operating results will be negatively impacted.

GB&T faces risks with respect to future expansion and acquisitions or mergers.

GB&T continuously seeks to acquire other financial institutions or parts of those institutions and may continue to engage in de novo branch expansion in the future. Acquisitions and mergers and expansions into new markets involve a number of risks, including:

•       the time and costs associated with identifying and evaluating potential acquisitions and merger partners may negatively affect GB&T’s business;

•       the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution may not be accurate;

•       the time and costs of evaluating new markets, hiring experienced local management and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion, may negatively affect GB&T’s business;

•       GB&T may not be able to finance an acquisition without diluting its existing shareholders;

•       the diversion of GB&T’s management’s attention to the negotiation of a transaction may detract from their business productivity;

•       GB&T may enter into new markets where it lacks experience;

•       GB&T may introduce new products and services into its business with which it has no prior experience; and

•       GB&T may incur an impairment of goodwill associated with an acquisition and experience adverse short-term effects on its results of operations.

If GB&T is unable to integrate the operations of Mountain Bancshares successfully, our combined business and earnings may be negatively affected.

The merger of Mountain Bancshares and GB&T involves the integration of companies that have previously operated independently, and no assurance can be given that we will be able to integrate our operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of our respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Successful integration of each entity’s operations will depend primarily on our ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. If we have difficulties with the integration, we might not achieve the economic benefits we expect to result from the merger. In addition, we may experience greater than expected costs or difficulties relating to the integration of the business of Mountain Bancshares and may not realize expected cost savings from the merger within the expected time frame.

GB&T may not pay dividends in the future.

GB&T has historically paid quarterly dividends on its common stock. However, no assurance can be provided that GB&T will continue to pay dividends following the merger. After the merger, GB&T’s ability to pay dividends will depend largely on the ability of GB&T’s bank subsidiaries to pay dividends to GB&T, which will be based primarily on those subsidiary banks’ earnings, capital requirements and financial condition, among other factors. Bank holding companies and their bank subsidiaries are both subject to significant regulatory restrictions on the payment of cash dividends. GB&T’s dividend policy will depend on its earnings, capital requirements and financial condition, as well as other factors its board of directors considers relevant.

Departures of our key personnel may harm our ability to operate successfully.

GB&T’s success has been and continues to be largely dependent upon the services of Richard A. Hunt, its president and chief executive officer, other members of its senior management team, including its senior loan officers, and its board of directors, many of whom have significant relationships with GB&T’s customers. GB&T’s continued success will depend, to a significant extent, on the continued service of these key personnel. The prolonged unavailability or the unexpected loss of any of them could have an adverse effect on GB&T’s financial condition and results of operations. We cannot be assured of the continued service of GB&T’s senior management team or board of directors.

Risks associated with unpredictable economic and political conditions may be amplified as a result of our limited market area.

Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may adversely affect our profitability. Because the majority of our borrowers are, and after the merger will be, individuals and businesses located and doing business in Hall, Polk, Paulding, Cobb, Carroll, Bartow, Baldwin, Putnam, Clarke, Oconee, Gwinnett, Lumpkin, Dawson and Forsyth Counties, Georgia, our success will depend significantly upon the economic conditions in those and the surrounding counties. Unfavorable economic conditions in those and the surrounding counties may result in, among other things, a deterioration in credit quality or a reduced demand for credit and may harm the financial stability of our customers. Due to our limited market areas, these negative conditions may have a more noticeable effect on us than would be experienced by a larger institution more able to spread these risks of unfavorable local economic conditions across a large number of diversified economies.

The exercise of warrants or options to purchase common stock of Mountain Bancshares and GB&T will dilute your proportionate interest in GB&T and may hinder GB&T’s ability to raise additional capital on the most favorable terms.

If the merger is completed, each existing warrant and option to purchase Mountain Bancshares common stock will be converted into the right to purchase1.273 shares of GB&T common stock. Holders of these options and GB&T’s directors, officers and employees who hold options to purchase GB&T common stock may exercise those options, which would result in the dilution of your proportionate interest in GB&T. These individuals will have the opportunity to profit from any rise in the market value of the common stock or any increase in GB&T’s net worth. As of December 31, 2005, there were 205,000 warrants and 138,000 options outstanding to purchase Mountain Bancshares common stock and 781,131 options outstanding to purchase GB&T’s common stock. Following the completion of the merger, there will be 1,217,770 options and warrants outstanding to purchase GB&T common stock, which will represent, post-merger, 7.9% of the issued and outstanding common stock of GB&T on a fully diluted basis. The exercise of warrants or options for the purchase of our common stock also could adversely affect the terms on which GB&T can obtain additional capital. For instance, the holders of warrants or options may choose to exercise their warrants or options, when instead the securities underlying those warrants and options could be offered to others on terms and at prices more favorable to us than the terms and exercise prices provided for in the warrants or options.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus and the documents or information incorporated by reference in this proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or our performance after the merger. When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in our forward-looking statements. You should consider these important factors when you vote on the merger. Factors that may cause actual results to differ materially from those contemplated by our forward-looking statements include the following:

•       our operating costs after the merger may be greater than expected, and our cost savings from the merger may be less than expected, or we may be unable to obtain those cost savings as soon as expected;

•       we may be unable to successfully integrate Mountain Bancshares or we may have more trouble integrating acquired businesses than we expected;

•       we could lose our key personnel, including the Mountain Bancshares personnel we will employ as a result of the merger, or spend a greater amount of resources attracting, retaining and motivating them than we have in the past;

•       competition among depository and other financial institutions may increase significantly;

•       changes in the interest rate environment may reduce operating margins;

•       general economic or business conditions, including acquisition and growth opportunities, may be worse than expected;

•       legislative or regulatory changes may adversely affect our businesses; and

•       the continuing war in Iraq, the military deployment in Afghanistan and the war on terrorism, as well as actions taken or to be taken by the United States and other governments as a result of future acts or threats of terrorism.

We have based our forward-looking statements on our current expectations about future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee you that these expectations actually will be achieved. We are under no duty to update any of the forward-looking statements after the date of this proxy statement/prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled “Risk Factors Relating to the Merger.”  You should also consider the cautionary statements contained in GB&T’s and Mountain Bancshares’ filings with the Securities and Exchange Commission.

DETAILS OF THE PROPOSED MERGER

Background of and Reasons for the Merger

Since Mountain Bancshares’ inception in April 2003, its board of directors and executive management have held frequent strategic planning sessions to determine the best courses of action to assure the delivery of a superior value to shareholders. Beginning in early 2004, Mountain Bancshares retained the advisory services of Elaine Demarest of Demarest Strategy Group to assist Mountain Bancshares in various projects, including strategic planning. During the course of their formal planning sessions, Mountain Bancshares’ board of directors repeatedly discussed subjects pertaining to shareholder value, including 3-to-5 year growth and profit expectations, the prospects of long-term independence, the current environment on bank merger pricing and the pros and cons of selecting a merger partner as Mountain State Bank approached the third anniversary of its charter date.

At the May, 2005 planning session, Mountain Bancshares’ board of directors appointed Mountain Bancshares’ President and Chief Executive Officer, John Lewis, as coordinator of efforts to consider future merger offers and established basic procedural guidelines for handling future expressions of interest.

GB&T has been seeking the right opportunity to enter the Dawson and Forsyth County markets for several years. Richard Hunt, the Chief Executive Officer of GB&T, and John Lewis have been business acquaintances and colleagues for a number of years. Their banking careers have been in the same geographical area and with the same emphasis on community banking.

Knowing that Mountain Bancshares was facing a strategic decision as it approached its third anniversary of operations, i.e., continuing its independent path in an increasingly expensive regulatory environment, or pursuing a strategic partnership with another banking group, Mr. Hunt approached Mr. Lewis in early July of 2005 to determine if there was any interest on the part of Mountain Bancshares in opening discussions about a merger between Mountain Bancshares and GB&T. Mr. Lewis acknowledged that this was a decision the Mountain Bancshares board of directors would need to examine.

At the August 12, 2005 strategic planning session with Ms. Demarest, Mr. Lewis informed Mountain Bancshares’ board of directors of his discussions with Mr. Hunt. The board authorized Mr. Lewis to pursue additional discussions with Mr. Hunt regarding a potential merger with GB&T. In early fall 2005, Mr. Lewis advised Mr. Hunt that the Mountain Bancshares board of directors would be interested in reviewing preliminary pricing numbers as a way of exploring Mountain Bancshares’ alternatives. GB&T prepared preliminary numbers using GB&T’s pricing model for acquisitions. Ms. Demarest assisted Mountain Bancshares in evaluating the alternative business paths and GB&T’s preliminary numbers. Upon learning of GB&T’s first pricing indication, the Mountain Bancshares board of directors determined that the initial price was not sufficient to pursue and that shareholder interests would be better served by continued execution of Mountain Bancshares’ independent business plan unless a higher price was attainable.

In the course of the preliminary discussions with GB&T, another potential acquirer expressed interest in a potential merger with Mountain Bancshares. On October 14, 2005, Mountain Bancshares’ board of directors authorized Mr. Lewis and Ms. Demarest to provide the second acquirer an opportunity to express a preliminary offer. On November 15, 2005, the second acquirer indicated a preliminary price and transaction terms to Ms. Demarest. After discussions among Mountain Bancshares board members, Ms. Demarest was authorized to reject the second acquirer’s indication of interest with no further pricing discussions. Mr. Lewis and Ms. Demarest were further authorized to continue to work with GB&T Bancshares to try and craft an acceptable higher priced offer. The parties continued to exchange financial data, discuss synergies and cost savings and project combined results of the two companies. By November 17, 2005, the two parties had reached an agreement on pricing that Mr. Lewis and

Ms. Demarest deemed sufficient to take to the Mountain Bancshares board of directors and that alleviated the need to seek further alternative offers from other parties.

Mr.  Lewis and Ms. Demarest then discussed GB&T’s offer with Mountain Bancshares’ board’s executive committee, obtaining authority to permit a presentation by GB&T’s executives to the full Mountain Bancshares board of directors on the potential for a merger of the two companies. Mr. Hunt and Greg Hamby, Chief Financial Officer of GB&T, made a presentation to the Mountain Bancshares board of directors on November 21, 2005 and answered all questions from the board members. After the GB&T representatives departed the meeting, Ms. Demarest joined by conference call to present extensive financial analysis of the proposal to the full Mountain Bancshares board of directors. After questions and deliberation, the Mountain Bancshares board of directors determined to proceed with the GB&T merger.

By the end of November, 2005, Mountain Bancshares and GB&T had agreed on the significant terms of a merger between the institutions, including the split between stock and cash consideration, the treatment of option holders and price protection in the event of fluctuations in the market price of GB&T’s common stock. Until the merger agreement was executed, negotiations continued pertaining to specific management and employee issues and employment agreements.

On December 7, 2005, at a special meeting of Mountain Bancshares board of directors, Powell Goldstein, LLP delivered a full legal briefing of the board’s duties when considering a merger transaction and Ms. Demarest delivered a complete financial analysis of GB&T’s final offer. After thorough discussion, the Mountain Bancshares board of directors voted unanimously to accept the offer from GB&T according to the agreement and transaction documents presented at the meeting and subject to the receipt of a fairness opinion acceptable to the board.

From December 8, 2005 through December 19, 2005, the two parties performed their respective due diligence investigations and their respective legal counsel negotiated the definitive agreement. Mountain Bancshares obtained an acceptable fairness opinion on the transaction from BankersBanc Capital Corporation on December 15, 2005. The definitive agreement was executed and announced by the parties by joint press release on December 19, 2005.

Mountain Bancshares’ Reasons for the Merger

The Mountain Bancshares board of directors has unanimously approved the merger agreement and determined that the merger is in the best interests of Mountain Bancshares and its shareholders. The terms of the merger agreement were the results of arms-length negotiations between the representatives of Mountain Bancshares and GB&T. The board of directors considered, among other matters, the following reasons as material in deciding to approve and recommend the terms of the merger:

•       The value of the consideration to be received by Mountain Bancshares’ shareholders relative to the book value and earnings per share of Mountain Bancshares common stock;

•       Certain information concerning the financial condition, results of operations and business prospects of GB&T;

•       The financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with GB&T;

•       The alternatives to the merger, including remaining an independent institution;

•       The competitive and regulatory environment for financial institutions generally;

•       The fact that the merger will enable Mountain Bancshares shareholders to exchange their shares of Mountain Bancshares common stock, in a partially tax-free transaction, for cash and shares of common stock of a larger company, the stock of which is more widely held and more liquid than that of Mountain Bancshares;

•       The opinion of BankersBanc Capital Corporation that the consideration to be received by Mountain Bancshares’ shareholders as a result of the merger is fair from a financial point of view;

•       The complementary aspects of Mountain Bancshares’ and GB&T’s businesses, including customer focus, geographic coverage and business orientation;

•       The potential expense-saving opportunities, and the fact that former Mountain Bancshares shareholders may participate in the benefits of such opportunities, as well as in the benefit of any potential incremental revenue enhancement opportunities, on a going forward basis as GB&T shareholders; and

•       The belief of Mountain Bancshares’ board of directors that a combination with GB&T will allow its shareholders to elect to participate in a combined company that will have better future prospects than it would likely have achieved on a stand-alone basis or through a combination with other potential merger partners, with greater market penetration and more diversified customer bases and revenue sources.

The board of directors of Mountain Bancshares also considered a variety of risks and potentially negative factors in its deliberations concerning the merger, including, among other matters, the following:

•       the loss of control over the future operations of Mountain Bancshares following the merger;

•       the fixed nature of the exchange ratio and the risk that if there is a decrease in the market price of GB&T common stock before the merger is completed the value to be received by shareholders of Mountain Bancshares will be reduced; and

•       the other risks described in this proxy statement/prospectus under “Risk Factors.”

The Mountain Bancshares board of directors does not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential benefits of the merger.

The board of directors of Mountain Bancshares believes that the merger is in the best interests of Mountain Bancshares and its shareholders, and each member of the board has agreed to vote such member’s shares of Mountain Bancshares common stock in favor of the merger. MOUNTAIN BANCSHARES’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MOUNTAIN BANCSHARES SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

The discussion of the information and reasons considered by Mountain Bancshares’ board of directors above is not intended to be exhaustive, but includes material factors considered by the board. In reaching its determination to approve and recommend the merger, the board did not assign any specific or relative weight to any of the reasons above, and individual directors may have weighed reasons differently.

GB&T’s Reasons for the Merger

The board of directors of GB&T believes that the size of the combined organization, approximately $1.7 billion in total consolidated assets as of September 30, 2005, is sufficiently large to take advantage over time of certain economies of scale but is still small enough to maintain the competitive advantages management believes are afforded community-oriented banks over the larger regional and super-regional banks. GB&T’s management believes that in the current regulatory and competitive environment, large organizations with greater economies of scale, including the ability to spread largely fixed regulatory compliance costs over a larger gross income base and the ability to attract management talent able to compete in a more sophisticated financial services environment, will be more successful than separate smaller organizations such as Mountain Bancshares or GB&T. Management of GB&T believes that there is a future for community banks in the financial services industry but that community banks will be required to achieve a critical size to maintain above-average economic performance. The board of directors of GB&T also views Mountain Bancshares as offering a solid franchise in attractive adjacent markets. The acquisition of Mountain Bancshares will also be complementary to the acquisition strategy GB&T began in 1999 to develop a network of banking institutions beyond the perimeter of Atlanta, Georgia. GB&T also considers the Dawson and Forsyth County markets to be particularly attractive new market areas.

Opinion of Mountain Bancshares’ Financial Advisor

Mountain Bancshares retained BankersBanc Capital Corporation to provide its opinion as to the fairness from a financial viewpoint of the merger consideration to Mountain Bancshares’ shareholders, warrant holders and option holders. As part of its investment banking business, BankersBanc Capital Corporation is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. The board of directors of Mountain Bancshares retained BankersBanc Capital Corporation based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

On December 9, 2005, BankersBanc Capital Corporation rendered its oral opinion, and on December 15, 2005, BankersBanc Capital Corporation rendered its written opinion to Mountain Bancshares’ board of directors that, as of such dates, the merger consideration was fair, from a financial point of view, to the shareholders, warrant holders and option holders of Mountain Bancshares.

The full text of the fairness opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix C to this proxy statement/prospectus. The shareholders of Mountain Bancshares are urged to read BankersBanc Capital Corporation’s fairness opinion carefully and in its entirety. The fairness opinion is addressed to the board of directors of Mountain Bancshares and does not constitute a recommendation to any shareholder of Mountain Bancshares as to how such shareholder should vote at Mountain Bancshares’ special meeting.

In connection with the fairness opinion, BankersBanc Capital Corporation:

(1)   analyzed certain audited and unaudited financial statements and other information of GB&T and Mountain Bancshares; (2) reviewed and discussed with appropriate management personnel of GB&T and Mountain Bancshares the past and current business activities and financial results and the business and financial outlook for GB&T and Mountain Bancshares; (3) reviewed the historical price and trading activity of the common stock of GB&T; (4) compared certain financial and stock market data relating to GB&T with similar data of other publicly held banking institutions; (5) performed an analysis comparing the pro forma consequences of the merger to Mountain Bancshares shareholders with respect to earnings per share, book value per share, and dividends per share represented by the consideration they will receive in the merger to those same measures represented by the Mountain Bancshares common shares they currently hold; (6) reviewed the prices paid in certain comparable acquisition transactions of community banking institutions and the multiples of earnings and book value and the level of core deposit base premium received by the selling institutions to those same measures for this transaction; (7) analyzed the relative contribution of each Mountain Bancshares and GB&T to the combined measures of certain key balance sheet and net income amounts and compared these relative contribution percentages to the relative ownership percentages assuming the transaction consideration was paid entirely in GB&T common shares; (8) reviewed the Agreement and Plan of Reorganization; (9) considered the financial implications of certain other strategic alternatives available to Mountain Bancshares; and (10) performed such other analyses as BankersBanc Capital Corporation deemed appropriate.

In conducting its analysis and arriving at its opinion, BankersBanc Capital Corporation assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purposes of the opinion. BankersBanc Capital Corporation also relied upon the management of Mountain Bancshares with respect to the reasonableness and achievability of the financial forecast (and the assumptions and bases underlying such forecast) provided to it. Mountain Bancshares instructed BankersBanc Capital Corporation that, for the purposes of its opinion, BankersBanc Capital Corporation should assume that such forecast will be realized in the amounts and in the time periods currently estimated by the management of Mountain Bancshares. BankersBanc Capital Corporation also assumed, with Mountain Bancshares’ consent, that the aggregate allowances for loan losses for each of GB&T and Mountain Bancshares are adequate to cover such losses. BankersBanc Capital Corporation is not an expert in the evaluation of allowances for loan losses and has not reviewed any individual credit files. BankersBanc Capital Corporation did not make, nor was it furnished with, independent valuations or appraisals of the assets or liabilities of either GB&T or Mountain Bancshares or any of their subsidiaries. BankersBanc Capital Corporation did not, and was not asked to, express any opinion about what the value of GB&T common shares actually will be when issued to the holders of Mountain Bancshares common shares pursuant to the merger or the price at which GB&T common shares will trade subsequent to the merger.

No limitations were imposed by Mountain Bancshares or the board of directors of Mountain Bancshares on the scope of BankersBanc Capital Corporation’s investigation or the procedures to be followed by BankersBanc Capital Corporation in rendering its opinion. BankersBanc Capital Corporation did not contact any bank holding companies to determine their level interest in acquiring Mountain Bancshares. BankersBanc Capital Corporation was aware that one other bank holding company expressed interest in acquiring Mountain Bancshares, but at a valuation level below that represented by the transaction with GB&T. The opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to BankersBanc Capital Corporation as of, the date of the analysis.

In arriving at the opinion that this transaction is fair, from a financial point of view, to shareholders, warrant holders and option holders of Mountain Bancshares, BankersBanc Capital Corporation developed an opinion of the value of Mountain Bancshares common shares should the institution remain independent and analyzed such value in light of the premium represented by the consideration and terms of the merger. In connection with rendering its opinion to the board of directors of Mountain Bancshares, BankersBanc Capital Corporation also reviewed a variety of generally recognized valuation methodologies and merger analyses and performed those which it believed were most appropriate for developing its opinion of fairness, from a financial point of view.

The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its fairness opinion, BankersBanc Capital Corporation did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevancy of each analysis and factor. None of the analyses performed by the BankersBanc Capital Corporation were assigned a greater significance by BankersBanc Capital Corporation than any other. Accordingly, BankersBanc Capital Corporation believes that its analyses must be considered as a whole and that a review of selected portions of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion and any conclusions reached therein. In its analyses, BankersBanc Capital Corporation made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond GB&T’s and Mountain Bancshares’ control. Any estimates contained in BankersBanc Capital Corporation’s analyses are not necessarily indicative of actual values or predictive of future results or values that may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. In addition, as described above, BankersBanc Capital Corporation’s opinion was only one of many factors taken into consideration by the board of directors of Mountain Bancshares in making its determination to approve the Agreement and Plan of Reorganization.

The following is a brief summary of analyses performed by BankersBanc Capital Corporation in connection with its opinion delivered to Mountain Bancshares’ management and board of directors on December 9, 2005 and December 15, 2005.

Summary of Proposal

BankersBanc Capital Corporation reviewed the terms of the proposed transaction as reflected in the Agreement and Plan of Reorganization. BankersBanc Capital Corporation noted that based on the recent price of GB&T’s common stock of $22.00, the cash payment of $8.40 per Mountain Bancshares share and distribution of 0.8911 shares of GB&T common stock per share of Mountain Bancshares common stock would provide Mountain Bancshares stockholders a per share value of $28.00. Additionally, all of Mountain Bancshares’ outstanding warrants and options will be assumed by GB&T such that each former warrant or option holder will receive an option to purchase 1.273 shares of GB&T common stock for each share of Mountain Bancshares common stock that he or she could acquire pursuant to exercising former Mountain Bancshares warrants or options. The exercise prices of these new GB&T options will be the former exercise prices of the Mountain Bancshares options or warrants divided by 1.273. BankersBanc Capital Corporation calculated the total transaction value to be approximately $40.38 million. The Agreement and Plan of Reorganization also provides that if, at the effective time of the merger, the average closing price per share of GB&T common stock for the twenty preceding trading days is less than $19.00, then Mountain Bancshares may demand renegotiation of the exchange ratios described above. If, at the effective time of the merger, this average closing GB&T stock price is above $26.00, then GB&T may demand renegotiation of such exchange ratios. If, after 15 days of negotiation, the exchange ratios are not renegotiated to the satisfaction of either party, the dissatisfied party may withdraw and declare the merger terminated.

Indicated Value of Mountain Bancshares as an Independent Bank

BankersBanc Capital Corporation undertook an analysis addressing the range of potential values which would be implied if Mountain Bancshares were to remain an independent bank. BankersBanc Capital Corporation computed this range of values based on a discounted cash flow analysis, relying on projections BankersBanc Capital Corporation extrapolated from Mountain Bancshares’ 2006 budgeted forecast. In this analysis methodology, BankersBanc Capital Corporation assumed stockholders received, in addition to a projected dividend stream, a terminal valuation at December 31, 2008 derived by applying earnings multiples ranging from 14.0 times to 20.0 times to Mountain Bancshares’ forecasted 2008 net income. BankersBanc Capital Corporation assumed that no warrants or options were converted to common stock during this period. These amounts were discounted at a 12% rate and indicated net present values to Mountain Bancshares stockholders, warrant holders and option holders of between $25.4 million and $35.5 million. These amounts are appropriately compared to the total transaction value of the merger with GB&T of $40.38 million.

Per Share Merger Consequences Analysis

BankersBanc Capital Corporation compared the estimated 2006 earnings and book value per share measures of Mountain Bancshares common stock on a stand-alone basis to the equivalent pro forma earnings and book value per share amounts of GB&T common shares which would be received in the merger. For this comparison BankersBanc Capital Corporation assumed the $8.40 cash payment per share to be received by Mountain Bancshares shareholders was reinvested on an after tax basis into shares of GB&T common stock at $22.00 per share. For this analysis BankersBanc Capital Corporation used earnings and book value per share estimates for Mountain Bancshares prepared by Mountain Bancshares management and earnings per share estimates for GB&T prepared by independent equity research analysts and confirmed by GB&T management. BankersBanc Capital Corporation concluded that, on an equivalent share basis, the merger would result in an earnings per share increase of 32.1% in 2006 for Mountain Bancshares stockholders in the combined company over the earnings per share amount anticipated were Mountain Bancshares to remain an independent entity. Similarly, BankersBanc Capital Corporation concluded that the merger would result in an increase of 113.1% in book value on an equivalent per share basis for Mountain Bancshares stockholders as a result of the merger.

BankersBanc Capital Corporation also noted that GB&T shareholders receive a regular quarterly cash dividend while Mountain Bancshares does not pay any cash dividends.

Precedent Transaction Analysis

BankersBanc Capital Corporation selected and reviewed the terms of twenty-one acquisitions of community banks announced since January 1, 2003 in which the selling institution had characteristics similar to Mountain Bancshares and had total assets of between $45 million and $150 million. BankersBanc Capital Corporation noted in particular the prices paid in these acquisitions as a multiple of earnings and book value and the transaction consideration paid in excess of tangible book value as a percentage of core deposits. BankersBanc Capital Corporation also reviewed and considered other data in connection with each of these acquisitions including the level of earnings and the capital level of the acquired institutions and the return on equity and the return on assets of the acquired institutions. This information is presented in the following table:

						Price/	Core
			Total	Deal	Price/	LTM	Deposit			Equity/
			Assets	Value	Book	Earn	Premium	ROAA	ROAE	Assets
Seller	City	State	($000)	($M)	(%)	(x)	(%)	(%)	(%)	(%)
CommonWealth Bank	Richmond	VA	129,802	24.8	274.28	28.24	16.60	0.79	11.39	6.17
Millenium Bank	Gainesville	FL	95,310	25.4	310.94	34.44	24.61	0.85	9.31	8.56
Baldwin Bancshares, Inc.	Milledgeville	GA	131,021	31.6	276.50	21.74	22.27	1.16	13.44	8.66
Abbeville Capital Corporation	Abbeville	NC	69,109	15.0	199.73	16.52	17.01	1.28	12.71	10.19
Southern Heritage Bancorp, Inc.	Oakwood	GA	117,763	25.4	267.16	26.28	20.21	0.77	8.19	10.64
Cypress Bancshares, Inc.	Palm Coast	FL	108,044	26.7	315.46	36.42	19.90	0.81	9.45	7.81
FNB Bancshares, Inc.	Gaffney	SC	71,729	15.8	188.46	23.26	13.70	0.84	8.56	10.53
Quincy State Bank	Qunicy	FL	119,221	26.1	233.35	9.83	19.09	2.14	24.48	9.38
American City Bancorp, Inc.	Tullahoma	TN	125,830	21.3	249.24	30.11	14.55	1.17	14.98	7.48
Coquina Bank	Ormond Beach	FL	98,423	29.7	277.40	23.16	25.95	1.39	12.90	10.88
Friendship Bancshares, Inc.	Friendship	TN	82,805	9.4	290.37	NM	12.67	1.09	10.65	10.25
Community Bank of Smith County	Carthage	TN	76,107	5.9	198.80	18.52	13.14	0.86	10.61	7.76
Premier Bancorp, Inc.	Brentwood	TN	149,375	37.1	416.76	35.75	30.31	0.80	9.73	8.06
First Community Bancorp	Pahokee	FL	150,883	26.6	249.95	19.98	12.70	1.45	19.16	7.53
People's Community Capital Corp.	Aiken	SC	121,460	39.9	278.04	29.13	33.28	1.17	10.65	10.47
Academy Bank	Lebanon	TN	44,563	13.0	245.02	35.65	28.19	0.83	6.75	11.92
SouthBank	Woodstock	GA	101,395	33.0	260.24	NM	32.88	-0.20	-1.49	12.49
West Metro Financial Services	Dallas	GA	113,865	32.0	275.58	54.51	32.63	0.54	4.58	8.67
Buford Banking Group, Inc.	Buford	GA	113,459	25.3	189.39	37.32	19.48	0.75	5.52	10.73
Prosperity Bank and Trust Co.	Springfield	VA	127,865	36.0	335.93	24.48	25.14	1.32	14.99	8.37
Neighbors Bancshares, Inc.	Alpharetta	GA	105,490	32.5	296.06	NM	29.83	0.64	5.61	9.00

BankersBanc Capital Corporation then compared this data to that of Mountain Bancshares and to the value to be received by Mountain Bancshares shareholders in the merger. This comparison yielded a range of transaction values as multiples of latest twelve months earnings per share of a low of 9.83 times and a high of 54.5 times and a median value of 27.26 times. The Mountain Bancshares multiple of trailing earnings was 52.69 times. The calculations yielded a range of transaction values as multiples of book value per share of a low of 1.88 times to a high of 4.17 times and a median value of 2.74 times. The Mountain Bancshares multiple of book value was 3.32 times. Finally, the calculations yielded a range of core deposit base premiums paid from a low of 12.67% to a high of 33.28%, with a median value of 20.21%. The equivalent premium on Mountain Bancshares’ core deposits represented by the merger consideration was 36.40%.

No company or transaction used in the above analyses as a comparison is identical to GB&T, Mountain Bancshares, or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Mountain Bancshares is being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company data.

Relative Contribution Analysis

BankersBanc Capital Corporation analyzed the relative contribution of each of Mountain Bancshares and GB&T to certain key financial measures, in particular the combined assets, loans, deposits, core deposits, shareholders’ equity and 2006 projected net income. This analysis excluded any purchase accounting related adjustments. Additionally, BankersBanc Capital Corporation calculated the pro forma ownership of the combined company, assuming 100% of the aggregate consideration was paid in the form of GB&T stock, and determined these ownership percentages to be 87.4% for GB&T shareholders and 12.6% for Mountain Bancshares shareholders. By comparison, the relative financial contributions of GB&T and Mountain Bancshares were calculated by BankersBanc Capital Corporation as set forth in the following table:

Financial Contribution of:	GB&T	Mountain
Assets	92.9%	7.1%
Loans	93.2	6.8
Deposits	91.7	8.3
Core Deposits	93.3	6.7
Shareholders’ Equity	94.4	5.6
2006 Projected Net Income	90.3	9.7

In connection with its opinion included as Appendix C to this proxy statement/prospectus, BankersBanc Capital Corporation confirmed the appropriateness of its reliance on the analyses used to render its December 9, 2005 and December 15, 2005 opinions by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

BankersBanc Capital Corporation is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for estate, tax, corporate and other purposes. Mountain Bancshares has paid BankersBanc Capital Corporation a fee of $25,000 in connection with this engagement. No compensation payable to BankersBanc Capital Corporation is contingent on the conclusions reached in the opinion of BankersBanc Capital Corporation. Mountain Bancshares has also agreed to reimburse BankersBanc Capital Corporation for reasonable out-of-pocket expenses and to indemnify BankersBanc Capital Corporation and certain related persons against certain liabilities relating to or arising out of its engagement.

The Merger Agreement

The Agreement and Plan of Reorganization was signed by the parties on December 19, 2005. The material features of the merger agreement are summarized below:

Effective Date

The merger agreement provides that the merger will be effective on the date and at the time the Articles of Merger reflecting the proposed merger become effective with the Secretary of Georgia. The merger is subject to approval by the Federal Reserve and the DBF. Management of GB&T and Mountain Bancshares anticipate that the merger will become effective during the second quarter of 2006.

Terms of the Merger

Mountain Bancshares shareholders will receive, for each share of Mountain Bancshares common stock they own, 0.8911 shares of GB&T common stock and cash in the amount of $8.40. If, prior to the closing, the outstanding shares of GB&T common stock are increased through a stock dividend, stock split, subdivision, recapitalization, or reclassification of shares, or are combined into a lesser number of shares by reverse stock split, reclassification, recapitalization, or reduction of capital, the number of shares of GB&T common stock to be delivered in connection with the merger in exchange for a share of Mountain Bancshares common stock will be proportionately adjusted.

GB&T will not issue fractional shares of GB&T common stock in connection with the merger, and an outstanding fractional share interest will not entitle the owner of that fractional share interest to vote, to receive dividends, or to exercise any other rights of a shareholder of GB&T with respect to that fractional interest. Instead of issuing any fractional shares of GB&T common stock, GB&T will pay in cash an amount (computed to the nearest cent) equal to that fraction multiplied by $22.00 per share.

If the merger is completed, shareholders of Mountain Bancshares will become shareholders of GB&T. Following the merger, GB&T will be the resulting bank holding company governed by its articles of incorporation and bylaws, and Mountain Bancshares will cease to exist as a separate entity. Mountain State Bank will continue to operate as a wholly-owned subsidiary of GB&T.

Exchange Ratio Renegotiation

If at the Effective Time, the average closing price of GB&T common stock (adjusted proportionately for any stock split, stock dividend, recapitalization, reclassification, or similar transaction that is effected, or for which a record date occurs) for the 20 preceding trading days as reported in the Nasdaq National Market is less than $19.00 per share, Mountain may demand renegotiation of the exchange ratio, and if such 20-day average is greater than $26.00 per share, GB&T may demand renegotiation of the exchange ratio, and if such renegotiation is unsuccessful after 15 days of good faith discussions, the dissatisfied party may withdraw and declare the agreement terminated, without penalty to either party.

Acquisition Proposals

Prior to the closing of the proposed merger, Mountain Bancshares and its affiliates may not solicit any proposals for the acquisition of Mountain Bancshares by any party other than GB&T. Further, except as required by law, Mountain Bancshares and its affiliates may not negotiate or enter into an agreement for any such transaction and must notify GB&T if it receives any inquiry or proposal relating to any such transaction.

Termination and Conditions of Closing

The merger agreement may be terminated and the merger abandoned at any time either before or after approval of the merger agreement by the shareholders of Mountain Bancshares, but not later than the effective date of the merger:

•       by mutual consent of the board of directors of Mountain Bancshares and the board of directors of GB&T;

•       by either party, if the other party materially breaches any of the representations or warranties or any covenant or agreement it made under the merger agreement which cannot be, or has not been, cured within 30 days after receipt of written notice by the breaching party;

•       by either party, if any consent of any regulatory authority that is required for consummation of the merger is not obtained;

•       by either party, if the merger is not completed by June 30, 2006, but only if the failure to consummate the merger is not caused by any breach of the agreement by the party electing to terminate;

•       by a party dissatisfied with good-faith renegotiations of the exchange ratio, as discussed above;

•       by either party, if any conditions precedent to the obligations of such party under the Agreement cannot be satisfied or fulfilled by June 30, 2006 (and the party electing to terminate is not then in breach of any of its representations, warranties, covenants or agreements); and

•       by either party, if the Mountain Bancshares shareholders do not approve the merger agreement.

The following are some of the required conditions of closing:

•       the accuracy of the representations and warranties of all parties contained in the merger agreement and related documents as of the date when made and the effective date;

•       the performance of all agreements and conditions required by the merger agreement;

•       the delivery of officers’ certificates, resolutions, and legal opinions to Mountain Bancshares and GB&T;

•       the approval of the merger by the Mountain Bancshares shareholders;

•       the approval of Nasdaq listing of the shares of GB&T common stock issuable in connection with the merger;

•       the receipt of all necessary authorizations of governmental authorities, and the expiration of any regulatory waiting periods;

•       the receipt of all consents and approvals required under any contracts or permits of either party;

•       the effectiveness of the registration statement of GB&T relating to the shares of GB&T common stock to be issued to Mountain Bancshares shareholders in the merger, of which this document forms a part;

•       the receipt by Mountain Bancshares and GB&T of the opinion of Hulsey, Oliver & Mahar, LLP as to the tax consequences to Mountain Bancshares shareholders;

•       the receipt by GB&T of all Claims/Indemnification Letters and Support Agreements required under the Agreement;

•       the receipt by Mountain Bancshares and GB&T of agreements from specified affiliates of Mountain Bancshares restricting their sale of GB&T common stock after the closing of the merger; and

•       the issuance of a certificate of merger by the Secretary of State of Georgia.

Surrender of Certificates

Promptly after the effective date of the merger, each holder of Mountain Bancshares common stock (as of that date) will be required to deliver his or her shares of Mountain Bancshares common stock to GB&T’s exchange agent, Registrar and Transfer Company. After delivering those shares, the holder will receive a stock certificate for the number of shares of GB&T common stock that the holder is entitled to receive under the merger agreement, the cash consideration that the holder is entitled to receive under the merger agreement and a cash payment for any fractional interest in GB&T common stock. Until a holder delivers his or her shares of Mountain Bancshares common stock to Registrar and Transfer Company, he or she will not receive payment of any dividends or other distributions on shares of GB&T common stock into which his or her shares of Mountain Bancshares common stock have been converted, or interest on the cash payment, and will not receive any notices sent by GB&T to its shareholders with respect to, or to vote, those shares. After delivering the shares to Registrar and Transfer Company, the holder will then be entitled to receive any dividends, other distributions and any cash payment for such shares (without interest), which becomes payable after the merger but prior to the holder’s delivery of the certificates to Registrar and Transfer Company.

Required Shareholder Approval

The Mountain Bancshares Articles of Incorporation require that any merger or share exchange of the corporation with or into any other corporation or any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation requires either:

•       the affirmative vote of two-thirds of the directors and the affirmative vote of the majority of the issued and outstanding shares of the corporation; or

•       the affirmative vote of a majority of the directors of the corporation and the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of the corporation.

Because the Mountain Bancshares board of directors has unanimously approved the merger with GB&T, the holders of at least a majority of the outstanding shares of Mountain Bancshares common stock entitled to vote at the special meeting must approve the merger agreement.

On February 18, 2006, the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting, the outstanding voting securities of Mountain Bancshares consisted of 1,222,000 shares of Mountain Bancshares common stock, with registered holders of Mountain Bancshares common stock being entitled to one vote per share. As of the record date, certain executive officers and members of Mountain Bancshares’ board of directors, who have entered into agreements with GB&T to vote their shares of Mountain Bancshares common stock in favor of the merger, owned or controlled 241,250 shares, or approximately 19.7% of the outstanding shares, of Mountain Bancshares common stock.

The Special Meeting and Revocability of Proxies

The special shareholders’ meeting of Mountain Bancshares at which the merger agreement will be voted on will take place at 10 a.m., local time, on March 29, 2006, at Mountain Bancshares’ main office located at 6602 Highway 53 East, Dawsonville, Georgia.

You may revoke your proxy up to and including the day of the meeting by notifying, in writing, or by submitting an executed later-dated proxy to, the President of Mountain Bancshares prior to the meeting at the following address:

John L. Lewis
Mountain Bancshares, Inc.
6602 Highway 53 East
Dawsonville, Georgia 30534

Expenses

Each of GB&T and Mountain Bancshares will pay its costs and expenses in connection with the merger and related transactions, except that each of the parties will pay:  (i) one-half of the filing fees paid in connection with the registration of the shares to be issued to Mountain Bancshares shareholders in connection with the merger and with the applications filed with other regulatory authorities; and (ii) one-half of the costs of printing or copying this proxy statement/prospectus.

If the merger agreement is terminated due to a willful breach of that agreement by GB&T or Mountain Bancshares, the breaching party will pay the non-breaching party the reasonable and documented fees and expenses incurred by the non-breaching party in connection with the proposed merger and related transactions.

Conduct of Business of Mountain Bancshares Pending Closing

The merger agreement provides that, pending consummation of the merger, each party will, except with the written consent of the other party:

•       operate its business in the usual, regular, and ordinary course;

•       preserve intact its business organization and assets;

•       maintain its rights and franchises;

•       use its reasonable efforts to cause its representations and warranties contained in the merger agreement to be correct at all times; and

•       take no action that would reasonably be expected to:

•        adversely affect the ability of either party to obtain any consents required to consummate the merger; or

•        adversely affect, in any material respect, the ability of either party to perform its covenants and agreements regarding the merger.

The merger agreement provides that, pending consummation of the merger, Mountain Bancshares will not, and will not permit its subsidiary to, except with the written consent of GB&T:

•       amend its articles of incorporation, bylaws, or other governing instruments;

•       incur, other than in the ordinary course, any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000;

•       impose or suffer the imposition, on any asset of Mountain Bancshares of any lien or permit any such lien to exist except under certain circumstances outlined in the merger agreement;

•       repurchase, redeem, issue, sell, pledge, encumber, adjust, split, combine, reclassify, or otherwise acquire, exchange, or transfer (other than exchanges in the ordinary course under employee benefit plans or in connection with the exercise of outstanding stock options), directly or indirectly, any shares, or any securities convertible into any shares, of its capital stock, or declare or pay any dividend or make any other distribution in respect of the capital stock of Mountain Bancshares;

•       purchase any securities (other than government securities) or make any material investment in any entity or otherwise acquire direct or indirect control over any entity other than in connection with foreclosures in the ordinary course of business or acquisitions of control in its fiduciary capacity;

•       sell, lease, mortgage or otherwise dispose of or encumber any asset having a book value in excess of $25,000, other than in the ordinary course of business and for reasonable and adequate consideration;

•       grant any increase in compensation or benefits to any of its employees whose annual salary exceeds $35,000, except in accordance with past practice or previously approved by its board of directors; pay any severance or termination pay or any bonus other than under written policies or written contracts; enter into or amend any severance agreements with its officers; grant any general increase in compensation to all employees; grant any increase in fees or other increases in compensation or other benefits to its directors; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits;

•       enter into or amend any employment contract between it and any person (unless such amendment is required by law) that it does not have the unconditional right to terminate without liability;

•       adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

•       make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles;

•       commence any litigation other than in accordance with past practice, or settle any litigation involving any liability for money damages in excess of $50,000 or which imposes material restrictions upon its operations; or

•       except in the ordinary course of business, modify, amend, or terminate any material contract or waive, release, compromise, or assign any material rights or claims.

In addition, the merger agreement provides that GB&T will not, pending consummation of the merger, amend its articles of incorporation or bylaws in a manner which is adverse to and discriminates against the holders of Mountain Bancshares common stock.

Interest of Management in the Transaction

No director or officer of Mountain Bancshares, or any of their affiliates, has any direct or indirect material interest in the merger, except for those persons who own shares of Mountain Bancshares common stock which will be either converted in the merger into GB&T common stock or exchanged for cash, those Mountain Bancshares officers who will enter into employment agreements, and as otherwise set forth in this proxy statement/prospectus.

There are 241,250 shares, or approximately 19.7%, of Mountain Bancshares common stock held by its directors, executive officers and their affiliates, all of which are entitled to vote on the merger and all of which have agreed to vote their shares in favor of the merger.

After the merger, the board of directors of GB&T plans to elect a current member of Mountain Bancshares’ board of directors to serve on the GB&T board.

Following the merger, GB&T will honor the change in control payment that Mountain Bancshares is required to make to Lynn H. Barron, Mountain Bancshares’ Chief Financial Officer.

Following the merger, GB&T will generally indemnify the present directors and officers of Mountain Bancshares, subject to Mountain Bancshares obtaining “tail” liability insurance coverage for such directors and officers and subject to certain exceptions.

Following the merger, GB&T will honor the employment agreements of John L. Lewis, Spencer L. Strickland and Steven Smith, the Vice President and Manager of Mountain State Bank’s Cumming office.

Comparison of the Rights of Mountain Bancshares and GB&T Shareholders

Upon completion of the merger, holders of Mountain Bancshares common stock (other than dissenting shareholders) will become shareholders of GB&T. Since GB&T and Mountain Bancshares are both Georgia corporations governed by the GBCC, any differences in shareholder rights arise from the differing provisions of the respective articles of incorporation and bylaws of GB&T and Mountain Bancshares. The following is a summary of the material differences between the rights of holders of GB&T and Mountain Bancshares common stock, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the GBCC and the articles of incorporation and bylaws of each entity.

Authorized Shares; Shares Outstanding

GB&T’s articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock, no par value, of which 12,784,397 shares were issued and outstanding as of December 31, 2005.

The Mountain Bancshares articles of incorporation authorize the issuance of up to 10,000,000 shares of common stock, par value $5.00 per share, of which 1,222,000 shares were issued and outstanding as of December 31, 2005.

Number, Term and Qualification of Directors

GB&T’s bylaws provide that its board of directors shall consist of at least five, but not more than 25, members, the exact number to be determined from time to time by resolution of the board of directors. The number of directors may not be increased or decreased by more than two in any one year. Directors are elected annually and serve until their successors are elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal.

Mountain Bancshares’ bylaws provide for a board of directors that shall consist of no less than seven (7) nor more than twenty-five (25) members. The number of directors may be changed from time to time by the affirmative vote of two-thirds (2/3) of the issued and outstanding shares of the corporation entitled to vote or by the board of directors by the affirmative vote of two-thirds (2/3) of all directors then in office. Directors are divided into one of three classes elected annually to serve a three-year term or until their successors are elected and qualified, or until their earlier resignation, retirement or removal.

Removal of Directors

GB&T’s bylaws provide that the entire board of directors or any individual director may be removed with or without cause by a majority of the shares entitled to vote at an election of directors. GB&T’s board of directors may remove a director from office if such director is adjudicated incompetent by a court, if he is convicted of a felony, if he files for protection from creditors under bankruptcy laws, if he does not, within 60 days after his election, accept the office in writing or by attendance at a meeting of the board of directors and fulfill any other requirements for holding the office of director, or if he fails to attend regular meetings of the board of directors for four consecutive meetings without having been excused by the board of directors.

Mountain Bancshares’ directors may be removed without cause upon the affirmative vote of the holders of two-thirds of the outstanding stock or with cause upon the affirmative vote of the holders of a majority of the outstanding stock.

Board of Directors Vacancies

GB&T’s bylaws provide that a vacancy in the board of directors will be filled by the affirmative vote of a majority of the directors remaining in office.

The Mountain Bancshares’ bylaws provide that a vacancy in the board of directors, whether caused by removal or otherwise and including vacancies resulting from an increase in the number of directors, may be filled for the unexpired term and until the next meeting of shareholders.

Shareholder Meetings

GB&T’s bylaws provide that a special meeting of shareholders may be called by the board of directors or upon written request of the holders of at least 25% of all of the shares of common stock of GB&T entitled to vote in an election of directors.

A special meeting of the Mountain Bancshares shareholders may be called at any time by the board of directors, the president, or by the holder(s) of at least 25% of the outstanding capital stock of the corporation.

Voting Rights

GB&T’s bylaws do not provide for cumulative voting in the election of directors, but they provide that each outstanding share shall be entitled to one vote on each matter submitted to a vote of shareholders. The GBCC provides that the affirmative vote of the holders of a majority of the outstanding shares of GB&T common stock is required to approve a merger, consolidation or voluntary dissolution of GB&T or for the sale of substantially all of GB&T’s assets.

Directors in one of the three classes of the Mountain Bancshares classified board of directors are elected by the affirmative vote of a majority of the shares at each annual meeting of shareholders, and on all other questions each outstanding share is entitled to one vote on each matter submitted to a vote of the shareholders. The Mountain Bancshares articles of incorporation require that for any merger or share exchange of the corporation with or into any other corporation or any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation requires either:

•       the affirmative vote of two-thirds of the directors then in office and the affirmative vote of the majority of the issued and outstanding shares of the corporation; or

•       the affirmative vote of a majority of the directors of the corporation then in office and the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of the corporation.

Dividend Restrictions

Payment of dividends on GB&T and Mountain Bancshares common stock is subject to the GBCC, which provides that dividends may be paid in cash, property or stock unless the company is insolvent or the dividend payment would render it insolvent. In addition, GB&T’s bylaws provide that dividends may be paid only out of the retained earnings of GB&T, only when GB&T meets the paid-in capital and/or appropriated net earnings requirements of the Financial Institutions Code of Georgia, and only in compliance with the regulations of the DBF regarding payment of dividends. Mountain Bancshares’ bylaws contain no such provision.

Elimination of Director Liability

GB&T’s articles of incorporation do not provide for elimination of director liability to GB&T or its shareholders.

The Mountain Bancshares’ articles of incorporation provide that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of any duty as a director except for liability for:

•       any appropriation, in violation of his or her duties or any business opportunity of the corporation;

•       acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•       the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code dealing with unlawful distributions of corporate assets to shareholders; or

•       any transactions from which the director derives an improper material tangible personal benefit.

Indemnification of Directors and Officers

GB&T’s bylaws provide that GB&T shall indemnify any person, his heirs, executors, or administrators, for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he is made a party by reason of his having been a director, trustee, officer, employee or agent of GB&T or by serving at the request of GB&T as a director, trustee, officer, employee, or agent of another entity. However, GB&T may not indemnify any such person in relation to any matter in an action, suit or proceeding in which he has been finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to GB&T or such other entity. Additionally, GB&T may not indemnify any such person in relation to any matter in such action, suit or proceeding which has been the subject of a compromise settlement unless the indemnification is approved by a court of competent jurisdiction, the shareholders holding a majority of the outstanding GB&T stock or a majority of the board of directors then in office, excluding any directors who are party to the same or substantially the same action, suit or proceeding.

GB&T’s bylaws provide that the company may advance expenses incurred by its directors, trustees, officers, employees or agents in defending an action, suit or proceeding covered under its indemnification provisions if authorized by the board of directors. However, such payment will be made only if the company receives an undertaking by or on behalf of the director, trustees, officer, employee or agents to repay all amounts advanced unless it is ultimately determined that he is entitled to be indemnified by the company. Mountain Bancshares’ bylaws add a requirement that such director furnish written affirmation that he or she believes in good faith that he or she has met the standard of conduct required for indemnification.

Mountain Bancshares’ bylaws allow the indemnification of any person for reasonable expenses incurred in connection with the proceeding to which he or she is made a party by reason of having been a director, officer, employee or agent of the corporation if the individual acted in a manner he or she believed in good faith to be in or not opposed to the best interest of the corporation and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Unlike GB&T’s indemnification provisions, an alternate finding or guilt or any other termination of such proceeding is not, of itself, determinative that the director, officer, employee or agent did not meet the standard of conduct required for indemnification. If the proceeding is ultimately adjudicated in favor of the director, indemnification is mandatory. In any other case, it must be determined whether or not the director satisfies the standard of conduct required for indemnification. This determination is made by:

•       the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceedings;

•       if such quorum cannot be obtained, by the majority vote of the committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not parties to the proceeding;

•       by special legal counsel selected by the board of directors or its committee, as applicable; or

•       by the shareholders, provided that shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Dividends

GB&T paid aggregate cash dividends of $.33 per share in 2005, $.30 per share in 2004, $.29 per share in 2003, $.27 per share in 2002 and $.23 per share in 2001 In January 2006, GB&T announced a dividend of $.085 per share payable in February to shareholders of record as of January 31, 2006. On May 17, 2004, GB&T announced a five-for-four stock split in the form of a stock dividend payable on June 18, 2004 to GB&T shareholders of record as of June 1, 2004, and all stock price, dividend and per-share information in this proxy statement/prospectus has been adjusted to give effect to that split. Although GB&T intends to continue paying cash dividends following the merger, GB&T cannot guarantee that it will be able to make dividend payments in the future. The amount and frequency of any cash dividends will be determined by GB&T’s board of directors after consideration of earnings, capital requirements, and the financial condition of GB&T. Additionally, GB&T’s ability to pay cash dividends will depend on cash dividends paid to it by its subsidiary banks. The ability of those subsidiaries to pay dividends to GB&T is restricted by certain regulatory requirements.

Mountain Bancshares has never paid a dividend and does not plan to do so in the foreseeable future.

Whether the Mountain Bancshares shareholders approve the merger agreement, and regardless of whether the merger is completed, the future dividend policy of GB&T and Mountain Bancshares will depend upon each company’s respective earnings, financial condition, appropriate legal restrictions, and other factors relevant at the time the respective boards of directors consider whether to declare dividends.

Accounting Treatment

GB&T will account for the merger as a purchase in accordance with generally accepted accounting principles. The reported results of operations of GB&T will include the results of Mountain Bancshares from and after the closing date of the merger. The assets, including intangible assets and liabilities of Mountain Bancshares will be recorded at their fair values as of the closing date of the merger. Any excess of the purchase consideration over the fair values of the assets and liabilities of Mountain Bancshares will be recorded as goodwill, an intangible asset.

Resales of GB&T Stock by Directors and Officers of Mountain Bancshares

Although GB&T has registered the GB&T common stock to be issued in the merger under the Securities Act, the former directors, officers, and shareholders of Mountain Bancshares who are deemed to be affiliates of GB&T may not resell the GB&T common stock received by them unless those sales are made in connection with an effective registration statement under the Securities Act, or under Rules 144 and 145 of the Securities Act, or another exemption from registration under the Securities Act. Rules 144 and 145 limit the amount of GB&T common stock or other equity securities of GB&T that those persons may sell during any three month period, and require that certain current public information with respect to GB&T be available and that the GB&T common stock be sold in a brokers transaction or directly to a market maker in GB&T common stock.

Regulatory Approvals

Bank holding companies, such as GB&T and Mountain Bancshares, and their depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Reports on Form 10-K and 10-KSB of GB&T and Mountain Bancshares, respectively. GB&T’s Form 10-K is incorporated by reference in this proxy statement/prospectus.

The merger is subject to regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

The merger is subject to approval by the Federal Reserve under the Bank Holding Company Act. In considering the approval of such a transaction, this act requires the Federal Reserve to review the financial and managerial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served. The Federal Reserve is also required to evaluate whether the transaction would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade.

We also must obtain the prior approval of the merger from the DBF under the bank holding company act provisions of the Financial Institutions Code of Georgia. In evaluating the transaction, the DBF considers the effect of the transaction upon competition, the convenience and needs of the community to be served, the financial history of the acquiring holding company and the holding company to be acquired, the condition of the acquiring holding company and the holding company to be acquired including capital, management and earnings prospects, the existence of insider transactions, the adequacy of disclosure of the terms of the transaction and the equitable treatment of minority shareholders of the holding company to be acquired. The DBF’s review of the application does not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of Mountain Bancshares. Further, no shareholder should construe the approval of the application by the DBF to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal, including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.

Rights of Dissenting Shareholders

GB&T Shareholders

GB&T shareholders are not entitled to dissenters’ rights under the GBCC in connection with the merger.

Mountain Bancshares Shareholders

Mountain Bancshares is a corporation organized under the laws of Georgia, and its principal place of business and executive offices are in Georgia. Georgia law confers certain rights upon shareholders of corporations organized under its laws to demand payment for the fair value of all of their shares, and it establishes procedures for the exercise of those rights. These rights of shareholders are referred to in this proxy statement/prospectus as “dissenters’ rights.”

If the merger is completed, under Article 13 of the GBCC, a Mountain Bancshares shareholder who dissents from the merger, and who otherwise complies with the provisions of Article 13, is entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of such holder’s shares of Mountain Bancshares common stock.

A dissenting shareholder of Mountain Bancshares must exercise his or her dissenters’ rights with respect to all of the shares he or she owns, except for those shares registered in the dissenting shareholder’s name but beneficially owned by another person. If a dissenting shareholder of Mountain Bancshares has shares registered in his or her name that are beneficially owned by another person, the dissenting shareholder may assert dissenters’ rights for less than all of the shares registered in his or her name, but only if he or she notifies Mountain Bancshares in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters’ rights under the GBCC, Georgia law provides that the fair value of a dissenting Mountain Bancshares shareholder’s common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

A Mountain Bancshares shareholder who chooses to dissent from the merger and to receive payment of the fair value of his or her shares of Mountain Bancshares common stock in accordance with the requirements of the GBCC must:

•       deliver to Mountain Bancshares, prior to the time the shareholder vote on the merger agreement is taken, a written notice of his or her intent to demand payment for his or her shares if the merger is completed; and

•       not vote his or her shares in favor of the merger agreement.

A Mountain Bancshares shareholder does not have to vote against the merger, or even vote at all in order to exercise dissenters’ rights, but will forfeit the right to dissent by voting in favor of the merger.

A filing of the written notice of intent to dissent with respect to the merger should be sent to:  John L. Lewis, Mountain Bancshares, Inc., 6602 Highway 53 East, Dawsonville, Georgia 30534. A vote against the merger agreement alone will not satisfy the requirements for compliance with Article 13 of the GBCC. A shareholder who wishes to dissent from the merger must, as an initial matter, separately comply with all of the conditions listed above.

Within ten days after the vote of merger is completed, Mountain Bancshares will provide to each shareholder who timely submitted a written notice of intent to dissent, and who did not vote in favor of the merger at the special meeting, a dissenters’ notice that:

•       states where the dissenting shareholder is to send his or her payment demand, and where the certificates for the dissenting shareholder’s shares, if any, are to be deposited;

•       informs holders of uncertificated shares of Mountain Bancshares common stock to what extent transfer of the shares will be restricted after the payment demand is received;

•       sets a date by which Mountain Bancshares must receive the dissenting shareholder’s payment demand; and

•       is accompanied by a copy of Article 13 of the GBCC.

Following receipt of the dissenters’ notice, each dissenting Mountain Bancshares shareholder must deposit his or her Mountain Bancshares share certificates and demand payment from Mountain Bancshares in accordance with the terms of the dissenters’ notice. A dissenting shareholder who does not deposit his or her share certificates and demand payment from Mountain Bancshares by the date set forth in the dissenters’ notice will forfeit his or her right to payment under Article 13 of the GBCC.

Within ten days after the later of the date that the merger is completed, or the date on which Mountain Bancshares receives a payment demand, Mountain Bancshares will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that Mountain Bancshares estimates to be the fair value of his or her shares, plus accrued interest. The offer of payment will be accompanied by:

•       Mountain Bancshares’ balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•       an explanation of how any interest was calculated;

•       a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and

•       a copy of Article 13 of the GBCC.

If the dissenting shareholder chooses to accept the Mountain Bancshares offer of payment, he or she must do so by written notice to Mountain Bancshares within 30 days after receipt of the offer. A dissenting shareholder will be deemed to have accepted the offer of payment if he or she does not respond to that offer within the 30-day period. Mountain Bancshares must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of Mountain Bancshares common stock.

If within 30 days after Mountain Bancshares offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his or her shares and interest due thereon and demands payment of his or her own estimate of the fair value of the shares and interest due thereon, then Mountain Bancshares, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in the Superior Court in Dawson County, Georgia, requesting that the fair value of those shares be determined. Mountain Bancshares must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Mountain Bancshares does not commence the proceeding within that 60-day period, it will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

Mountain Bancshares urges its shareholders to read all of the dissenter’s rights provisions of the GBCC, which are reproduced in full in Appendix B to this proxy statement/prospectus and which are incorporated by reference into this proxy statement/prospectus.

Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel

Mountain Bancshares has received an opinion from GB&T’s counsel, Hulsey, Oliver & Mahar, LLP, to the effect that, assuming the merger is completed in accordance with the terms of the merger agreement:

•       The merger of Mountain Bancshares into GB&T and the issuance of shares of GB&T common stock, as described in this proxy statement/prospectus and in the merger agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;

•       Holders of Mountain Bancshares common stock will not recognize any gain or loss upon the exchange of that stock for GB&T common stock as a result of the merger;

•       Holders of Mountain Bancshares common stock will recognize gain or loss under Section 302 of the Internal Revenue Code upon their receipt of the Cash Consideration or for fractional shares of GB&T common stock and upon their receipt of cash in connection with their exercise of dissenter’s rights;

•       Mountain Bancshares will not recognize any gain or loss as a result of the merger;

•       The aggregate tax basis of the GB&T common stock received by shareholders of Mountain Bancshares under the merger will be the same as the tax basis of the shares of Mountain Bancshares common stock exchanged therefor, decreased by the Cash Consideration and by any portion of that tax basis allocated to fractional shares of GB&T common stock that are treated as redeemed by GB&T; and

•       The holding period of the shares of GB&T common stock received by the shareholders of Mountain Bancshares will include the holding period of the shares of Mountain Bancshares common stock exchanged therefor, provided that the Mountain Bancshares common stock is held as a capital asset on the date of completion of the merger.

No ruling will be requested from the Internal Revenue Service with respect to any Federal income tax consequences of the merger.

The tax opinion above and the preceding discussion relate to the material Federal income tax consequences of the merger to Mountain Bancshares shareholders. Mountain Bancshares shareholders are advised to consult their own tax advisors as to any state, local, or other tax consequences of the merger.

INFORMATION ABOUT GB&T

General

GB&T was incorporated under the laws of the State of Georgia in 1997. All of GB&T’s activities are currently conducted through its wholly-owned subsidiaries, Gainesville Bank & Trust, which was organized as a Georgia banking corporation in 1987, and its divisions Southern Heritage Bank, Lumpkin County Bank and Bank of Athens; United Bank & Trust Company, which was acquired as a result of a merger with UB&T Financial Services Corporation in March 2000; Community Trust Bank, which was acquired as a result of a merger with its holding company, Community Trust Financial Services Corporation, on June 30, 2001; Home Town Bank of Villa Rica, which was acquired as a result of a business combination on November 30, 2002; First National Bank of the South, which was acquired as a result of a merger with its holding company, Baldwin Bancshares, Inc., on August 31, 2003; and First National Bank of Gwinnett, which was acquired as a result of a merger with its holding company, FNBG Bancshares, Inc., on March 1, 2005.

GB&T has three subsidiary trusts, GB&T Bancshares Statutory Trust I, GB&T Bancshares Statutory Trust II and Southern Heritage Statutory Trust I, which own subordinated debentures carrying the same rate of interest as the trust preferred securities issued to finance the investment in such debentures. As of September 30, 2005, GB&T had $29.9 million in aggregate principal amount of trust preferred securities outstanding.

At December 31, 2004, GB&T had total consolidated assets of approximately $1.3 billion, total consolidated deposits of approximately $928.6 million, total consolidated loans of approximately $955.9 million, and total consolidated shareholders’ equity of approximately $174.7 million. GB&T had net income for the year ended December 31, 2004 of $9.8 million, or $1.04 per diluted share, compared to $7.7 million, or $1.03 per diluted share, for the year ended December 31, 2003. At September 30, 2005, GB&T had total consolidated assets of approximately $1.6 billion, total consolidated deposits of approximately $1.2 billion, total consolidated net loans of approximately $1.2 billion, and total consolidated shareholders’ equity of approximately $203.6 million. GB&T had net income for the nine months ended September 30, 2005 of $8.3 million, or $0.65 per diluted share, compared to $6.9 million, or $0.77 per diluted share for the nine months ended September 30, 2004.

Available Information

Financial information, information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to GB&T, are set forth in GB&T’s Form 10-K for the year ended December 31, 2004, its Form 10-Q for the three month periods ended March 31, 2005, June 30, 2005 and September 30, 2005, and other filings with the SEC, which are incorporated into this document by reference. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” on page 62.

Recent Developments

On January 18, 2006, GB&T reported that at December 31, 2005, GB&T had total consolidated assets of approximately $1.6 billion, total consolidated deposits of approximately $1.2 billion, total consolidated loans of approximately $1.2 billion, and total consolidated shareholders’ equity of approximately $205.5 million. GB&T reported consolidated net income for the year ended December 31, 2005 of $12.0 million, or $0.93 per diluted share, compared to of $9.8 million, or $1.04 per diluted share, for the year ended December 31, 2004.

On November 3, 2005, GB&T sold substantially all of the assets of its consumer finance company, Community Loan Company for approximately $3.3 million.

Description of Securities

The following is a summary of material provisions of GB&T’s common stock:

General.   The authorized capital stock of GB&T currently consists of 20,000,000 shares of common stock, no par value. As of December 31, 2005, 12,784,397 shares of common stock were issued and outstanding. Additionally, as of December 31, 2005, there were exercisable options to acquire 633,766 shares of GB&T common stock.

Common Stock.   All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights. All shares of GB&T common stock are entitled to share equally in any dividends that GB&T’s board of directors may declare on GB&T common stock from sources legally available for distribution. The determination and declaration of dividends is within the discretion of GB&T’s board of directors. Upon liquidation, holders of GB&T common stock will be entitled to receive on a pro-rata basis, after payment or provision for payment of all debts and liabilities of GB&T, all assets of GB&T available for distribution, in cash or in kind. GB&T’s Articles of Incorporation do not grant preemptive rights to the holders of GB&T common stock.

The outstanding shares of GB&T common stock are, and the shares of GB&T common stock to be issued by GB&T in connection with the merger will be, duly authorized, validly issued, fully paid and nonassessable.

Transfer Agent and Registrar.   The Transfer Agent and Registrar for GB&T’s common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey  67616-3672.

INFORMATION ABOUT

MOUNTAIN BANCSHARES

General

Mountain Bancshares, Dawsonville, Georgia, was incorporated in 2002 as a Georgia business corporation for the purpose of becoming a bank holding company and by acquiring all of the common stock of Mountain State Bank, Dawsonville, Georgia upon its formation and capitalization. Mountain Bancshares became a bank holding company within the meaning of the federal Bank Holding Company Act and the Georgia Bank Holding Company Act upon the acquisition of all of the Common Stock of Mountain State Bank in April, 2003. Mountain State Bank opened for business on April 15, 2003.

The bank conducts a general commercial banking business in its primary service area, emphasizing the banking needs of individuals and small to medium-sized businesses. The bank conducts business from its primary office located at 6602 Highway 53 East, Dawsonville, Georgia, and from its branch bank located at 6080 Bethelview Road, Cumming, Georgia.

Mountain State Bank

Market Opportunities

The primary service area of Mountain State Bank includes the counties of Dawson, Forsyth, Hall, Cherokee, Fulton and Lumpkin, Georgia. The bank encounters competition from other commercial banks, which offer a full range of banking services and compete for all types of services, especially deposits. In addition, in certain aspects of its banking business, the bank also competes with credit unions, small loan companies, consumer finance companies, brokerage houses, insurance companies, money market funds and other financial service companies which attract customers that have traditionally been served by banks.

Lending Services

Mountain State Bank offers installment loans, real estate loans, second mortgage loans, commercial loans and home equity lines of credit. The bank engages in a full complement of lending activities, including commercial, consumer/installment and real estate loans. Loans secured by real estate are the primary component of the bank’s loan portfolio. These loans consist of commercial real estate loans, construction and development loans and residential real estate loans, including home equity lines of credit.

Commercial lending is directed principally towards businesses whose demands for funds fall within the bank’s legal lending limits and which are potential deposit customers of the bank. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. These loans include short-term lines of credit, short- to medium-term plant and equipment loans, loans for general working capital and letters of credit.

The bank’s consumer loans consist primarily of installment loans to individuals for personal, family or household purposes, including automobile loans to individuals and pre-approved lines of credit.

Investments

Mountain State Bank invests primarily in obligations of the United States or agencies of the United States, mortgage-backed securities and obligations, and other taxable securities. The bank also enters into federal funds transactions with its principal correspondent bank. The bank may act as a net seller or net purchaser of such funds.

Asset and Liability Management

Mountain State Bank seeks to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan investment, borrowing and capital policies. An investment committee is responsible for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix, stability and leverage of all sources of funds while adhering to prudent banking practices. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management of the bank seeks to invest the largest portion of the bank’s assets in commercial, consumer and real estate loans.

The bank’s asset/liability mix is monitored on a daily basis and further evaluated with a monthly report that reflects interest-sensitive assets and interest-sensitive liabilities. This report is prepared and presented to the bank’s Board of Directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on Mountain State Bancshares’ earnings.

Deposit Services

Mountain State Bank offers a full range of deposit services that are typically available from financial institutions. The bank offers personal and business checking accounts, interest-bearing checking accounts, savings accounts, money market deposit accounts and various types of certificates of deposit. All deposit accounts are insured by the Federal Deposit Insurance Corporation, or the “FDIC,” up to the maximum amount permitted by law.

Correspondent Banking

Correspondent banking involves the delivery of services by one bank to another bank which cannot provide that service for itself from an economic or practical standpoint. The bank purchases correspondent services offered by larger banks, including check collections, purchase of federal funds, security safekeeping, investment services, coin and currency supplies, over line and liquidity loan participations and sales of loans to or participations with correspondent banks.

Employees

As of January 31, 2006, Mountain State Bank had 28 full-time employees. Mountain Bancshares does not have any employees who are not also employees of the bank. Neither Mountain Bancshares nor the bank are parties to any collective bargaining agreement, and management believes the bank has good relations with its employees.

Properties

Mountain Bancshares and Mountain State Bank share a main office which is a 8,000 square foot, two story building located at 6602 Highway 53 East, Dawsonville, Georgia. The bank has a 6,000 square foot, one-story branch office located at 6080 Bethelview Road, Cumming, Georgia. Mountain Bancshares owns both of these offices.

Legal Proceedings

There are no material pending legal proceedings to which Mountain Bancshares is a party or of which any of its properties are subject, nor are there material proceedings known to Mountain Bancshares to be contemplated by any governmental authority. Additionally, Mountain Bancshares is unaware of any material proceedings, pending or contemplated, in which any existing or proposed director, officer or affiliate, or any principal security holder of Mountain Bancshares or any associate of any of the foregoing, is a party or has an interest adverse to Mountain Bancshares.

Market for Mountain Bancshares Common Stock

Mountain Bancshares common stock is not listed for quotation on any stock exchange. As a result, any market in Mountain Bancshares common stock prior to the merger should be characterized as illiquid and irregular. There is no established public trading market for shares of Mountain Bancshares common stock, although management of Mountain Bancshares is from time to time made aware of transactions in its common stock. The range of prices per share of common stock involved in such transactions during 2004 and 2005 was between $12.00 and $16.00. Management of Mountain Bancshares is not aware of any transfers of the shares of its common stock since September 30, 2005. To date, Mountain Bancshares has not paid any dividends on shares of its common stock. As of February 18, 2006, Mountain Bancshares common stock was held by approximately 581 shareholders of record.

Dividends

Mountain Bancshares has paid no dividends to its shareholders since inception and there are no plans to pay dividends in the future. The principal sources of Mountain Bancshares’ cash flow, including cash flow that could be used to pay dividends to its shareholders, are dividends that Mountain State Bank pays to its sole shareholder, Mountain Bancshares. The amount of dividends that may be paid by Mountain State Bank to Mountain Bancshares depends on Mountain State Bank’s earnings and capital position and is limited by various federal and state statutory and regulatory limitations.

The Federal Reserve has stated that bank holding companies should refrain from or limit dividend increases or reduce or eliminate dividends under circumstances in which the bank holding company fails to meet minimum capital requirements or in which its earnings are impaired. As a Georgia bank, Mountain State Bank may pay cash dividends on its outstanding capital stock out of its earnings without any requirement to notify the DBF or request the approval of the DBF if (1) total classified assets do not exceed 80% of “Tier 1 Capital” plus the allowance for loan losses as reflected at such examination; (2) the aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits, after taxes but before dividends, for the previous calendar year; and (3) the ratio of Tier 1 Capital to adjusted total assets is not less than 6%. Any dividend to be declared by Mountain State Bank at a time when each of the foregoing conditions does not exist must be approved, in writing, by the DBF prior to the payment thereof. Furthermore, Mountain State Bank may not pay a dividend if, after paying the dividend, Mountain State Bank would be undercapitalized.

MOUNTAIN BANCSHARES MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

The accounting and reporting policies of Mountain Bancshares and Mountain State Bank are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry. Application of these principles requires management to make estimates or judgments that affect the amounts reported in the financial statements and the accompanying notes. These estimates are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates or judgments. Certain policies inherently have a greater reliance on the use of estimates, and as such have a greater possibility of producing results that could be materially different than originally reported.

Estimates or judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record the valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal cash flow modeling techniques.

Management views critical accounting policies to be those that are highly dependent on subjective or complex judgments, estimates and assumptions, and where changes in those estimates and assumptions could have a significant impact on the financial statements. Management currently views the determination of the allowance for loan losses to be the only critical accounting policy.

The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio. Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on non-impaired loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

The components of the allowance for loan losses represent an estimation made pursuant to either Statement of Financial Accounting Standards (SFAS) No. 5, Accounting for Contingencies, or SFAS 114, Accounting by Creditors for Impairment of a Loan. The allowance for loan losses reflects expected losses resulting from analyses developed through specific credit allocations for individual loans and historical loss experience for each loan category. Specific credit allocations of the allowance are based on regular analyses of all loans over a fixed-dollar amount where the internal credit rating is at or below a predetermined classification. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values. The historical loss element is determined using actual losses incurred over prior years for each type of loan. The historical loss experience is adjusted for known changes in economic conditions and credit quality trends such as changes in the amount of past due and nonperforming loans. The resulting loss allocation factors are applied to the balance of each type of loan after removing the balance of impaired loans from each category.

There are many factors affecting the allowance for loan losses; some are quantitative while others require qualitative judgment. Although management believes its process for determining the allowance adequately considers all the potential factors that could potentially result in credit losses, the process includes subjective elements and may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provisions for loan losses could be required that could adversely affect Mountain Bancshares’ earnings or financial position in future periods.

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 122(R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first annual reporting period beginning after December 15, 2005. Mountain Bancshares is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on its financial position, results of operations and cash flows. The cumulative effect of adoption, if any, will be measured and recognized in the statement of operations on the date of adoption.

In April 2005, the Securities and Exchange Commission’s Office of the Chief Accountant and its Division of Corporation Finance released Staff Accounting Bulletin (SAB) No. 107 to provide guidance regarding the application of FASB Statement No. 123 (revised 2004), Share-Based Payment. Statement No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SAB 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to Statement No. 123(R).

Results of Operations for the Period Ended September 30, 2005

Overview

Mountain Bancshares’ net income was $900,118 for the nine months ended September 30, 2005, compared to $132,964 for the nine months ended September 30, 2004, an increase of 577%. Basic earnings per share were $0.75 for the nine months ended September 30, 2005, compared to $0.11 for the nine months ended September 30, 2004.

Net Interest Income

Net interest income is the difference between the interest and fees earned on loans, securities, and other interest-earning assets (interest income) and the interest paid on deposits and borrowed funds (interest expense).

Net interest income was $3,338,457 for the nine months ended September 30, 2005, an increase of $1,419,458(74.0%) over net interest income of $1,918,999 for the nine months ended September 30, 2004. This increase was primarily the result of investing increased deposit liability funds in loans and an increase in the interest rates earned by Mountain State Bank on loans and investment securities. Interest-earning assets were $118,527,456 at September 30, 2005 compared to $75,351,455 at December 31, 2004, an increase of $43,176,001 (57.3%). Loans are the highest yielding component of interest-earning assets. Total loans, net of the allowance for loan losses, were $87,670,727 at September 30, 2005 compared to $59,873,861 at December 31, 2004, an increase of $27,796,866 (46.4%).

Interest Income

For the nine months ended September 30, 2005, interest income was $4,979,426, an increase of $2,323,069 (87.5%) from $2,656,357 for the nine months ended September 30, 2004. For the nine months ended September 30, 2005, interest and fees on loans was $4,616,908, an increase of $2,204,227 (91.4%) from $2,412,681 for the nine months ended September 30, 2004.

Interest Expense

Interest expense for the nine months ended September 30, 2005 was $1,640,969, an increase of $903,611 (122.5%) from $737,358 for the nine months ended September 30, 2004. This increase is primarily attributable to an increase in the amount of interest-bearing deposits combined with a higher interest rate environment.

Non-interest Income

Non-interest income for the nine months ended September 30, 2005 was $468,947, an increase of $182,607 (63.8%) from $286,340 for the nine months ended September 30, 2004. Service charges on deposit accounts were $106,364 for the nine months ended September 30, 2004, an increase of $28,343 (36.3%) from $78,021 for the nine months ended September 30, 2004. Income from mortgage brokerage fees was $359,671 for the nine months ended September 30, 2005, an increase of $190,813 (113.0%) from $168,858 for the nine months ended September 30, 2004.

Non-interest Expense

For the nine months ended September 30, 2005 and 2004, non-interest expense was $2,568,852 and $1,831,506, respectively, representing an increase of 40.2%. Salary and employee benefit costs were $1,576,720 for the nine months ended September 30, 2005, an increase of $433,616 (37.9%) from $1,143,104 for the nine months ended September 30, 2004. These increases are primarily the result of Mountain State Bank’s growth and staff additions. Occupancy expenses and other non-interest expenses for the nine months ended September 30, 2005 increased by $302,737 (43.9%) to $992,139 from $689,402 during the nine months ended September 30, 2004. This increase was primarily a result of planned expenditures in the areas of data processing, communications and outside services to support the continued growth of Mountain State Bank. Additionally Mountain State Bank had increased expenses related to the first phase of compliance work associated with the Sarbanes-Oxley Act.

Income Taxes

As of September 30, 2005, Mountain Bancshares had a net operating loss carryforward of approximately $183,000 available to offset future taxable income. Mountain Bancshares has applied this net operating loss to the taxable income incurred through the nine-month period ending September 30, 2005.

Financial Condition

Overview

Total assets at September 30, 2005 were $124,345,820, an increase of $43,210,014 (53.3%) from December 31, 2004 total consolidated assets of $81,135,806. At September 30, 2005, loans represented 74.0% of interest-earning assets compared to 80.0% at December 31, 2004. Investments in securities at September 30, 2005 were $13,131,066, an increase of $6,115,259 (87.2%) from $7,015,807 at December 31, 2004. Interest-bearing deposits at September 30, 2005 were $104,291,072, an increase of $40,208,924 (62.7%) from the December 31, 2004 balance of $64,082,148.

Management monitors the financial condition of Mountain State Bank in order to protect depositors, increase retained earnings and protect current and future earnings. Further discussion of significant items affecting Mountain State Bank’s financial condition is presented in detail below.

Asset Quality

A major key to long-term earnings growth is the maintenance of a high-quality loan portfolio. Mountain State Bank’s directive in this regard is carried out through its policies and procedures for extending credit to Mountain State Bank’s customers. The goal of these policies and procedures is to provide a sound basis for new credit extensions and an early recognition of problem assets to allow the most flexibility in their timely disposition.

There were no non-performing assets at September 30, 2005.

Additions to the allowance for loan losses are made periodically to maintain the allowance at an appropriate level based upon management’s analysis of potential risk in the loan portfolio, as described above under the heading “Critical Accounting Policies.”  During the quarter ended September 30, 2005, management determined that the allowance for loan losses should be increased through a provision for loan losses of $119,064. The ratio of the allowance for loan losses to total gross loans was 1.0% at September 30, 2005 and 1.0% at December 31, 2004. Management considers the current allowance for loan losses appropriate based upon its analysis of the potential risk in the portfolio; however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions will not be required.

Liquidity and Capital Resources

Liquidity is the ability of an organization to meet its financial commitments and obligations on a timely basis. These commitments and obligations include credit needs of customers, withdrawals by depositors, and payment of operating expenses and dividends. Mountain State Bank does not anticipate any events, which would require liquidity beyond that which is available through deposit growth, federal funds balances, warehouse lines and other funding sources or investment portfolio maturities. Mountain State Bank manages the levels, types and maturities of earning assets in relation to the sources available to fund current and future needs to ensure that adequate funding will be available at all times.

Mountain State Bank’s liquidity remains adequate to meet operating and loan funding requirements. Mountain State Bank’s liquidity ratio at September 30, 2005 was 27.77%, compared to 23.26% at December 31, 2004.

Management seeks to maintain capital at a level sufficient to protect depositors, provide for reasonable growth, and comply with regulatory requirements. Management’s strategy to achieve this goal is to retain sufficient earnings while providing a reasonable return on equity. Federal banking regulations establish certain capital adequacy standards required to be maintained by banks. These regulations set minimum requirements of 4.0% for “Tier 1” risk-based capital, 8.0% for total risk-based capital and 4.0% for the “Tier 1” leverage ratio. At September 30, 2005, Mountain State Bank’s Tier 1 risk-based capital was 11.67% and total risk-based capital was 12.53%, compared to 15.20% and 16.04% at December 31, 2004, respectively. At September 30, 2005, Mountain State Bank’s Tier 1 leverage ratio was 11.23% compared to 14.93% at December 31, 2004.

Off-Balance Sheet Arrangements

In the ordinary course of business, Mountain State Bank may enter into off-balance sheet financial instruments, which are not reflected in the financial statements. These instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable.

Following is an analysis of significant off-balance sheet financial instruments at September 30, 2005 and December 31, 2004.

	At September 30, 2005	At December 31, 2004
Commitments to extend credit	$23,811,240	$15,915,912
Letters of credit	490,088	60,000
	$24,301,328	$15,975,912

Results of Operations for the Years-Ended December 31, 2004 and 2003

Overview

Mountain State Bank opened for business on April 15, 2003. Mountain State Bank constructed two permanent facilities during 2003. The Forsyth County office, which is located at 6080 Bethelview Road, Cumming, Georgia, was completed in October 2003. The Dawson County office, located at 6602 Highway 53 East, Dawsonville, Georgia, was completed in November 2003.

Mountain Bancshares completed its stock offering during the second quarter of 2003. Mountain Bancshares sold 1,200,000 shares of common stock at $10 per share, for total gross proceeds of $12.0 million. The net proceeds to Mountain Bancshares after direct offering expenses was approximately $11.95 million. Mountain Bancshares capitalized Mountain State Bank with $11.4 million.

Total assets increased 76.30% to $81.1 million at December 31, 2004 from $46 million at December 31, 2003. Net income increased to $334,999 for the year ended December 31, 2004 compared to a net loss of $897,371 for the year ended December 31, 2003. Average total assets were $63.0 million for 2004 and were $33.2 million for 2003, an increase of $29.8 million or 89.75%. This increase in average assets is primarily the result of strong loan demand during 2004 and Mountain State Bank’s continued growth in its market area. Net loans held for investment increased from $29.0 million at December 31, 2003 to $59.9 million at December 31, 2004, an increase of 107%. Commercial loans decreased $6.8 million, or 61.3%, from $11.1 million at December 31, 2003 to $4.3 million at December 31, 2004. Real estate mortgage loans increased $24.7 million, or 380%, from $6.5 million at December 31, 2003 to $31.2 million at December 31, 2004, and real estate construction loans increased $13.9 million, or 148%, from $9.4 million at December 31, 2003 to $23.3 million at December 31, 2004. Consumer loans decreased $.6 million or 27.3%, from $2.2 million at December 31, 2003 to $1.6 million at December 31, 2004. The decrease in installment and consumer loans is primarily the result of softer demand in this segment of the loan portfolio. The increases in each of the other loan categories are the result of Mountain State Bank’s continuing growth within its market area.

The allowance for loan losses was $604,787 at December 31, 2004 compared to $292,484 at December 31, 2003. This represents an increase of $312,303, or 107%. The increase in the allowance is based upon management’s rating and assessment of the loan portfolio and the credit risk inherent in the portfolio, and reflects the growth in Mountain State Bank’s loan portfolio. Mountain State Bank’s ratio of allowance for loan losses to gross loans was 1.0% at December 31, 2004 and at December 31, 2003.

The asset growth of Mountain State Bank during 2004 was funded through deposit account growth within Mountain State Bank’s existing market area. Total deposit accounts at December 31, 2004 were $69.9 million, an increase of $35.1, million or 101%, from $34.8 million at December 31, 2003.

Mountain State Bank’s loan to deposit ratio was 86.5% at December 31, 2004 and 83.6% at December 31, 2003.

Net Interest Income

Net interest income is the difference between the interest and fees earned on loans, securities, and other interest-earning assets (interest income) and the interest paid on deposits and borrowed funds (interest expense). Higher net interest income is a result of the relationship between the interest-earning assets and interest-bearing liabilities. The level of net interest income is determined by the average balances, or volume, of interest earning assets and other funding sources. Changes in net interest income from period to period result from, among other things, increases or decreases in the  volumes of interest earning assets and interest bearing liabilities, increases or decreases in the average rates earned and paid on those assets and liabilities, the mix of those assets and liabilities as well as the availability and costs of sources of funds, such as non-interest bearing deposits. Net interest income was $2,768,452 and $718,589 for the twelve months ended December 31, 2004 and December 31, 2003 respectively. Interest-earning assets were $74,846,668 and $40,009,199 as of December 31, 2004 and December 31, 2003. Loans, net of allowance, represent 79.99% of interest-earning assets as of December 31, 2004 and 72.37% as of December 31, 2003.

Total interest income for the twelve months ended December 31, 2004 was $3,842,587. Total interest income included interest and fees on loans of $3,509,954, interest on investment securities, including federal funds sold of $314,783 and interest on deposits held in other banks of $17,850. This represents a $2,796,940, or 267% increase over 2003 total interest income of $1,045,647, which was the result of the  growth in our loan portfolio, as well as an improved net interest margin.

Interest expense for the twelve months ended December 31, 2004 was $1,074,135. Interest expense on customer deposit accounts was $1,072,183, and interest on other borrowings was $1,952 for the twelve months ended December 31, 2004. This represents a $747,077, or 228% increase in interest expense compared to interest expense in 2003 of $327,058. The increase was primarily the result of deposit growth at Mountain State Bank.

Non-interest Income

Non-interest income was $438,961 in 2004 compared to $22,960 in 2003, an increase of $416,000, or 1811%. Non-interest income is derived from service charges on deposits and other miscellaneous income which was $153,108 in 2004 and 22,960 in 2003, as well as mortgage origination fees of $285,853 for 2004, and $0 for 2003. We began our retail mortgage origination services in February of 2004.

Non-interest Expense

Non-interest expense for the twelve months ended December 31, 2004 was $2,560,111 compared to $1,346,436 in 2003, an increase of $1,213,675, or 90.1%. Non-interest expense includes salary and benefit costs, occupancy costs, and other operating expenses. The increases in salary and benefit costs expense are attributable to the addition of seven staff members, as well as a full year of salary expense for existing employees. Salary and benefits increased by $761,209 from $807,324 in 2003 to $1,568,533 in 2004. The increase in occupancy costs of $226,138 in 2004 compared to 2003 is a result of the completion and full year occupation of two offices. Other expenses increased by $226,328, from $355,385 in 2003 to $581,713 in 2004. Significant factors in the increase in other expenses included an increase in data processing costs of $111,119, an increase in legal, audit, compliance and accounting costs of $49,990 and an increase in communications costs of $31,074. All of increases in non-interest expense are due to Mountain State Bank being in operation for a full year and the growth of Mountain State Bank’s customer and business bases.

MANAGEMENT OF MOUNTAIN BANCSHARES

Directors and Executive Officers

Set forth below is information regarding the directors and executive officers of Mountain Bancshares. Each director of Mountain Bancshares also serves as a director of Mountain State Bank. The Mountain Bancshares board of directors is divided into three classes, with each class being as nearly equal in number as possible, and the directors serve for staggered three-year terms. Mountain Bancshares’ officers are appointed by and hold office at the will of the board of directors of Mountain Bancshares.

The following table sets forth for each director and executive officer of Mountain Bancshares:  (1) the person’s name; (2) his or her age at December 31, 2005; (3) his or her director class; and (4) his or her position(s) with Mountain Bancshares, other than as a director, and his or her other business experience for the past five years.

Name	Age	Class	Position with Mountain Bancshares and Business Experience
Directors:
Ronald E. Anderson	63	3

Director since 2002; Mr. Anderson was employed by various companies owned by the Federated Department Store organization for 33 years. At the time of his retirement in 1997, Mr. Anderson was serving as Executive Vice President of Federated Systems Group Division. He also served as a director on the boards of both the Lazarus Credit Union and the Rich’s Credit Union.

Jerome L. (Jerry) Blankenship	70	3	Director since 2002; Mr. Blankenship was employed by United Parcel Service for 30 years. At the time of his retirement in 1993, Mr. Blankenship was serving as Corporate Internal Audit Director.
Donald Boggus	42	1

Director since 2002; Mr. Boggus has served as President and Chief Executive Officer of Crescent Banking Company since March, 1996. He also serves as President and CEO and a director of Crescent Bank & Trust. Prior to his current position, Mr. Boggus served as the chief financial officer of Crescent Banking Company and Crescent Bank & Trust from March, 1989, to March, 1996. He is also a director of Vision Bancshares, Inc. and a director of New Horizons Bankshares, Inc.

John F. (Jack) Conway	44	2

Director since 2002; Mr. Conway has owned and operated Atlanta Gear Works since 1985. The business is located in Dawsonville, Georgia, and manufactures various sizes and shapes of gears used in machinery for industry.

Scott A. Henson	42	2	Director since 2002; Mr. Henson has owned and operated a real estate development and construction company known as Scott A. Henson, Inc. since 1987.
Douglas G. Hiser	38	2	Director since 2002; Dr. Hiser opened an orthodontics practice in Cumming, Georgia, in 1999, and has since opened additional offices in Dahlonega and Dawsonville, Georgia.
John L. Lewis	46	3

Director since 2002; Mr. Lewis is President and CEO of Mountain Bancshares and holds the same positions with Mountain State Bank. He has served in those positions since June, 2002. He has more than 20 years experience in the banking industry.

L. Carlos Rodriguez	49	1

Director since 2002; Mr. Rodriguez is President and sole owner of Carlos Rodriguez, Inc., d/b/a La Cazuela Mexican Restaurants. His business consists of a chain of eight restaurants located from Athens, Georgia across the north metro Atlanta area south to Canton, Georgia.

Anna B. Williams	63	1

Director since 2002; Mrs. Williams, a certified public accountant, opened Anna B. Williams, P.C., a business and tax consulting firm, in 1998. She is a member of the Maverick Group,  LLC, a real estate development firm.

Non-director Executive Officers:
Lynn H. Barron	53	N/A	Ms. Barron is the Chief Financial Officer of Mountain Bancshares. Prior to joining Mountain Bancshares, Ms. Barron was the chief financial officer of First National Bank of Johns Creek.
Spencer L. Strickland	35	N/A

Mr. Strickland is the Executive Vice President of Mountain Bancshares. Prior to joining Mountain Bancshares, Mr. Strickland was the regional business banking manager for the North Georgia region of BB&T.

John L. Lewis serves as President and Chief Executive Officer of Mountain Bancshares and Mountain State Bank. Lynn H. Barron serves as Chief Financial Officer of Mountain Bancshares and Mountain State Bank, and Spencer L. Strickland serves as Executive Vice President of Mountain State Bank. They are the only executive officers of Mountain Bancshares. Each officer is party to an employment agreement with Mountain State Bank (see “Executive Officer Employment Agreements”).

There are not, and have not been during the last five years, any involvements by the above-listed persons in legal proceedings relating to the Federal bankruptcy act, Federal commodities law violations, or securities law violations. In addition, none of the above-listed persons are currently charged with or within the last five years have been convicted of any criminal violations of law (other than minor traffic violations). In addition, there are not, and have not been within the last five years, any orders, judgments or decrees enjoining or limiting any director from engaging in any type of business practice or activity.

There are no family relationships among the director nominees or among any of them and any members of management of Mountain Bancshares or Mountain State Bank.

There are no arrangements or understandings between Mountain Bancshares and any person pursuant to which any of the above persons have been or will be elected a director. No director is a director of another public company, except Donald Boggus, who is a director of Crescent Banking Company, Jasper, Georgia, a publicly held bank holding company; a director of New Horizons Bancshares, a closely held bank holding company in Ellijay, Georgia; and a director of Vision Bancshares, Inc., Gulf Shores, Alabama, also a publicly held bank holding company.

Executive Compensation

Mountain Bancshares does not separately compensate any of its directors or executive officers. Any compensation paid them is paid by Mountain State Bank. The following sets forth certain information concerning the compensation of Mountain Bancshares’ executive officers during fiscal years 2004, 2003 and 2002.

Summary Compensation Table

			Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Fiscal Year		Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)		All Other Compensation ($)
John L. Lewis	2004		$143,750	—	—	(1)	—		—
President and Chief	2003		$125,866	$17,200	—	(1)	70,000	(2)	—
Executive Officer	2002	(3)	$57,999	—	—	(1)	—-		—
Spencer L. Strickland	2004		$122,150	—	—	(1)	—		—
Executive Vice President	2003	(4)	$96,250	$7,200	—	(1)	25,000	(5)	—
and Chief Lending Officer
of Mountain State Bank
Lynn H. Barron	2004		$107,761	—	—	(1)	—		—
Chief Financial Officer	2003		$92,000	$7,200	—	(1)	20,000	(6)	—
	2002	(7)	$15,333	—	—	(1)			—

(1)           In accordance with SEC rules, the table omits perquisites and other personal benefits which may be derived from business-related expenditures that in the aggregate do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such person.

(2)           In May, 2003, Mr. Lewis was granted options to purchase 60,000 shares at an exercise price of $10.00 per share and in April, 2003, warrants to purchase 10,000 shares at an exercise price of $10.00 per share. The fair market value of a share of stock on the grant dates was $10.00 per share.

(3)           Mr. Lewis became an employee of Mountain Bancshares and Mountain State Bank in June, 2002, when he was hired as President and Chief Executive Officer.

(4)           Mr. Strickland became an employee of Mountain State Bank in February, 2003, when he was hired as Executive Vice President and Chief Lending Officer of Mountain State Bank.

(5)           In May, 2003, Mr. Strickland was granted options to purchase 25,000 shares at an exercise price of $10.00 per share. The fair market value of a share of stock on the grant date was $10.00 per share.

(6)           In May, 2003, Ms. Barron was granted options to purchase 20,000 shares at an exercise price of $10.00 per share. The fair market value of a share of stock on the grant date was $10.00 per share.

(7)           Ms. Barron became an employee of Mountain Bancshares and Mountain State Bank in November, 2002, when she was hired as Chief Financial Officer.

Aggregated Option Exercises in Fiscal Year 2004 and 2004 FY-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/Unexercisable
John L. Lewis President and CEO	0	—	12,000/48,000	$25,920/$103,680	(1)
Spencer L. Strickland Executive Vice President and CLO	0	—	5,000/20,000	$10,800/$43,200	(1)
Lynn H. Barron Chief Financial Officer	0	—	4,000/16,000	$8,640/$34,560	(1)

(1)          Based on the difference between the estimated value of Mountain Bancshares’ stock of $12.16 per share, which is the average price paid in recent private sales known to Mountain Bancshares, and the exercise price of $10.00 per share.

Executive Officer Employment Agreements

John L. Lewis

Mr.  Lewis’ employment agreement provides for an initial term of three years beginning July 27, 2005 and is annually renewable at the end of the initial three-year term. He is paid an initial annual salary of $150,000 per year, and he will be entitled to annual bonus compensation. He is provided an automobile used primarily for business purposes, and Mountain Bancshares pays operating, maintenance, repair and insurance expenses for the automobile.

If Mountain Bancshares terminates Mr. Lewis’ employment without cause during the term of the agreement, Mr. Lewis shall be entitled to the following:

(1)   a lump sum payment equal to the sum of (A) the greater of (i) the sum of his base salary which would be payable for the remainder of the term and a pro-rata portion of any annual bonus that would be paid for the calendar year in which occurs the effective date of termination; or (ii) the sum of two times his base salary and a pro-rata portion of any annual bonus that would be paid for the calendar year in which occurs the effective date of termination; and (B) a cash payment for each vacation day which Mr. Lewis has not used during the calendar year in which occurs the effective date of termination, which amount shall be determined based on a daily rate of Mr. Lewis’ base salary assuming 260 business days in such year;

(2)   any unvested stock options held by Mr. Lewis shall become fully vested and exercisable as of the effective date of termination; and

(3)   to the extent permitted by the applicable policies or contracts or applicable law (including the COBRA continuation coverage requirements under Code Section 4980B), continuation of health insurance benefits made available to Mr. Lewis by Mountain Bancshares for 12 months following termination at the same level and in the same manner as provided immediately prior to Mr. Lewis’ termination of employment.

If Mountain Bancshares terminates Mr. Lewis’ employment due to his disability, Mountain Bancshares is required to continue to pay him his base salary for six months following the termination or until Mr. Lewis begins receiving payments under Mountain Bancshares’ long-term disability policy, whichever occurs first. In addition, to the extent permitted by the applicable plan or contract or applicable law (including the COBRA continuation coverage requirements under Code Section 4980B), Mr. Lewis is entitled to continuation of health insurance benefits then made available to him by Mountain Bancshares for 12 months following termination at the same level and in the same manner as provided immediately prior to termination of his employment.

If Mr. Lewis terminates his employment due to a material breach of the employment agreement by Mountain Bancshares, or after a sale, merger or other change of control of Mountain Bancshares, due to a reduction in his base salary and benefits or a more than 25-mile relocation of the principal office to which he reports, Mountain Bancshares will be obligated to pay him a lump sum payment equal to the sum of:

(1)   the greater of (A) the sum of his base salary which would be payable for the remainder of the term and a pro-rata portion of any annual bonus that would be paid for the calendar year in which occurs the effective date of termination; or (B) the sum of one times his base salary and a pro-rata portion of any annual bonus that would be paid for the calendar year in which occurs the effective date of termination; and

(2)   a cash payment for each vacation day which Mr. Lewis has not used during the calendar year in which occurs the effective date of termination, which amount shall be determined based on a daily rate of his base salary then in effect assuming 260 business days in such year. In addition, the registrant must remove any restrictions on outstanding incentive awards so that all such awards vest immediately.

In addition, the employment agreement provides that in the event of termination by Mr. Lewis of his employment or termination of Mr. Lewis’ employment without cause by Mountain Bancshares, for a period of 12 months following such termination of Mr. Lewis’ employment, Mr. Lewis may not:  (i) be employed in the banking business within Forsyth and Dawson Counties, (ii) solicit customers of Mountain State Bank for the purpose of providing financial services competitive with those provided by Mountain State Bank; or (iii) solicit employees of Mountain State Bank for employment by an employer providing products or services competitive with the business of Mountain State Bank. Also, Mr. Lewis may not at any time furnish, use or divulge to anyone any confidential information or trade secrets acquired by him from Mountain State Bank.

Spencer L. Strickland

Mr.  Strickland’s employment agreement provides for an initial term of three years beginning August 4, 2005 and is annually renewable at the end of the initial three-year term. He is paid an initial annual salary of $130,000 per year, and he will be entitled to annual bonus compensation. He is provided an automobile used primarily for business purposes, and Mountain Bancshares pays operating, maintenance, repair and insurance expenses for the automobile.

If Mountain Bancshares terminates Mr. Strickland’s employment without cause during the term of the agreement, Mr. Strickland shall be entitled to the following:

(1)   a lump sum payment equal to the sum of (A) the greater of (i) the sum of his base salary which would be payable for the remainder of the term and a pro-rata portion of any annual bonus that would be paid for the calendar year in which occurs the effective date of termination; or (ii) the sum of one and one-half times his base salary and a pro-rata portion of any annual bonus that would be paid for the calendar year in which occurs the effective date of termination; and (B) a cash payment for each vacation day which Mr. Strickland has not used during the calendar year in which occurs the effective date of termination, which amount shall be determined based on a daily rate of Mr. Strickland’s base salary assuming two hundred sixty (260) business days in such year;

(2)   any unvested stock options held by Mr. Strickland shall become fully vested and exercisable as of the effective date of termination; and

(3)   to the extent permitted by the applicable policies or contracts or applicable law (including the COBRA continuation coverage requirements under Code Section 4980B), continuation of health insurance benefits made available to Mr. Strickland by Mountain Bancshares for 12 months following termination at the same level and in the same manner as provided immediately prior to Mr. Strickland’s termination of employment.

If Mountain Bancshares terminates Mr. Strickland’s employment due to his disability, Mountain Bancshares is required to continue to pay him his base salary for six months following the termination or until Mr. Strickland begins receiving payments under Mountain Bancshares’ long-term disability policy, whichever occurs first. In addition, to the extent permitted by the applicable plan or contract or applicable law (including the COBRA continuation coverage requirements under Code Section 4980B), Mr. Strickland is entitled to continuation of health insurance benefits then made available to him by Mountain Bancshares for 12 months following termination at the same level and in the same manner as provided immediately prior to termination of his employment.

If Mr. Strickland terminates his employment due to a material breach of the employment agreement by the registrant or the bank, the bank and the registrant will be obligated to pay him a lump sum payment equal to the sum of:

(1)   the greater of (A) the sum of his base salary which would be payable for the remainder of the term and a pro-rata portion of any annual bonus that would be paid for the calendar year in which occurs the effective date of termination; or (B) the sum of one (1) times his base salary and a pro-rata portion of any annual bonus that would be paid for the calendar year in which occurs the effective date of termination;

(2)   a cash payment for each vacation day which Mr. Strickland has not used during the calendar year in which occurs the effective date of termination, which amount shall be determined based on a daily rate of his base salary then in effect assuming 260 business days in such year. In addition, the registrant must remove any restrictions on outstanding incentive awards so that all such awards vest immediately; and

(3)   to the extent permitted by the applicable policies or contracts or applicable law (including the COBRA continuation coverage requirements under Code Section 4980B), continuation of health insurance benefits made available to Mr. Strickland by the bank for 12 months following termination at the same level and in the same manner as provided immediately prior to Mr. Strickland’s termination of employment.

If Mr. Strickland terminates his employment, after a sale, merger or other change of control of the registrant, due to a reduction in his base salary and benefits or a more than 25 mile relocation of the principal office to which he reports, Mr. Strickland shall be entitled to the following:

(1)   a lump sum payment equal to the sum of (A) the greater of (i) the sum of his base salary which would be payable for the remainder of the term and a pro-rata portion of any annual bonus that would be paid for the calendar year in which occurs the effective date of termination; or (ii) the sum of one and one-half times his base salary and a pro-rata portion of any annual bonus that would be paid for the calendar year in which occurs the effective date of termination; and (B) a cash payment for each vacation day which Mr. Strickland has not used during the calendar year in which occurs the effective date of termination, which amount shall be determined based on a daily rate of Mr. Strickland’s base salary assuming 260 business days in such year;

(2)   any unvested stock options held by Mr. Strickland shall become fully vested and exercisable as of the effective date of termination; and

(3)   to the extent permitted by the applicable policies or contracts or applicable law (including the COBRA continuation coverage requirements under Code Section 4980B), continuation of health insurance benefits made available to Mr. Strickland by the bank for 12 months following termination at the same level and in the same manner as provided immediately prior to Mr. Strickland’s termination of employment.

In addition, the employment agreement provides that in the event of termination by Mr. Strickland of his employment or termination of Mr. Strickland’s employment without cause by Mountain Bancshares, for a period of 12 months following such termination of Mr. Strickland’s employment, Mr. Strickland may not:  (i) be employed in the banking business within Forsyth and Dawson Counties, (ii) solicit customers of Mountain State Bank for the purpose of providing financial services competitive with those provided by Mountain State Bank; or (iii) solicit employees of Mountain State Bank for employment by an employer providing products or services competitive with the business of Mountain State Bank. Also, Mr. Strickland may not at any time furnish, use or divulge to anyone any confidential information or trade secrets acquired by him from Mountain State Bank.

Director Compensation

Mountain Bancshares starting paying directors’ fees after the company reached cumulative profitability. The first such directors’ fees accrued as of the January, 2006 board meeting. Mountain Bancshares pays an annual retainer of $2,500 to its directors, an annual retainer of $3,500 to its Vice Chairman and an annual retainer of $5,000 to its Chairman. Non-employee directors receive $500 for attending each board meeting, $500 for attending each loan committee meeting and $200 for each other committee meeting they attend. Committee chairs receive an additional $100 for each committee meeting they chair.

Director Warrants
Aggregate Warrant Exercises in Fiscal Year 2004 and 2004 FY-End Warrant Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/Unexercisable(1)
John L. Lewis	0	—	3,333/6,667	$7,199/$14,401
Ronald E. Anderson	0	—	5,000/10,000	$10,800/$21,600
Jerome L. Blankenship	0	—	11,667/23,333	$25,200/$50,399
Donald Boggus(2)	0	—	3,333/6,667	$7,199/$14,401
John F. Conway	0	—	6,667/13,333	$14,401/$28,799
Scott A. Henson	0	—	11,667/23,333	$25,200/$50,399
Douglas G. Hiser	0	—	11,667/23,333	$25,200/$50,399
L. Carlos Rodriquez	0	—	10,000/20,000	$21,600/$43,200
Anna B. Williams	0	—	8,333/16,667	$17,999/$36,001

(1)          Based on the difference between the estimated value of Mountain Bancshares’ stock of $12.16 per share, which is the average price paid in recent private sales known to Mountain Bancshares, and the exercise price of $10.00 per share.

(2)          Rather than a warrant, in May, 2003, Mr. Boggus was granted a nonqualified stock option having generally the same terms as the warrants issued to the organizing directors. Mr. Boggus was not an organizing director, but was elected a director in January, 2003.

Related Party Transactions

In the ordinary course of its banking business, Mountain State Bank has had and anticipates that it will continue to have transactions with various directors, officers, principal shareholders, and their associates.

In the opinion of management all loans and commitments to extend loans included in such transactions: were made in the ordinary course of business substantially on the same terms, including interest rates and collateral, as those prevailing from time to time on comparable transactions with unaffiliated persons; are not such as are required to be classified as non- accrual, past due, restructured or creating potential problems; and do not involve more than a normal risk of collectibility or present any other unfavorable features. In management’s opinion, the amount of extensions of credit outstanding at any time from the beginning of the last fiscal year to date to a director, director nominee, executive officer or principal security holder and their associates, individually or in the aggregate, did not exceed the maximum permitted under applicable banking regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF MOUNTAIN BANCSHARES

The following table sets forth the number of shares of Mountain Bancshares common stock that, as of February 21, 2006, are beneficially owned by (a) each existing director and named executive officer of Mountain Bancshares and (b) all executive officers and directors, as a group. The information shown below is based upon information furnished to Mountain Bancshares by the named persons. Unless otherwise indicated, each person is the record owner and has sole voting and investment power with respect to his or her shares.

Information relating to beneficial ownership of Mountain Bancshares is based upon “beneficial ownership” concepts set forth in the rules promulgated under the Exchange Act. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of a security, or “investment power,” which includes the power to dispose or to direct the disposition of a security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within 60 days of February 21, 2006. As a result, in calculating each person’s ownership percentage, his or her exercisable options and warrants are included in both the numerator and the denominator.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage Ownership(1)
Ronald E. Anderson Director 537 Chestatee View Drive Dawsonville, Georgia 30534	30,000	(2)	2.43
Lynn H. Barron Chief Financial Officer 1020 Bethany Road Alpharetta, Georgia 30004	8,750	(3)	0.71
Jerome L. (Jerry) Blankenship Director 6520 Pembroke Place Cumming, Georgia 30040	70,000	(4)	5.57
Donald Boggus Director 281 Happy Talk Trail Jasper, Georgia 30143	16,997	(5)	1.38
John F. Conway Director 433 Hightower Parkway Dawsonville, Georgia 30534	40,125	(6)	3.23
Scott A. Henson Director 2751 Luberon Lane Cumming, Georgia 30041	70,125	(7)	5.58

Douglas G. Hiser Director 285 Elm Street, Suite 101 Cumming, Georgia 30041	70,000	(8)	5.57
John L. Lewis Director/President and C.E.O. 57 Willow Oak Lane Dawsonville, Georgia 30534	44,540	(9)	3.60
L. Carlos Rodriguez Director 5406 Hampstead Way Duluth, Georgia 30097	60,750	(10)	4.85
Spencer L. Strickland Executive Vice President 3715 High Gables East Cumming, Georgia 30041	13,630	(11)	1.11
Anna B. Williams Director 176 Nix Point Road Dawsonville, Georgia 30534	50,000	(12)	4.01
All Directors and Officers as a Group	474,917		32.63

(1)          The calculation of the percentage ownership of each individual is based in each case on 1,222,000 actual outstanding shares of common stock, plus the number of shares subject to exercisable options and/or warrants held by the particular individual as if such shares are outstanding. The calculation of the percentage ownership of the group is based upon 1,455,667 shares deemed to be outstanding. These deemed outstanding shares include 1,222,000 shares of common stock actually outstanding, 205,000 exercisable warrants and 28,667 exercisable stock options at February 21, 2006.

(2)          Includes 15,000 exercisable stock options.

(3)          Included 8,000 exercisable stock options.

(4)                   Includes 35,000 exercisable warrants.

(5)                   Includes 10,000 shares owned by Pickland, Inc., a family corporation controlled by Mr. Boggus, and 6,667 exercisable stock options.

(6)                   Includes 20,000 exercisable warrants.

(7)                   Includes 35,000 exercisable warrants.

(8)                   Includes 35,000 exercisable warrants.

(9)                   Includes 700 shares owned by Mr. Lewis’ spouse, 10,000 exercisable warrants and 4,000 exercisable stock options.

(10)                      Includes 30,000 exercisable warrants.

(11)                      Includes 10,000 exercisable stock options.

(12)                      Includes 25,000 exercisable warrants.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

GB&T

After the merger, the board of directors of GB&T plans to elect one of its directors to serve on the Mountain State Bank board of directors.

Mountain Bancshares

Positions on GB&T Board of Directors.   After the merger, the board of directors of GB&T plans to elect a current member of Mountain Bancshares’ board of directors to serve on the GB&T board.

Indemnification of Mountain Bancshares Directors.   Following the merger, GB&T will generally indemnify the present directors and officers of Mountain Bancshares, subject to Mountain Bancshares obtaining “tail” liability insurance coverage for such directors and officers and subject to certain exceptions.

Employment agreements.   Following the merger, GB&T will honor the employment agreements of John L. Lewis, Spencer L. Strickland and Steven Smith, the Vice President and Manager of Mountain State Bank’s Cumming office.

SUPERVISION AND REGULATION

GB&T and Mountain Bancshares are subject to extensive federal and state banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of their operations. These laws and regulations are generally intended to protect depositors rather than shareholders. Neither GB&T nor Mountain Bancshares can predict the effect that fiscal or monetary policies, or new federal or state legislation, may have on their business and earnings in the future. A summary of the statutory and regulatory provisions is set forth in GB&T’s Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this proxy statement/prospectus.

LEGAL MATTERS

Hulsey, Oliver & Mahar, LLP, counsel to GB&T, has provided an opinion as to:  (i) the legality of the GB&T common stock to be issued in connection with the merger; and (ii) the income tax consequences of the merger. As of the date of this proxy statement/prospectus, members of Hulsey, Oliver & Mahar, LLP own an aggregate of approximately 108,056 shares of, and 3,618 options to purchase shares of GB&T common stock, and Samuel L. Oliver, a partner, is the vice chairman of the board of directors of GB&T. Certain additional legal matters relating to the merger are being passed upon for Mountain Bancshares by Powell Goldstein LLP.

EXPERTS

The audited consolidated financial statements of GB&T and its subsidiaries included or incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Mauldin & Jenkins, L.L.C., an independent registered public accounting firm, as indicated in its related audit reports, and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of Mountain Bancshares and its subsidiary included in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Cherry, Bekaert & Holland, L.L.P., independent certified public accountants, as indicated in its related audit reports, and are included on the authority of that firm as experts in giving those reports.

OTHER MATTERS

Management of Mountain Bancshares knows of no other matters which may be brought before the special shareholders’ meeting. If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

WHERE YOU CAN FIND MORE INFORMATION

GB&T is subject to the informational requirements of the Securities Exchange Act of 1934, which means that GB&T is required to file reports, proxy statements, and other information, all of which are available at the Public Reference Room of the Securities and Exchange Commission (the “SEC”) at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

GB&T has filed a registration statement on Form S-4 to register the GB&T common stock to be issued to the Mountain Bancshares shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of GB&T in addition to being a proxy statement of Mountain Bancshares for the special meeting of Mountain Bancshares shareholders to be held on March 29, 2006, as described in this proxy statement/prospectus. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

Mountain Bancshares is subject to the informational requirements of the Securities Exchange Act of 1934, which means that Mountain Bancshares is required to file reports, proxy statements, and other information, all of which are available at the Public Reference Room of the SEC at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows GB&T to incorporate by reference certain information into this document, which means that GB&T can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference in this document.

This document incorporates by reference the documents set forth below that GB&T has previously filed with the SEC. These documents contain important information about GB&T and their respective businesses:

GB&T Filings (File No. 000-24203)

•       GB&T’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended by GB&T’s Form 10-K/A filed April 22, 2005;

•       GB&T’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005; and

•       GB&T’s Current Reports on Form 8-K dated March 25, 2005, July 13, 2005, December 15, 2005 and January 30, 2006.

GB&T also incorporates by reference additional documents that may be filed with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and prior to the special meeting are also incorporated by reference into this proxy statement/prospectus.

All information concerning GB&T and its subsidiaries has been furnished by GB&T, and all information concerning Mountain Bancshares has been furnished by Mountain Bancshares. You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in making your decision to vote on the merger. We have not authorized anyone to provide you with information that is different from that contained in this proxy statement/prospectus.

This proxy statement/prospectus is dated February 21, 2006. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of GB&T common stock in the merger shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in information set forth or incorporated in this document by reference or in the affairs of GB&T or Mountain Bancshares since the date of this proxy statement/prospectus.

By order of the Board of Directors of Mountain Bancshares, Inc.
/s/ JOHN L. LEWIS
John L. Lewis, President and Chief Executive Officer
February 21, 2006 Dawsonville, Georgia

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF MOUNTAIN BANCSHARES

Page
Audited Consolidated Financial Statements
Report of Cherry, Bekaert & Holland, L.L.P.	F-2
Consolidated Statements of Financial Condition as of December 31, 2004 and 2003	F-3
Consolidated Statements of Operations for the years ended December 31, 2004 and 2003	F-4
Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2004 and 2003	F-5
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2004 and 2003	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003	F-7
Notes to Consolidated Financial Statements	F-8
Unaudited Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2005	F-24
Consolidated Statements of Income for the three months ended September 30, 2005 and 2004, and the nine months ended September 30, 2005 and 2004	F-25
Consolidated Statements of Comprehensive Income for the three months ended September 30, 2005 and 2004, and the nine months ended September 30, 2005 and 2004	F-26
Consolidated Statements of Cash Flows for the nine months ended September 30, 2005 and 2004	F-27
Notes to Unaudited Consolidated Financial Statements	F-28

Report of Independent Registered Public Accounting Firm

The Board of Directors
Mountain Bancshares, Inc.
Dawsonville, Georgia

We have audited the accompanying consolidated statements of financial condition of Mountain Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mountain Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia
February 25, 2005

MOUNTAIN BANCSHARES, INC.
Consolidated Statements of Financial Condition
December 31, 2004 and 2003

Assets

	2004	2003
Cash and due from banks	$1,399,688	$1,024,845
Interest bearing deposits in banks	1,600,000	—
Federal funds sold	6,357,000	3,526,000
Securities available-for-sale	7,015,807	7,527,327
Loans, net of allowance for loan losses	59,873,861	28,955,872
Bank premises and fixed assets	4,455,926	4,638,283
Accrued interest receivable	290,721	181,311
Other assets	142,803	133,865
Total assets	$81,135,806	$45,987,503

Liabilities and Shareholders’ Equity

Deposits:
Non-interest bearing	$5,824,435	$3,206,444
Interest-bearing:
NOW accounts	2,142,749	1,317,616
Savings	249,155	63,594
Money market accounts	44,223,828	23,376,318
Time deposits of $100,000, and over	9,632,927	3,294,461
Other time deposits	7,833,489	3,495,527
Total deposits	69,906,583	34,753,960
Other liabilities	114,379	435,035
Total liabilities	70,020,962	35,188,995
Commitments and contingent liabilities
Shareholders’ equity
Common stock, par value $5.00; 10,000,000 shares authorized; 1,200,000 shares issued and outstanding	6,000,000	6,000,000
Additional paid-in capital	5,944,693	5,944,693
Accumulated deficit	(790,557)	(1,125,556)
Accumulated other comprehensive income(loss)	(39,292)	(20,629)
Total shareholders’ equity	11,114,844	10,798,508
Total liabilities and shareholders’ equity	$81,135,806	$45,987,503

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.
Consolidated Statements of Operations
Years Ended December 31, 2004 and 2003

	2004	2003
Interest income
Interest and fees on loans	$3,509,954	$890,663
Interest on taxable securities	281,533	99,965
Interest on Federal funds sold	33,250	55,019
Interest on deposits in banks	17,850	—
Total interest income	3,842,587	1,045,647
Interest expense
Interest on time deposits of $100,000 or more	143,841	49,160
Interest on other deposits	928,342	254,458
Interest on funds purchased and other borrowings	1,952	23,440
Total interest expense	1,074,135	327,058
Net interest income	2,768,452	718,589
Provision for loan losses	312,303	292,484
Net interest income after provision for loan losses	2,456,149	426,105
Noninterest income
Service charges on deposits	85,807	22,960
Mortgage brokerage income	285,853	—
Other income	67,301	—
	438,961	22,960
Noninterest expense
Salaries and employee benefits	1,568,533	807,324
Occupancy expenses	409,865	183,727
Other expenses	581,713	355,385
	2,560,111	1,346,436
Income (loss) before income taxes	334,999	(897,371)
Income tax expense	—	—
Net income (loss)	$334,999	$(897,371)
Net income (loss) per share
Basic and diluted	$0.28	$(0.75)

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Consolidated Statements of Comprehensive Income (Loss)

Years Ended December 31, 2004 and 2003

	2004	2003
Net Income (loss)	$334,999	$(897,371)
Unrealized holding losses arising during period, net of tax, less reclassification adjustment for gains and losses included in net income (loss)	(18,663)	(20,629)
Comprehensive income (loss)	$316,336	$(918,000)

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Consolidated Statements of Shareholders’ Equity

Years Ended December 31, 2004 and 2003

	Common Stock Shares	Common Stock Par Value	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
Balance, December 31, 2002	1	$5	$5	$(228,185)	$—	$(228,175)
Net loss	—	—	—	(897,371)	—	(897,371)
Change in unrealized loss on securities available-for-sale	—	—	—	—	(20,629)	(20,629)
Proceeds from stock Offering, net of offering costs of $55,307	1,199,999	5,999,995	5,944,688	—	—	11,944,683
Balance, December 31, 2003	1,200,000	6,000,000	5,944,693	(1,125,556)	(20,629)	10,798,508
Net Income (Loss)	—	—	—	334,999	—	334,999
Change in unrealized loss on securities available- for-sale	—	—	—	—	(18,663)	(18,663)
Balance, December 31, 2004	1,200,000	$6,000,000	$5,944,693	$(790,557)	$(39,292)	$11,114,844

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.

Consolidated Statements of Cash Flows

Years Ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities
Net income (loss)	$334,999	$(897,371)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	216,448	54,290
Provision for loan losses	312,303	292,484
Gain on sale of fixed assets	(34,250)	—
(Increase) in accrued interest receivable	(109,410)	(181,311)
Net change in other assets and liabilities	(329,594)	334,075
Net cash provided by (used in) operating activities	390,496	(397,833)
Cash flows from investing activities
(Increase) in deposits in other banks	(1,600,000)	—
(Increase) decrease in Federal funds sold	(2,831,000)	(3,526,000)
Loan originations and collections, net	(31,230,292)	(29,248,356)
Purchases of available-for-sale securities	(2,280,457)	(8,648,067)
Proceeds from maturities, sales, and calls ofavailable-for-sale securities	2,773,314	1,100,111
Net additions to premises and equipment	159	(3,998,792)
Net cash used in investing activities	(35,168,276)	(44,321,104)
Cash flows from financing activities
Net increase in deposits	35,152,623	34,753,960
Net proceeds from issuance of common stock	—	11,944,683
Net proceeds (repayments) from lines of credit	—	(955,577)
Net cash provided by financing activities	35,152,623	45,743,066
Net increase cash and due from banks	374,843	1,024,129
Cash and due from banks at beginning of year	1,024,845	716
Cash and due from banks at end of year	$1,399,688	$1,024,845

The accompanying notes are an integral part of these financial statements.

MOUNTAIN BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2004

Note 1—Nature of business and significant accounting policies

Nature of business

Mountain Bancshares, Inc. (the “Company”) is a one-bank holding company. Substantially all of its business is conducted by its wholly-owned subsidiary, Mountain State Bank (the “Bank”). The Bank is engaged in community banking activities through its locations in Dawsonville and Cumming, Georgia, and the surrounding area. Most of the Bank’s loans and loan commitments have been granted to customers in the Dawson and Forsyth County, Georgia areas. Many of the Bank’s loan customers are also depositors of the Bank.

The Bank is subject to the regulations of Federal and state banking agencies and is periodically examined by them.

Mountain Bancshares, Inc. was incorporated on June 24, 2002, to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act. During 2003, as an organizational entity, the organizers of the Company commenced a stock offering for the initial capitalization of the Company and the Bank. The registration statement for the offering filed by the Company was declared effective on January 8, 2003. The offering was completed in the second quarter of 2003, with 1,200,000 shares of the Company’s common stock being sold for $10 per share, raising capital of $12 million. The Company has charged $55,307 of issuance costs against these gross proceeds.

Since inception through April 15, 2003, the Company engaged in pre-opening and organizational activities necessary to obtain regulatory approvals and to prepare its subsidiary, the Bank, to commence business as a financial institution. On April 15, 2003, the Bank opened for business.

Significant accounting policies

Basis of presentation—The consolidated financial statements include the accounts of the Company and its subsidiary Bank. Significant inter-company transactions and accounts are eliminated in consolidation. The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.

Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant group concentrations of credit risk—A substantial portion of the Bank’s loan portfolio is to customers in the Cumming and Dawsonville, Georgia market areas. The ultimate collectibility of a substantial portion of the portfolio is therefore susceptible to changes in the economic and market conditions in and around these areas.

Cash and due from banks—or purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). The Bank  maintains due from accounts with banks primarily located in Georgia. Balances generally exceed insured amounts.

MOUNTAIN BANCSHARES, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Note 1—Nature of business and significant accounting policies (Continued)

Investment securities—The Bank’s investments in securities are classified and accounted for as follows:

Securities available-for-sale—Securities classified as available-for-sale are identified when acquired as being available-for-sale to meet liquidity needs or other purposes. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income.

Securities held-to-maturity—Securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

The Bank has not classified any securities as trading.

Gains and losses on the sale of securities are determined using the specific-identification method. Dividends and interest income are recognized when earned. A decline in fair value of individual available-for-sale or held-to-maturity securities below cost that is deemed other than temporary results in write-downs of individual securities to their fair value.

Loans and allowance for loan losses—Loans are stated at principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest.

Accrual of interest income is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management’s judgment, the interest will not be collectible in the normal course of business. Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current interest income. Interest income is subsequently recognized only to the extent cash payments are received.

The accrual of interest on impaired loans is discontinued when, in management’s judgment, the borrower may be unable to meet payments as due. Management applies this criteria to all loans identified for evaluation except for smaller-balance homogeneous residential mortgage and consumer installment loans that are collectively evaluated for impairment. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Management of the Bank evaluates the borrower’s ability to pay, the value of any collateral, and other factors in determining when a loan is impaired. Management does not consider a loan to be impaired during a period of delay in payment if it is expected that the Bank will collect all amounts due including interest accrued at the contractual interest rate for the period of the delay.

Interest payments on impaired loans are applied to the remaining principal balance until the balance is fully recovered. Once principal is recovered, cash payments received are recorded as recoveries to the extent of any principal previously charged-off, and then as interest income.

MOUNTAIN BANCSHARES, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Note 1—Nature of business and significant accounting policies (Continued)

Fees on loans and costs incurred in the origination of loans are recognized at the time the loan is placed on the books. Because loan fees are not significant and a substantial number of the Bank’s loans have maturities of one year or less, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with accounting principles generally accepted in the United States of America.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of certain specific loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

Foreclosed real estate—Foreclosed real estate represents properties acquired through foreclosure or other proceedings. The property is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the property less estimated costs of disposal. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan losses. Property is evaluated regularly to ensure the carrying amount is supported by its current fair value. Foreclosed real estate is reported net of allowance for losses in the consolidated financial statements.

Bank premises and equipment—Premises and equipment are stated at cost less accumulated depreciation, computed by straight-line and declining balance methods over the estimated useful lives of the assets, which range from three to forty years.

Income taxes—Provisions for income taxes are based on amounts reported in the statements of operations after exclusion of nontaxable income, such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Earnings per share—Earnings per share are calculated on the basis of the weighted average number of shares outstanding in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Share”.

Fair value of financial instruments—The following methods and assumptions are used by the Bank in estimating fair values of financial instruments. In cases where quoted market prices of financial instruments are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

MOUNTAIN BANCSHARES, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Note 1—Nature of business and significant accounting policies (Continued)

In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented are not intended to and do not represent the underlying value of the Bank.

Cash and due from banks, Federal funds sold and interest-bearing deposits in banks—Due to the short-term nature of these instruments, their estimated fair values approximate their carrying amounts.

Available-for-sale and held-to-maturity securities—Estimated fair values are based on quoted market prices when available. Where quoted market prices are not available, quoted market prices of comparable instruments or discounted cash flow methods are used to estimate fair value.

Loans—Fair values for loans are estimated by discounted cash flows using interest rates currently being offered by the Bank for loans with similar terms and similar credit quality.

Deposit liabilities and other borrowings—Due to the short-term nature of demand and savings accounts, the estimated fair value of these instruments approximates their carrying amounts. In addition, due to the short-term nature of borrowings from other institutions, the estimated fair value of these instruments approximates their carrying amounts. Fair values for certificates of deposit are estimated by discounted cash flows using interest rates currently being offered by the Bank on certificates.

Commitments to extend credit and standby letters of credit are not recorded until such commitments are funded. The value of these commitments are the fees charged to enter into such agreements. The Bank has determined that such instruments do not have a material distinguishable fair value and no fair value has been assigned to these instruments.

Comprehensive income—Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income, although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition. Such items, along with net income (loss), are components of comprehensive income (loss).

Stock-based compensation—The Company accounts for stock-based compensation utilizing the intrinsic value method. See Note 9 for additional information regarding the Company’s stock-based compensation plan. Presented below is certain actual financial information of the Company with comparative pro forma information determined as if the Company had accounted for the stock-based compensation utilizing the fair-value method.

MOUNTAIN BANCSHARES, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Note 1—Nature of business and significant accounting policies (Continued)

	2004	2003
Net income (loss) as reported	$334,999	$(897,371)
Income (loss) per share as reported
Basic and diluted:	$0.28	$(0.75)
Stock-based employee compensation cost included in net income (loss) as reported	$—	$—
Stock-based employee compensation cost based on fair-value method	$—	$—
Pro forma net income (loss) including stock-based compensation cost based on fair-value method	$334,999	$(897,371)
Pro forma income (loss) per share including stock-based compensation cost based on fair-value method
Basic and diluted:	$0.28	$(0.75)

New accounting pronouncements—In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 148, “Accounting for Stock Based Compensation—Transition and Disclosure”, which provides alternative methods of transition for entities that voluntarily change to the fair value based method of accounting for stock-based employee compensation. The provisions of SFAS No. 148 as adopted by the Company did not have a significant impact on the Company’s financial reporting or operations.

In April 2003 the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. This Statement amended and clarified financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. The Statement is effective for contracts entered into after June 30, 2003. The adoption of this Statement did not have a material effect on the Company’s financial reporting or operations.

FASB Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, was issued in May 2003 and establishes standards for how to classify and measure certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of the provision of this statement did not have a material impact on the consolidated financial statements of the Company.

FASB Interpretation No. 4, “ Consolidation of Variable Interest Entities an interpretation of ARB No. 51, as amended by FASB Interpretation No. 46R” was issued in January 2003 and addresses consolidation by business enterprises of variable interest entities. The Company does not have variable interest entities as defined by this Interpretation and therefore, the adoption of the provisions of this FASB Interpretation did not have a material impact on the consolidated financial statements of the Company.

MOUNTAIN BANCSHARES, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Note 1—Nature of business and significant accounting policies (Continued)

FASB Statement No. 123(R) “Share-Based Payment”, was issued in December 2004 and requires compensation costs related to share-based payment transactions be recognized in the financial statements.  This pronouncement is effective as of the first interim or annual reporting period after June 15, 2005. The Company is currently evaluating the requirements of SFAS No. 123(R), but expects that the adoption of the Pronouncement will not have a material impact on the Company’s consolidated financial position and consolidated results of operations.

FASB Statement No. 153, “Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29”, was issued in December 2004 and provides additional guidance on the accounting for nonmonetary exchanges of assets. The provisions of this SFAS are effective for nonmonetary asset exchanges occurring in fiscal periods ending after June 15, 2005. The Company will adopt this SFAS effective January 1, 2006, and the adoption of the statement is not expected to have a significant effect on the Company’s results of operations or financial position.

Note 2—Investment securities

The amortized cost and fair value amounts of securities owned as of December 31, are shown below:

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
U.S. agency	$4,003,216	$2,150	$(14,663)	$3,990,703
Corporate obligations	1,300,000	—	—	1,300,000
Mortgage—backed	1,751,883	—	(26,779)	1,725,104
	$7,055,099	$2,150	$(41,442)	$7,015,807

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
U.S. agency	$6,547,956	$8,396	$(29,025)	$6,527,327
Corporate obligations	1,000,000	—	—	1,000,000
	$7,547,956	$8,396	$(29,025)	$7,527,327

MOUNTAIN BANCSHARES, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Note 2—Investment securities (Continued)

The amortized cost and fair value of securities as of December 31, 2004, by contractual maturity, are as follows:

	Securities Available-for-Sale
	Amortized Cost	Fair Value
One year or less	$—	$—
After one year through five years	3,494,720	3,484,297
After five years through ten years	508,496	506,406
After ten years	1,300,000	1,300,000
Mortgage-backed securities	1,751,883	1,725,104
	$7,055,099	$7,015,807

There were no securities pledged to secure public deposits or for other purposes at December 31, 2003. At December 31, 2004, the Bank had $1,000,000 of securities pledged to secure public funds. There were no material net realized gains (losses) on sales of securities during 2004 and 2003.

Information pertaining to securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than		Over
	Twelve Months		Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
Securities Available for sale:
U.S. agency	$—	$—	$14,663	$3,990,703
Corporate	26,779	1,725,104	—	—
	$26,779	$1,725,104	$14,663	$3,990,703

Management evaluates securities for other-than-temporary impairment on a periodic basis, more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2004 the gross unrealized losses are primarily the result of changes in market interest rates. Each of the securities are U.S. agency debt securities, including mortgage-backed securities, or corporate securities. As the Bank has the ability to hold the securities for the foreseeable future, no declines are deemed to be other-than-temporary.

MOUNTAIN BANCSHARES, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Note 3—Loans

The composition of loans is summarized as follows:

	December 31,
	2004	2003
Commercial and industrial	$4,308,327	$11,114,692
Construction	31,229,851	6,525,827
Real estate	23,343,689	9,370,385
Consumer	1,596,781	2,237,452
	60,478,648	29,248,356
Unearned income	—	—
Allowance for loan losses	(604,787)	(292,484)
Loans, net	$59,873,861	$28,955,872

Changes in the allowance for loan losses were as follows:

	December 31
	2004	2003
Balance, beginning of year	$292,484	$—
Provision charged to operations	312,303	292,484
Recoveries	—	—
Loans charged off	—	—
Balance, end of year	$604,787	$292,484

There were no loans for which the accrual of interest had been discontinued or reduced at December 31, 2004 and 2003 or during the years ended December 31, 2004 and 2003. There was no significant reduction in interest income associated with non-accrual or renegotiated loans. There were no loans identified as impaired under SFAS 114 at December 31, 2004 and 2003.

At December 31, 2004 and 2003, executive officers and directors, and companies in which they have a beneficial ownership, were indebted to the Bank in the aggregate amount of $1,728,871 and $562,081, respectively. The interest rates on these loans were substantially the same as rates prevailing at the time of the transactions, and repayment terms are customary for the type of loan involved. Following is a summary of transactions for 2004:

	December 31
	2004	2003
Balance, beginning of year	$562,081	$—
Advances	3,152,953	573,696
Repayments	1,986,163	11,615
Balance, end of year	$1,728,871	$562,081

MOUNTAIN BANCSHARES, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Note 4—Foreclosed real estate

The Bank had no foreclosed real estate at or during the years ended December 31, 2004 and 2003.

Note 5—Bank premises and equipment

Bank premises and equipment consists of the following:

	December 31,
	2004	2003
Land	$1,390,991	$1,501,126
Building and improvements	2,478,560	2,454,189
Equipment, furniture and fixtures	843,216	737,652
Total cost	4,712,767	4,692,967
Less accumulated depreciation	256,841	54,684
Premises and equipment, net	$4,455,926	$4,638,283

Depreciation expense for the years ended December 31, 2004 and 2003, $ 216,448 and  $54,290, respectively.

Note 6—Deposits

At December 31, 2004, the scheduled maturities of time deposit liabilities were as follows:

2005	$16,520,047
2006	901,002
2007	27,578
2008	17,789
2009 and thereafter	0
$17,466,416

Note 7—Lines of Credit

To facilitate the formation of the Company, the Company established two lines of credit in 2002. The first line was for $500,000, which was used to cover pre-opening and stock offering expenses and carried a rate of 6% as of December 31, 2002. At December 31, 2003,  $318,089 was outstanding. The line was personally guaranteed by the Organizers of the Company. The second line of credit of $1,600,000 was for the purpose of acquiring the Bank’s land for banking facilities. As of December 31, 2003 the interest rate on the line was 4% and the outstanding balance was $637,488. Both lines were fully paid off in 2004.

Note 8—Employee benefit plan

The Bank has a 401(k) salary-deferred plan covering substantially all employees. At the discretion of the Bank’s Board of Directors, the Bank may match a percentage of the annual amounts deferred by employees. Total deferred amounts are limited to amounts that can be deducted for Federal income tax purposes.

MOUNTAIN BANCSHARES, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Note 9—Shareholders’ equity and regulatory requirements

The primary source of funds available to the Company is the payment of dividends by the subsidiary Bank. Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of regulatory agencies.

The Bank is subject to various regulatory capital requirements administered by state and Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that as of December 31, 2004 and 2003, the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2004 and 2003, the most recent notification from the regulatory agencies categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

MOUNTAIN BANCSHARES, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Note 9—Shareholders’ equity and regulatory requirements (Continued)

The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004
Total capital (to risk weighted assets)	$11,617,587	16.04%	$5,794,307	8%	$7,242,885	10%
Tier I capital (to risk weighted assets)	$11,012,800	15.20%	$2,898,105	4%	$4,347,158	6%
Tier I capital (to average assets)	$11,012,800	14.93%	$2,950,515	4%	$3,688,145	5%
As of December 31, 2003
Total capital (to risk weighted assets)	$11,020,668	28.97%	$3,043,333	8%	$3,804,166	10%
Tier I capital (to risk weighted assets)	$10,728,184	28.21%	$1,521,189	4%	$2,281,783	6%
Tier I capital (to average assets)	$10,728,184	27.27%	$1,573,624	4%	$1,967,030	5%

During 2003 the Company adopted the 2003 Stock Option Plan (the “Plan’’) for eligible directors, officers and key employees of the Company and Bank. Options are granted to purchase common shares at a price not less than the fair market value of the common stock at the date of grant, with fair value being established by the Board of Directors. The Company has reserved and made available under the Plan 200,000 shares of the Company’s common stock.

The Plan provides for the grant of both incentive and nonqualified stock options. The Board of Directors of the Company establishes to whom options shall be granted and determines exercise prices, vesting requirements, and the number of shares covered by each option.

As permitted by Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock Based Compensation”, the Company has elected to account for the Plan in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”.

Presentation of pro forma information regarding net income and earnings per share is presented in Note 1 to the financial statements, and has been determined as if the Company had accounted for the Plan under the fair value method of that Statement. The fair value for these options was estimated, for each of the years presented, at the date of grant using an option pricing model which included the following assumptions:

Dividend yield	1.0%
Volatility	10.0%
Risk-free rate	4.0%

MOUNTAIN BANCSHARES, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Note 9—Shareholders’ equity and regulatory requirements (Continued)

In addition, the model assumed that each option was exercised in the initial year of vesting.

For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the option’s vesting period. Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate. In management’s opinion, the model does not necessarily provide a reliable single measure of the fair value of options.

Vesting requirements are determined by the Board of Directors at the time options are granted, and generally provide for vesting over five to ten year periods. The Plan provides that vesting periods may not exceed ten years.

A summary of the Company’s stock option activity, and related information, for the years ended December 31, 2004 and 2003 follows. Exercise price per share information is based on weighted averages.

	2004		2003
	Options	Exercise Price Per Share	Options	Exercise Price Per Share
Outstanding—beginning of year	135,000	$10.00	—	$—
Granted	15,000	10.53	135,000	10.00
Exercised	—	—	—	—
Expired	—	—	—	—
Outstanding—end of year	150,000	$10.05	135,000	$10.00

As of December 31, 2004, 29,333 options were vested and exercisable. At December 31, 2003, no stock options were vested or exercisable.

The weighted-average remaining contractual life of options outstanding at December 31, 2004 and 2003 was 101 months and 113 months, respectively.

During 2003 the Company also adopted the Stock Warrant Plan for the purpose of granting warrants on the common stock of the Company to the Organizing Directors of the Company. The Company granted one stock warrant to each Organizing Director for each share of common stock of the Company purchased by the Director in the Company’s public offering. The warrants are nonqualified stock warrants. The Company granted 205,000 warrants in connection with the offering. The warrants vest over a three year period, with a one-third per year vesting schedule. The warrants are exercisable at $10 per share, and must be exercised within ten years from the date of grant. The Stock Warrant Plan does not provide for the issuance of any further warrants.

Note 10—Net Income (Loss) per share

The computation of basic and diluted earnings (loss) per share is based on the weighted average number of shares outstanding during the period presented, plus, when their effect is dilutive, additional shares assuming the exercise of stock options and warrants, in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share.”  The Company utilitzes the treasury stock method in determining diluted earnings per share. For the years ended December 31, 2004 and 2003, the weighted

MOUNTAIN BANCSHARES, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Note 10—Net Income (Loss) per share (Continued)

average number of common shares outstanding was 1,200,000 shares. For the year ended December 31, 2004, the application of the treasury stock method resulted in 16,143 dilutive shares from the Company’s outstanding options and warrants, resulting in a diluted earnings per share of $0.28. The effect of the diluted calculation for the year ended December 31, 2003 was anti-dilutive.

Note 11—Income taxes

Total income tax (benefit) in the Statement of Operations for the years ended December 31, 2004 and 2003 was as follows:

	2004	2003
Current tax (benefit)	$220,082	$—
Deferred tax (benefit)	116,000	(305,000)
Change in valuation allowance	(116,000)	305,000
Utilization of NOL carryforward	(220,082)	—
	$—	$—

The Company’s provision for income tax (benefit) is materially consistent with the amount computed when applying the Federal tax statutory rate.

The primary components of deferred income taxes are a Federal tax net operating loss of approximately $183,000 resulting in a deferred tax asset of approximately $62,000, and the Bank’s allowance for loan losses of approximately $604,000, resulting in a deferred tax asset of approximately $205,000. The net operating loss expires in years 2022 and 2023.

The Bank has provided for a deferred tax asset with respect to the unrealized loss on investment securities.

The amount of and ultimate realization of the benefits from the operating loss carryforwards and deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforward and deferred tax assets, the Company has established a valuation allowance equal to the amount of the recognized benefit for assets.

Note 12—Commitments and contingencies

In the ordinary course of business, the Bank may enter into off-balance sheet financial instruments, which are not reflected in the financial statements. These instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable.

The Bank uses the same credit policies for these off-balance-sheet financial instruments as it does for other instruments that are recorded in the financial statements.

MOUNTAIN BANCSHARES, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Note 12—Commitments and contingencies (Continued)

Following is an analysis of significant off-balance sheet financial instruments:

	2004	2003
Commitments to extend credit	$15,915,912	$7,938,004
Standby letters of credit	60,000	109,750
	$15,975,912	$8,047,754

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. In managing the Bank’s credit and market risk exposure, the Bank may participate these commitments with other institutions when funded. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation. In the opinion of management, there are no present matters in which the outcome will have a material adverse effect on the financial statements.

The Company and Bank entered into an employment agreement with its President and Chief Executive Officer, providing for an initial term of five years. The agreement provides for a base salary, an incentive bonus, and the granting of stock options on the Company’s common stock equal to 5% of the number of shares of stock sold in the Company’s public offering.

Note 13—Supplemental consolidated cash flow information

	2004	2003
Income taxes paid	—	—
Interest paid	1,056,993	309,307

Note 14—Fair value of financial instruments

The estimated fair values of the Bank’s financial instruments, for those instruments for which the Bank’s management believes estimated fair value does not by nature approximate the instruments’ carrying amount, were as follows at December 31 (in thousands):

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Loans, net	$59,874	$60,430	$28,956	$29,396
Certificates of deposit	$17,466	$17,533	$6,790	$6,830

Estimated fair value information of investment securities is presented in Note 2 of the financial statements.

MOUNTAIN BANCSHARES, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Note 15—Other expenses

Other non-interest expenses were as follows:

	2004	2003
Data processing	$149,972	$44,853
Legal and accounting	73,267	33,835
Printing and supplies	35,241	32,503
Advertising	52,196	42,587
Telephone	42,021	19,004
Outside services	18,475	24,513
Other	210,541	158,090
	$581,713	$355,385

Note 16—Condensed financial information on Mountain Bancshares, Inc.
(parent company only)

Condensed Balance Sheet
December 31, 2004 and 2003

	2004	2003
Assets
Cash	$46,597	$149,707
Interest bearing deposit	100,000
Investment in subsidiary	10,968,247	10,648,811
Total assets	$11,114,844	$10,798,518
Liabilities
Lines of credit	$—	$—
Other liabilities	—	10
Shareholders’ equity (deficit)	11,114,844	10,798,508
Total liabilities and shareholders’ equity	$11,114,844	$10,798,518

MOUNTAIN BANCSHARES, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Note 16—Condensed financial information on Mountain Bancshares, Inc.
(parent company only) (Continued)

Condensed Statement of Operations
Years Ended December 31, 2004 and 2003

	2004	2003
Income, dividends from subsidiary	$—	$—
Expenses
Personnel and employee benefits	—	107,665
Other	3,100	59,146
Loss before equity in undistributed earnings (loss) of subsidiary	(3,100)	(166,811)
Equity in undistributed earnings (loss) of subsidiary	338,099	(730,560)
Net income (loss)	$334,999	$(897,371)

Condensed Statement of Cash Flows
Years Ended December 31, 2004 and  2003

	2004	2003
Cash flows from operating activities
Net income (loss)	$334,999	$(897,371)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed (earnings) loss of subsidiary	(338,099)	730,560
Other assets and liabilities	(10)	42,915
Total adjustments	(338,109)	773,475
Net cash used in operating activities	(3,110)	(123,896)
Cash flows from investing activities
Purchase of land and premises	—	(817,345)
Purchase Certificate of Deposit	(100,000)
Cash used in investment in subsidiary bank	—	(9,898,874)
Net cash used in investing activities	(100,000)	(10,716,219)
Cash flows from financing activities
Proceeds (repayment) of lines of credit	—	(955,577)
Proceeds from issuance of common stock, net of direct costs	—	11,944,683
Net cash provided by financing activities	—	10,989,106
Net change in cash	(103,110)	148,991
Cash at beginning of year	149,707	716
Cash at end of year	$46,597	$149,707

MOUNTAIN BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Cash and due from banks	$1,379,087	$1,399,688
Interest bearing deposits in banks	3,100,000	1,600,000
Federal funds sold	13,578,000	6,357,000
Securities available-for-sale	13,131,066	7,015,807
Loans, net of allowance for loan losses	87,670,727	59,873,861
Bank premises and fixed assets	4,348,784	4,455,926
Accrued interest receivable	462,417	290,721
Deferred tax asset, net	339,511	—
Federal Home Loan Bank Stock	162,100	—
Other assets	174,128	142,803
Total assets	$124,345,820	$81,135,806
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$7,608,722	$5,824,435
Interest-bearing:
NOW accounts	4,572,247	2,142,749
Savings	171,188	249,155
Money market accounts	39,375,322	44,223,828
Time deposits of $100,000 and over	39,292,554	9,632,927
Other time deposits	20,879,761	7,833,489
Total deposits	111,899,794	69,906,583
Other liabilities, borrowings and retail agreements	466,252	114,379
Total liabilities	112,366,046	70,020,962
Shareholders’ equity
Common stock, par value $5.00; 10,000,000 shares authorized; 1,200,000 shares issued and outstanding	6,000,000	6,000,000
Additional paid-in-capital	5,944,693	5,944,693
Retained Earnings (Accumulated Deficit)	109,661	(790,557)
Accumulated other comprehensive income (loss)	(74,580)	(39,292)
Total shareholders’ equity	11,979,774	11,114,844
Total liabilities and shareholders’ equity	$124,345,820	$81,135,806

MOUNTAIN BANCSHARES, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Interest income
Interest and fees on loans	$1,742	$969	$4,617	$2,412
Interest on taxable securities	82	79	226	223
Interest on nontaxable securities	11	—	15	—
Interest on Federal funds sold	58	5	89	21
Interest on deposits in banks	13	—	33	—
Total interest income	1,906	1,053	4,980	2,656
Interest expense
Interest on time deposits of $100,000 or more	307	29	563	76
Interest on other deposits	422	247	1,074	659
Interest on funds purchased and other borrowings	2	2	4	2
Total interest expense	731	278	1,641	737
Net interest income	1,175	775	3,339	1,919
Provision for loan losses	119	64	281	241
Net interest income after provision for loan losses	1,056	711	3,058	1,678
Non-interest income
Service charges on deposits	43	30	106	78
Other income/(loss)	—	2	3	40
Mortgage brokerage income	124	65	360	169
	167	97	469	287
Non-interest expense
Salaries and employee benefits	551	419	1,577	1,143
Occupancy expenses	118	100	336	275
Other expenses	221	155	656	415
	890	674	2,569	1,833
Income before income taxes	333	134	958	132
Income tax expense	114	—	58	—
Net income	$219	$134	$900	$132
Net income per share of common stock
Basic	$0.18	$0.11	$0.75	$0.11
Diluted	$0.18	$0.09	$0.74	$0.09

MOUNTAIN BANCSHARES, INC.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net income	$219	$134	$900	$132
Unrealized holding gains and (losses) arising during period, less reclassifications adjustment for gains and losses included in net income,net of tax	(8)	82	(35)	(5)
Comprehensive income	$211	$216	$865	$127

See Notes to Consolidated Financial Statements.

MOUNTAIN BANCSHARES, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in thousands)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities
Net income	$900	$132
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	208	194
Provision for loan losses	281	241
Changes in assets and liabilities:
Increase in accrued interest receivable	(172)	(106)
Increase in accrued interest payable	115	11
Other assets and liabilities, net	(110)	(246)
Net cash provided by (used in) operating activities	1,222	226
Cash flows from investing activities
Decrease (Increase) in federal funds sold	(7,221)	2,706
Loan originations and collections, net	(28,078)	(24,379)
Purchases and proceeds of securities	(6,337)	(586)
Decrease (Increase) in deposits at Banks	(1,500)	—
Net additions to premises and equipment	(100)	(41)
Net cash (used in) investing activities	(43,236)	(22,300)
Cash flows from financing activities
Net increase in customer deposits	41,993	22,615
Net cash provided by financing activities	41,993	22,615
Net increase (decrease) in cash and due from banks	(21)	541
Cash and due from banks at beginning of period	1,400	1,025
Cash and due from banks at end of period	$1,379	$1,566

See Notes to Consolidated Financial Statements.

MOUNTAIN BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements
September 30, 2005
(Unaudited)

Note 1—Basis of presentation

Mountain Bancshares, Inc. (the “Company”) is a Georgia corporation organized for the purpose of owning and controlling all of the capital stock of Mountain State Bank (the “Bank”). The Bank is organized under the laws of the State of Georgia to conduct general banking business. The Bank operates primarily in the Dawsonville, Georgia and surrounding area. The Company received regulatory approval to operate an insured institution from the FDIC on April 10, 2003, and the State of Georgia Department of Banking and Finance on April 10, 2003. In addition, the Company received approval from the Federal Reserve Bank of Atlanta to become a bank holding company on March 31, 2003.

The Bank is primarily engaged in the business of accepting demand deposits and savings insured by the Federal Deposit Insurance Corporation, and providing commercial, consumer, and mortgage loans to the general public.

The accompanying condensed consolidated financial statements include the accounts of Mountain Bancshares, Inc. and its wholly owned subsidiary, Mountain State Bank. Significant intercompany transactions and accounts are eliminated in consolidation.

The financial statements as of September 30, 2005 and for the nine months and three months ended September 30, 2005 and 2004 are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. These condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

The balance sheet as of December 31, 2004 has been derived from the audited financial statements included in the Company’s Form 10-KSB for the year ended December 31, 2004.

The financial information included herein reflects all normal recurring adjustments, which are, in the opinion of management, necessary to a fair presentation of the financial position and results of operations for interim periods.

Stock Based Compensation

The Company accounts for stock-based compensation utilizing the intrinsic value method. The Company has a stock option plan for eligible directors, officers, and key employees of the Company and subsidiary Bank. The Company has reserved 200,000 shares of common stock for the plan. As of September 30, 2005, 150,000 options to purchase one share each of common stock have been granted under the plan. Additionally, 10,000 Non-Qualified options have been granted to purchase one share each of common stock.

In addition, as part of the common stock offering completed by the Company, the Company granted to each of the Company organizers one warrant for each share of common stock purchased by the organizer in the offering. The Company granted 205,000 warrants to the organizers. The Company has reserved 205,000 shares of common stock for the exercise of warrants.

MOUNTAIN BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
September 30, 2005
(Unaudited)

Note 1—Basis of presentation (Continued)

Presented below is certain actual financial information of the Company with comparative pro forma information determined as if the Company had accounted for the stock-based compensation for the periods presented utilizing the fair-value method provided for in Statement of Financial Accounting Standards No. 123 (dollars in thousands, except per share amounts.)

	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Net income as reported	$219	$134	$900	$132
Earnings per share as reported
Basic:	$0.18	$0.11	$0.75	$0.11
Diluted:	$0.18	$0.09	$0.74	$0.09
Stock-based employee compensation cost included in net income as reported	$0	$0	$0	$0
Stock-based employee compensation cost based on fair-value method	$33	$0	$64	$0
Pro forma net income including stock-based compensation cost based on fair-value method	$186	$134	$836	$132
Pro forma earnings per share including stock-based compensation cost based on fair-value method
Basic:	$0.16	$0.11	$0.70	$0.11
Diluted:	$0.15	$0.09	$0.68	$0.09

Note 2—Earnings per share

Earnings (loss) per share are calculated on the basis of the weighted average number of shares outstanding. As the Company has granted stock options to certain officers with the Company or the Bank, diluted earnings per share have been presented in the Statements of Income.

The following reconciles the numerators and denominators of the basic and diluted earnings per share computations:

	For the Three Months Ended September 30, 2005
	Numerator	Weighted Average Shares— Denominator	Per-Share Amount
Basic EPS
Net income	$219,381	1,200,000	$0.18
Diluted EPS
Income available to common shareholders and assumed conversions	$219,381	1,231,545	$0.18

MOUNTAIN BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
September 30, 2005
(Unaudited)

Note 2—Earnings per share (Continued)

	For the Three Months Ended September 30, 2004
	Numerator	Weighted Average Shares— Denominator	Per-Share Amount
Basic EPS
Net income	$134,425	1,200,000	$0.11
Diluted EPS
Income available to common shareholders and assumed conversions	$134,425	1,545,000	$0.09

	For the Nine Months Ended September 30, 2005
	Numerator	Weighted Average Shares— Denominator	Per-Share Amount
Basic EPS
Net income	$900,118	1,200,000	$0.75
Diluted EPS
Income available to common shareholders and assumed conversions	$900,118	1,221,229	$0.74

	For the Nine Months Ended September 30, 2004
	Numerator	Weighted Average Shares— Denominator	Per-Share Amount
Basic EPS
Net income	$132,964	1,200,000	$0.11
Diluted EPS
Income available to common shareholders and assumed conversions	$132,964	1,545,000	$0.09

Note 3—Impact of Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 122(R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first annual reporting period beginning after December 15, 2005. The Company is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on its financial

MOUNTAIN BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements (Continued)
September 30, 2005
(Unaudited)

Note 3—Impact of Recently Issued Accounting Standards (Continued)

position, results of operations and cash flows. The cumulative effect of adoption, if any, will be measured and recognized in the statement of operations on the date of adoption.

In April 2005, the Securities and Exchange Commission’s Office of the Chief Accountant and its Division of Corporation Finance released Staff Accounting Bulletin (SAB) No. 107 to provide guidance regarding the application of FASB Statement No. 123 (revised 2004), Share-Based Payment. Statement No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SAB 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to Statement No. 123(R).

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION   (this “Agreement”) is made and entered into as of December 19, 2005 by and between GB&T Bancshares, Inc. (“GB&T”), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Gainesville, Georgia, and Mountain Bancshares, Inc. (“Mountain”), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Dawsonville, Georgia.

PREAMBLE

The Boards of Directors of GB&T and Mountain are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the merger of Mountain with and into GB&T, with GB&T being the surviving corporation of the merger. At the effective time of such merger, the outstanding shares of capital stock of Mountain will be converted into the right to receive shares of capital stock of GB&T and cash. As a result, shareholders of Mountain will become shareholders of GB&T, and the wholly-owned subsidiary of Mountain, Mountain State Bank (“MSB”), will continue to conduct business and operations as a wholly-owned subsidiary of GB&T. The transactions described in this Agreement are subject to the approvals of the Boards of Directors of both GB&T and Mountain, the shareholders of Mountain, the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties that the merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

As a condition and inducement to GB&T’s willingness to consummate the transactions contemplated by this Agreement, each of the directors of Mountain will execute and deliver to GB&T an agreement (a “Support Agreement”) within ten (10) calendar days of the date of this Agreement, in substantially the form of Exhibit 6 to this Agreement.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
TRANSACTIONS AND TERMS OF MERGER

1.1          Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Mountain shall be merged with and into GB&T in accordance with the provisions of Sections 14-2-1101, 14-2-1103, and 14-2-1105 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC (the “Merger”). GB&T shall be the Surviving Corporation resulting from the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of GB&T and Mountain.

1.2          Time and Place of Closing. The Closing will take place at 10:00 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 10:00 a.m.), or at such other time as the Parties, acting through their Designated Officers may mutually agree. The place of Closing shall be at the offices of Hulsey, Oliver & Mahar, LLP, Gainesville, Georgia, or such other place as may be mutually agreed upon by the Parties.

1.3          Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Designated Officer of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (b) the date on which the shareholders of Mountain approve this Agreement to the extent such approval is required by applicable Law; or such later date as may be mutually agreed upon in writing by the Designated Officer of each Party.

1.4          Execution of Support Agreements. Within ten (10) calendar days of the execution of this Agreement and as a condition hereto, each of the directors of Mountain will execute and deliver to GB&T a Support Agreement, in substantially the form of Exhibit 6 to this Agreement.

ARTICLE II
TERMS OF MERGER

2.1          Articles of Incorporation. The Articles of Incorporation of GB&T in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until otherwise amended or repealed.

2.2          Bylaws. The Bylaws of GB&T in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation from and after the Effective Time until otherwise amended or repealed.

2.3          Directors and Officers.

(a)           The officers and directors of the Surviving Corporation from and after the Effective Time shall consist of the officers and directors of GB&T immediately preceding the Effective Time, together with a director from the present Mountain board of directors to be selected by and approved by the GB&T board of directors after consultation with the Mountain board of directors. Such officers and directors shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

(b)          The directors of MSB from and after the Effective Time shall consist of the directors of MSB immediately preceding the Effective Time, except for Don Boggus, together with a director from the GB&T board of directors as selected by the GB&T board of directors. Such directors shall serve in accordance with the Articles of Incorporation and Bylaws of MSB.

ARTICLE III
MANNER OF CONVERTING SHARES

3.1          Conversion of Shares.  Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of GB&T or Mountain, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)          Each share of GB&T Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)         Each share of Mountain Common Stock (excluding shares held by GB&T or Mountain or any of their respective Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive (1) cash, and (2) shares of GB&T Common Stock, as stated hereinafter. Individual shareholders of Mountain will be given cash in the amount of $8.40 for each share of Mountain stock and 0.8911 shares of GB&T Common Stock for each share of Mountain stock (“the Exchange Ratio”).

(c)          If on the Effective Time, the average closing price of GB&T Common Stock (adjusted proportionately for any stock split, stock dividend, recapitalization, reclassification, or similar transaction that is effected, or for which a record date occurs) for the twenty (20) preceding trading days as reported in the NASDAQ (corrected for any typographical errors) (the “Average Closing Price”) is less than $19.00 per share Mountain may demand re-negotiation of the exchange rate and if such 20-day average is greater than $26.00 per share, GB&T may demand re-negotiation of the exchange rate, and if such re-negotiation is unsuccessful after fifteen (15) days of good faith discussions, the dissatisfied party may withdraw and declare the agreement terminated, without penalty to either party. Each side will be responsible for paying its own expenses in the event that the deal is terminated.

3.2          Anti-Dilution Provisions. In the event GB&T or Mountain changes the number of shares of GB&T Common Stock or Mountain Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be after the date hereof and prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

3.3          Shares Held by GB&T or Mountain. Each of the shares of Mountain Common Stock held by any GB&T Company or by any Mountain Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4          Conversion of Stock Options; Restricted Stock.

(a)           Each option or warrant to purchase Mountain Common Stock (either, a “Mountain Option”) outstanding at the Effective Time shall be converted into and become rights with respect to GB&T Common Stock and GB&T shall assume each such option in accordance with the terms of the stock option plan under which it was issued and the stock option or other agreement by which it is evidenced. From and after the Effective Time (all subject to appropriate adjustment for any transactions described in Section 3.2 if the record date with respect to such transaction is on or after the Effective Time), (i) each Mountain Option assumed by GB&T may be exercised solely for GB&T Common Stock, (ii) the number of shares of GB&T Common Stock subject to each Mountain Option shall be equal to the number of shares of Mountain Common Stock subject to each such Mountain Option immediately prior to the Effective Time, multiplied by 1.273 (the “Option Exchange Ratio”) and (iii) the per share exercise price of the GB&T Common Stock subject to the Mountain Options shall be determined by dividing the per share exercise price of the Mountain Common Stock subject to each such Mountain Option by the Option Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption of Mountain Options shall be undertaken in a manner that will not constitute a “modification” as defined in Section 424 of the Internal Revenue Code as to any Mountain Option which is an incentive stock option as defined in Section 422 of the Internal Revenue Code. GB&T will modify each stock option that it assumes (as long as in the opinion of counsel for Mountain such “modification” will not constitute a modification as defined in Section 424 of the Internal Revenue Code for options which are incentive stock options) to provide that the options may be exercised, in addition to the other payment methods set out in the relevant option plan, by the reduction of the number of shares subject to the option so that the difference between the option exercise price for such shares and the fair market value of such shares on the option exercise date shall equal the option exercise price of the total number of shares for which the option is being exercised.

(b)          At all times after the Effective Time, GB&T shall reserve for issuance such number of GB&T Common Stock as shall be necessary to permit the exercise of Mountain Options in the manner contemplated by this Agreement. At or prior to, or at the election of GB&T within a reasonable time

(not to exceed 30 days) after, the Effective Time, GB&T shall file a Registration Statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate form), with respect to the GB&T Common Stock subject to the Mountain Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the Mountain Options remain outstanding. GB&T shall make any filings required under any applicable state securities laws to qualify the GB&T Common Stock subject to such Mountain Options for resale thereunder.

3.5          Dissenting Shareholders. Any holder of shares of Mountain Common Stock who perfects such holder’s dissenters’ rights of appraisal in accordance with and as contemplated by Article 13 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the GBCC; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and has surrendered to GB&T the certificate or certificates representing shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Mountain fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal and of payment for such holder’s shares, GB&T shall issue and deliver the consideration to which such holder of shares of Mountain Common Stock is entitled under this Article III (without interest) upon surrender by such holder of the certificate or certificates representing shares of Mountain Common Stock held by such holder.

3.6          Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Mountain Common Stock exchanged pursuant to the Merger, or of options to purchase shares of Mountain Common Stock, who would otherwise have been entitled to receive a fraction of a share of GB&T Common Stock or the right to purchase a fraction of a share (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of GB&T Common Stock multiplied by $22.00. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

ARTICLE IV
EXCHANGE OF SHARES

4.1          Exchange Procedures. Promptly after the Effective Time, GB&T and Mountain shall cause the exchange agent selected by GB&T (the “Exchange Agent”) to mail to the former holders of Mountain Common Stock appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Mountain Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Mountain Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or shares as to which dissenters’ rights have been perfected as provided in Section 3.5 of this Agreement) issued and outstanding at the Effective Time, shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 and 3.6 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon)pursuant to Section 4.2 of this Agreement. Neither GB&T nor the Exchange Agent shall be obligated to deliver the consideration to which any former holder of Mountain Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of Mountain Common Stock for exchange, as provided in this Section 4.1 or appropriate affidavits and indemnity agreements in the event such share certificates have been lost, mutilated, or destroyed. The certificate or certificates of Mountain Common Stock so surrendered shall be duly endorsed as GB&T may require. Any other provision of this Agreement notwithstanding, neither GB&T nor the Exchange Agent shall be liable to a holder of

Mountain Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2          Rights of Former Mountain Shareholders. The stock transfer books of Mountain shall be closed as to holders of Mountain Common Stock immediately prior to the Effective Time and no transfer of Mountain Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Mountain Common Stock (other than shares to be canceled pursuant to Section 3.3 or shares as to which dissenters’ rights have been perfected as provided in Section 3.5 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 and 3.6 of this Agreement in exchange therefor. To the extent permitted by Law, former holders of record of Mountain Common Stock shall be entitled to vote after the Effective Time at any meeting of GB&T shareholders the number of whole shares of GB&T Common Stock into which their respective shares of Mountain Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Mountain Common Stock for certificates representing GB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by GB&T on the GB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of GB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Mountain Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Mountain Common Stock certificate, both GB&T Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MOUNTAIN

Mountain hereby represents and warrants to GB&T as follows:

5.1          Organization, Standing, and Power. Mountain is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act and under Georgia law. Mountain has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Mountain is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain.

5.2          Authority; No Breach By Agreement.

(a)           Mountain has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Mountain, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Mountain Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Mountain. Subject to such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of Mountain, enforceable against Mountain in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)          Neither the execution and delivery of this Agreement by Mountain, nor, except as described in Section 5.2 of the Mountain Disclosure Memorandum,  the consummation by Mountain of the transactions contemplated hereby, nor compliance by Mountain with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Mountain’s Articles of Incorporation or Bylaws, or (ii) to the Knowledge of Mountain subject to the receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Mountain Company under, any Contract or Permit of any Mountain Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain, or (iii) to the Knowledge of Mountain subject to receipt of the requisite approvals referred to in Section 9.1 (b) of this Agreement, violate any Law or Order applicable to any Mountain Company or any of their respective Assets.

(c)           Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Mountain of the Merger and the other transactions contemplated in this Agreement.

5.3          Capital Stock.

(a)           The authorized capital stock of Mountain consists of 10,000,000 shares of Mountain Common Stock, of which 1,222,000 shares are issued and outstanding as of the date of this Agreement and not more than 1,565,000 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Mountain are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of Mountain have been issued in violation of any preemptive rights of the current or past shareholders of Mountain.

(b)          Except as set forth in Section 5.3 of this Agreement, or as disclosed in Section 5.3 of the Mountain Disclosure Memorandum, there are no shares of capital stock or other equity securities of Mountain outstanding and no outstanding Rights relating to the capital stock of Mountain.

5.4          Mountain Subsidiaries. Mountain has disclosed in Section 5.4 of the Mountain Disclosure Memorandum all of the Mountain Subsidiaries as of the date of this Agreement. Except as disclosed in Section 5.4 of the Mountain Disclosure Memorandum, Mountain or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Mountain Subsidiary. No equity securities of any Mountain Subsidiary are or may become required to be issued (other than to another Mountain Company) by reason of any Rights, and there are no Contracts by which any Mountain Subsidiary is bound to issue (other than to another Mountain Company) additional shares of its capital stock or Rights, or by which any Mountain Company is or may be bound to transfer any shares of the capital stock of any Mountain Subsidiary (other than to another Mountain Company). There are no Contracts relating to the rights of any Mountain Company to vote or to dispose of any shares of the capital stock of any Mountain Subsidiary. All of the shares of capital stock of each Mountain

Subsidiary held by a Mountain Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by a Mountain Company free and clear of any Lien except as disclosed by the Mountain Disclosure Memorandum. Each Mountain Subsidiary is either a bank, a savings association or a corporation and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Mountain Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain. Each Mountain Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

5.5          Financial Statements. Mountain has included in Section 5.5 of the Mountain Disclosure Memorandum copies of all Mountain Financial Statements for periods ended prior to the date hereof and will deliver to GB&T copies of all Mountain Financial Statements prepared subsequent to the date hereof. The Mountain Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the Mountain Companies, which are or will be, as the case may be, complete and correct in all Material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be and in all Material respects, fairly the consolidated financial position of the Mountain Companies as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of the Mountain Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material in amount or effect).

5.6          Absence of Undisclosed Liabilities.  No Mountain Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain except (i) Liabilities which are accrued or reserved against in the consolidated balance sheets of Mountain as of November 30, 2005, included in the Mountain Financial Statements or reflected in the notes thereto. No Mountain Company has incurred or paid any Liability since November 30, 2005 except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain.

5.7          Absence of Certain Changes or Events. Since November 30, 2005, except as disclosed in Section 5.7 of the Mountain Disclosure Memorandum and to the Knowledge of Mountain, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain, and (b) the Mountain Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Mountain provided in Article VII of this Agreement and which would likely have a Material Adverse Effect on Mountain.

5.8          Tax Matters.

(a)           All Tax returns required to be filed by or on behalf of any of the Mountain Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Mountain and all returns filed are complete and accurate in all Material respects to the Knowledge of Mountain. All Taxes shown on filed returns have been paid or adequate provision for the payment thereof has been made. As of the date of this Agreement, to the Knowledge of Mountain, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Mountain, except as reserved against in the Mountain Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8(a) of the Mountain Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b)          Except as disclosed in Section 5.8(b) of the Mountain Disclosure Memorandum, none of the Mountain Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any Mountain Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain.

(c)           Adequate provision for any Taxes due or to become due for any of the Mountain Companies for the period or periods through and including the date of the respective Mountain Financial Statements has been made and is reflected on such Mountain Financial Statements.

(d)          Deferred Taxes of the Mountain Companies have been provided for in accordance with GAAP.

(e)           To the Knowledge of Mountain, each of the Mountain Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain.

5.9          Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the “Allowance”) shown on the balance sheet of MSB included in the most recent Mountain Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheet of MSB included in the Mountain Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate to the Knowledge of Mountain (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of MSB and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by MSB as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Mountain.

5.10   Assets. Except as disclosed in Section 5.10 of the Mountain Disclosure Memorandum or as disclosed or reserved against in the Mountain Financial Statements, the Mountain Companies have good and marketable title, and to the Knowledge of Mountain, free and clear of all Liens, to all of their respective Assets indicated as owned by the respective Company as of the date of the respective Mountain Statement. To the Knowledge of Mountain, all Material tangible properties used in the businesses of the Mountain Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Mountain’s past practices. All Assets which are Material to the business of the Mountain Companies and held under leases or subleases by any of the Mountain Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the Mountain Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Mountain Companies is a named insured are reasonably sufficient. The Assets of the Mountain Companies include all assets required to operate the business of the Mountain Companies as presently conducted.

5.11   Environmental Matters. Except as disclosed in Section 5.11 of the Mountain Disclosure Memorandum:

(a)          To the Knowledge of Mountain, each Mountain Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain.

(b)         There is no Litigation pending or to the Knowledge of Mountain threatened before any court, governmental agency or authority or other forum in which any Mountain Company, or to the Knowledge of Mountain, any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by any Mountain Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain, and to the Knowledge of Mountain, there is no reasonable basis for any such Litigation.

(c)          To the Knowledge of Mountain, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain.

5.12   Compliance with Laws. To the Knowledge of Mountain, each Mountain Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain, and, to the Knowledge of Mountain, there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain. Except as disclosed in Section 5.12 of the Mountain Disclosure Memorandum, no Mountain Company:

(a)          to the Knowledge of Mountain, is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain; and

(b)         to the Knowledge of Mountain, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Mountain Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain, or (iii) requiring any Mountain Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

5.13   Labor Relations. No Mountain Company is the subject of any Litigation asserting that it or any other Mountain Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Mountain Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Mountain Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any Mountain Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.14   Employee Benefit Plans.

(a)           Mountain has disclosed in Section 5.14 of the Mountain Disclosure Memorandum and delivered or made available to GB&T prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Mountain Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Mountain Benefit Plans”). Any of the Mountain Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Mountain ERISA Plan.”  Each Mountain ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a “Mountain Pension Plan.”  No Mountain Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

(b)          To the Knowledge of Mountain, all Mountain Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain. Each Mountain ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and to the Knowledge of Mountain, there are no circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Mountain, no Mountain Company nor any other party has engaged in a transaction with respect to any Mountain Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Mountain Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain.

(c)           Neither Mountain nor any ERISA Affiliate of Mountain maintains an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

(d)          Neither Mountain nor any ERISA Affiliate of Mountain has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

(e)           Except as disclosed in Section 5.14(e) of the Mountain Disclosure Memorandum, (i) no Mountain Company has any obligations for retiree health and life benefits under any of the Mountain Benefit Plans, except as required by Section 601 of ERISA and Section 4980B of the Code; (ii)there are no restrictions on the rights of any Mountain Company to amend or terminate any such Plan; and (iii) any amendment or termination of any such Plan will not cause any Mountain Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on Mountain.

(f)             Except as disclosed in Section 5.14(f) of the Mountain Disclosure Memorandum, neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any Mountain Company from any Mountain Company under any Mountain Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Mountain Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g)           The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Mountain Company and their respective beneficiaries have been fully reflected on the Mountain Financial Statements to the extent required by and in accordance with GAAP, in all Material respects.

(h)          To the Knowledge of Mountain, Mountain and each ERISA Affiliate of Mountain has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 in a manner that will not cause any Mountain Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on Mountain.

(i)             Except as disclosed in Section 5.14(i) of the Mountain Disclosure Memorandum, neither Mountain nor any ERISA Affiliate of Mountain is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a “parachute payment,” as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

(j)              Other than routine claims for benefits, to the Knowledge of Mountain, there are no actions, audits, investigations, suits or claims pending against any Mountain Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Mountain Benefit Plan or against the assets of any Mountain Benefit Plan.

5.15   Material Contracts. Except as disclosed in Section 5.15 of the Mountain Disclosure Memorandum or otherwise reflected in the Mountain Financial Statements, none of the Mountain Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, excluding “at will” employment arrangements, (b) any Contract relating to the borrowing of money by any Mountain Company or the guarantee by any Mountain Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (c) any Contracts between or among Mountain Companies, and (d) any other Contract (excluding this Agreement) or amendment thereto that is required to be filed as an Exhibit to Form 10-KSB or Form 10-QSB filed by Mountain with the

SEC as of the date of this Agreement that has not been filed as an exhibit to any Mountain Form 10-KSB or 10-QSB filed with the SEC (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “Mountain Contracts”). None of the Mountain Companies is in Default under any Mountain Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain. All of the indebtedness of any Mountain Company for money borrowed is prepayable at any time by such Mountain Company without penalty or premium except as disclosed in Mountain Disclosure Memorandum.

5.16   Legal Proceedings. Except as disclosed in Section 5.16 of the Mountain Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Mountain, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Mountain Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Mountain Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain.

5.17   Reports. Since January 1, 2003, each Mountain Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the Regulatory Authorities, and (b) any applicable federal and state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain). As of their respective dates, each of such reports and documents, including the financial statements, Exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document to Mountain’s Knowledge did not, in any Material respect, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.18   Statements True and Correct. To the Knowledge of Mountain, no statement, certificate, instrument or other writing furnished or to be furnished by any Mountain Company or any Affiliate thereof to GB&T pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not Materially misleading. To the Knowledge of Mountain, none of the information supplied or to be supplied by any Mountain Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by GB&T with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. To the Knowledge of Mountain, none of the information supplied or to be supplied by any Mountain Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Mountain’s shareholders in connection with the Mountain Shareholders’ Meeting, and any other documents to be filed by a Mountain Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Mountain, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Mountain Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Mountain Shareholders’ Meeting. All documents that any

Mountain Company or any Affiliate thereof are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

5.19   Tax and Regulatory Matters. No Mountain Company, to the Knowledge of Mountain, or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Mountain, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

5.20   Charter Provisions. Each Mountain Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any Mountain Company or restrict or impair the ability of GB&T to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Mountain Company that may be acquired or controlled by it.

5.21   State Anti-Takeover Laws. Each Mountain Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination,” or other anti-takeover laws and regulations of the State of Georgia including those laws contained within Sections 14-2-1110 et seq. and 14-2-1131 et seq. of the GBCC.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF GB&T

GB&T hereby represents and warrants to Mountain as follows:

6.1          Organization, Standing, and Power. GB&T is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act and under Georgia law. GB&T has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. GB&T is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

6.2          Authority; No Breach By Agreement.

(a)           Subject to the actions required for listing by NASDAQ of the shares to be issued to Mountain shareholders, which GB&T shall promptly undertake, GB&T has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of GB&T. Subject to the approval of this Agreement by the holders of a majority of the outstanding shares of GB&T, this Agreement represents a legal, valid and binding obligation of GB&T, enforceable against GB&T in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)          Except as described in Section 6.2 of the GB&T Disclosure Memorandum, neither the execution and delivery of this Agreement by GB&T, nor the consummation by GB&T of the transactions contemplated hereby, nor compliance by GB&T with any of the provisions hereof will (i) conflict with or result in a breach of any provision of GB&T’s Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any GB&T Company under, any Contract or Permit of any GB&T Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any GB&T Company or any of their respective Assets.

(c)           Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASDAQ, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by GB&T of the Merger and the other transactions contemplated in this Agreement.

6.3          Capital Stock.

(a)           The authorized capital stock of GB&T consists of 20,000,000 shares of GB&T Common Stock, of which 12,782.397 shares were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of GB&T Common Stock are, and all of the shares of GB&T Common Stock to be issued in exchange for shares of Mountain Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC or otherwise. None of the outstanding shares of GB&T Common Stock have been, and none of the shares of GB&T Common Stock to be issued in exchange for shares of Mountain Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of GB&T or any other party.

(b)          [Reserved]

(c)           Except as set forth in Sections 6.3(a) of this Agreement, or as disclosed in Section 6.3(c) of the GB&T Disclosure Memorandum, there are no other shares of capital stock or other equity securities of GB&T outstanding and no outstanding Rights relating to the capital stock of GB&T.

6.4          GB&T Subsidiaries. GB&T has disclosed in Section 6.4 of the GB&T Disclosure Memorandum all of the GB&T Subsidiaries as of the date of this Agreement. Except as disclosed in Section 6.4 of the GB&T Disclosure Memorandum, GB&T owns all of the issued and outstanding shares of capital stock of each GB&T Subsidiary. No equity securities of any GB&T Subsidiary are or may become required to be issued (other than to another GB&T Company) by reason of any Rights, and there are no Contracts by which any GB&T Subsidiary is bound to issue (other than to another GB&T Company) additional shares of its capital stock or Rights, or by which any GB&T Company is or may be bound to transfer any shares of the capital stock of any GB&T Subsidiary (other than to another GB&T Company). There are no Contracts relating to the rights of any GB&T Company to vote or to dispose of any shares of the capital stock of any GB&T Subsidiary. All of the shares of capital stock of each GB&T Subsidiary held by a GB&T Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by GB&T free and clear of any Lien. Each GB&T Subsidiary is either a bank, a savings association, a corporation or a limited liability company and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each GB&T Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T. Each GB&T Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

6.5          Financial Statements. GB&T has included in Section 6.5 of the GB&T Disclosure Memorandum copies of all GB&T Financial Statements for periods beginning January 1, 2001 and ending prior to the date hereof and will deliver to Mountain copies of all GB&T Financial Statements prepared subsequent to the date hereof. The GB&T Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the GB&T Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the GB&T Companies as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of the GB&T Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material in amount or effect).

6.6          Absence of Undisclosed Liabilities.  No GB&T Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, except Liabilities which are accrued or reserved against in the consolidated balance sheets of GB&T as of September 30, 2005, included in the GB&T Financial Statements or reflected in the notes thereto. No GB&T Company has incurred or paid any Liability since September 30, 2005, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

6.7          Absence of Certain Changes or Events. Since September 30, 2005, except as disclosed in Section 6.7 of the GB&T Disclosure Memorandum, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, and (b) the GB&T Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of GB&T provided in Article VII of this Agreement.

6.8          Tax Matters.

(a)           All Tax returns required to be filed by or on behalf of any of the GB&T Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on GB&T, and all returns filed are complete and accurate to the Knowledge of GB&T. All Taxes shown on filed returns have been paid or adequate provision for payment thereof has been made. As of the date of this Agreement, to the Knowledge of GB&T, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on GB&T, except as reserved against in the GB&T Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.8(a) of the GB&T Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b)          Except as disclosed in Section 6.8(b) of the GB&T Disclosure Memorandum, none of the GB&T Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any GB&T Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

(c)           Adequate provision for any Taxes due or to become due for any of the GB&T Companies for the period or periods through and including the date of the respective GB&T Financial Statements has been made and is reflected on such GB&T Financial Statements.

(d)          Deferred Taxes of the GB&T Companies have been provided for in accordance with GAAP.

(e)           Each of the GB&T Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

6.9          Allowance for Possible Loan Losses. The Allowance shown on the consolidated balance sheets of GB&T included in the most recent GB&T Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of GB&T included in the GB&T Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the GB&T Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the GB&T Companies as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on GB&T.

6.10   Assets. Except as disclosed in Section 6.10 of the GB&T Disclosure Memorandum or as disclosed or reserved against in the GB&T Financial Statements, the GB&T Companies have good and marketable title free and clear of all Liens, to all of their respective Assets indicated as owned by the respective GB&T Company as of the date of the respective GB&T statement. All Material tangible properties used in the businesses of the GB&T Companies are in good condition, reasonable wear and tear excepted and are usable in the ordinary course of business consistent with GB&T’s past practices. All Assets which are Material to the business of the GB&T Companies and held under leases or subleases by any of the GB&T Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability any other insurance maintained with respect to the Assets or businesses of the GB&T Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the GB&T Companies is a named insured are reasonably sufficient. The Assets of the GB&T Companies include all assets required to operate the business of the GB&T Companies as presently conducted. GB&T has adequate financial resources to consummate the transactions contemplated by this Agreement.

6.11   Environmental Matters. Except as disclosed in Section 6.11 of the GB&T Disclosure Memorandum:

(a)          To the Knowledge of GB&T, each GB&T Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

(b)         There is no Litigation pending or to the Knowledge of GB&T threatened before any court, governmental agency or authority or other forum in which any GB&T Company or, to the Knowledge of GB&T, any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by any GB&T Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T and to the Knowledge of GB&T, there is no reasonable basis for any such Litigation.

(c)          To the Knowledge of GB&T, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

6.12   Compliance with Laws. Each GB&T Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T. Except as disclosed in Section 6.12 of the GB&T Disclosure Memorandum, no GB&T Company:

(a)          is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T; and

(b)         has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any GB&T Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, or (iii) requiring any GB&T Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

6.13   Labor Relations. No GB&T Company is the subject of any Litigation asserting that it or any other GB&T Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other GB&T Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any GB&T Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any GB&T Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

6.14   Employee Benefit Plans.

(a)           GB&T has disclosed in Section 6.14 of the GB&T Disclosure Memorandum and delivered or made available to Mountain prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any GB&T Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “GB&T Benefit Plan”). Any of the GB&T Benefit Plans which is an “employee pension benefit plan”, as that term is defined in Section 3(2) of ERISA, is referred to herein as a “GB&T ERISA Plan”. Each GB&T ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a “GB&T Pension Plan”. No GB&T Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

(b)          All GB&T Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mountain. Each GB&T ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and GB&T is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of GB&T, no GB&T Company nor any other party has engaged in a transaction with respect to any GB&T Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any GB&T Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

(c)           Neither GB&T nor any ERISA Affiliate of GB&T maintains an “employee pension benefit plan”, within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

(d)          Neither GB&T nor any ERISA Affiliate of GB&T has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

(e)           Except as disclosed in Section 6.14(e) of the GB&T Disclosure Memorandum, (i) no GB&T Company has any obligations for retiree health and live benefits under any of the GB&T Benefit Plans, except as required by Section 601 of ERISA and Section 4980B of the Code; (ii) there are no restrictions on the rights of any GB&T Company to amend or terminate any such Plan; and (iii) any amendment or termination of any such Plan will not cause any GB&T Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on GB&T.

(f)             Except as disclosed in Section 6.14(f) of the GB&T Disclosure Memorandum, neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any GB&T Company from any GB&T Company under any GB&T Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any GB&T Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g)           The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any GB&T Company and their respective beneficiaries have been fully reflected on the GB&T Financial Statements to the extent required by and in accordance with GAAP.

(h)          GB&T and each ERISA Affiliate of GB&T has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 in a manner that will not cause any GB&T Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on GB&T.

(i)             Except as disclosed in Section 6.14(i) of the GB&T Disclosure Memorandum, neither GB&T nor any ERISA Affiliate of GB&T is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a “parachute payment”, as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b) (2) (A) (ii) of the Internal Revenue Code).

(j)              Other than routine claims for benefits, to the Knowledge of GB&T, there are no actions, audits, investigations, suits or claims pending against any GB&T Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any GB&T Benefit Plan or against the assets of any GB&T Benefit Plan.

6.15   Material Contracts. Except as disclosed in Section 6.15 of the GB&T Disclosure Memorandum or otherwise reflected in the GB&T Financial Statements, none of the GB&T Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any Contract relating to the borrowing of money by any GB&T Company or the guarantee by any GB&T Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (b) any other Contract (excluding this Agreement) or amendment thereto that is required to be filed as an Exhibit to a Form 10-K or Form 10-Q filed by GB&T with the SEC as of the date of this Agreement that has not been filed as an Exhibit to any GB&T Form 10-K or 10-Q filed with the SEC (the “GB&T Contracts”). None of the GB&T Companies is in Default under any GB&T Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

6.16   Legal Proceedings. Except as disclosed in Section 6.16 of the GB&T Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of GB&T, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any GB&T Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any GB&T Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

6.17   Reports. Except as disclosed in the GB&T Disclosure Memorandum since January 1, 2001, each GB&T Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including, but not limited to, Forms 10-KSB, Forms 10-QSB, Forms 8-K, and Proxy Statements, (b) other Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T). As of their respective dates, each of such reports and documents, including the financial statements, Exhibits, and schedules thereto, complied in all Material respect with all applicable Laws. As of its respective date, each such report and document to GB&T’s Knowledge did not, in any Material respects, contain any untrue statement of a material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.18   Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any GB&T Company or any Affiliate thereof to Mountain pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any GB&T Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by GB&T with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any GB&T Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to GB&T shareholders in connection with the GB&T Shareholders’ Meeting, and any other documents to be filed by a GB&T Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of GB&T, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the GB&T Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in an earlier communication with respect to the solicitation of any proxy for the GB&T Shareholders’ Meeting. All documents that any GB&T Company or any Affiliate thereof are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

6.19   Tax and Regulatory Matters. No GB&T Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in

Section 9.1(b) of this Agreement. To the Knowledge of GB&T, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

6.20   Charter Provisions. Each GB&T Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any GB&T Company or restrict or impair the ability of GB&T to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any GB&T Company that may be acquired or controlled by it.

ARTICLE VII
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1          Affirmative Covenants of Mountain. Unless the prior written consent of GB&T shall have been obtained, and except as otherwise contemplated herein or disclosed in the Mountain Disclosure Memorandum, Mountain shall, and shall cause each of its Subsidiaries, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) to operate its business in the usual, regular and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) to take no action which would reasonably be expected to (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

7.2          Negative Covenants of Mountain. Except as disclosed in the Mountain Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Mountain covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of GB&T, which consent shall not be unreasonably withheld:

(a)          amend the Articles of Incorporation, Bylaws or other governing instruments of any Mountain Company, or

(b)         incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Mountain Company to another Mountain Company) in excess of an aggregate of $50,000 (for the Mountain Companies on a consolidated basis) except in the ordinary course of the business of the Mountain Companies consistent with past practices (which shall include, for any of its Subsidiaries, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Mountain Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Mountain Disclosure Memorandum); or

(c)          repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Mountain Company, or declare or pay any dividend or make any other distribution in respect of Mountain’s capital stock; or

(d)         except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the Mountain Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of Mountain Common Stock or any other capital stock of any Mountain Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

(e)          except as disclosed in Section 7.2(e) of the Mountain Disclosure Memorandum, adjust, split, combine or reclassify any capital stock of any Mountain Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Mountain Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Mountain Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Mountain Company) or (ii) any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(f)            except for purchases of U.S. Treasury securities or U.S. Government agency securities or securities of like maturity or grade or general obligations of states and municipalities, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned Mountain Subsidiary; or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control in its fiduciary capacity; or

(g)          grant any increase in compensation or benefits to any employees whose annual salary exceeds $35,000 of any Mountain Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice or previously approved by the Board of Directors of Mountain, in each case as disclosed in Section 7.2(g) of the Mountain Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Mountain Disclosure Memorandum; enter into or amend any severance agreements with officers of any Mountain Company; grant any general increase in compensation to all employees except as disclosed in Section 7.2(g) of the Mountain Disclosure Memorandum; grant any increase in fees or other increases in compensation or other benefits to directors of any Mountain Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

(h)         enter into or amend any employment Contract between any Mountain Company and any Person (unless such amendment is required by Law) that the Mountain Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(i)            adopt any new employee benefit plan of any Mountain Company or make any material change in or to any existing employee benefit plans of any Mountain Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(j)             make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

(k)         commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Mountain Company for money damages in excess of $50,000 or which imposes Material restrictions upon the operations of any Mountain Company;

(l)            except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims.

7.3          (a) Affirmative Covenants of GB&T. Unless the prior written consent of Mountain shall have been obtained, and except as otherwise contemplated herein or as disclosed in the GB&T Disclosure Memorandum, GB&T shall, and shall cause each of its Subsidiaries to, from the date of this Agreement until the Effective Time or termination of this Agreement:  (a) operate its business in the usual, regular and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) take no action which would reasonably be expected to (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

(b) Negative Covenants of GB&T. GB&T will not amend its Articles of Incorporation or bylaws, or take any other action with respect to its capital structure, in each case in a manner which is adverse to and discriminates against the holders of Mountain Common Stock.

7.4          Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.5          Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.1          Registration Statement; Proxy Statement; Shareholder Approval.

(a)           As soon as reasonably practicable after execution of this Agreement, GB&T shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of GB&T Common Stock upon consummation of the Merger. Mountain shall furnish all information concerning it and the holders of its capital stock as GB&T may reasonably request in connection with such action.

(b)          Mountain shall call a shareholders’ meeting (the “Mountain Shareholders’ Meeting”), to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as Mountain deems appropriate.

(c)           In connection with the Mountain Shareholders’ Meeting, (i) GB&T shall prepare and file with the SEC on Mountain’s behalf a Proxy Statement (which shall be included in the Registration Statement) and mail it to Mountain’s shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Mountain shall recommend (subject to compliance with the fiduciary duties of the members of the Board of Directors as advised by counsel) to their shareholders the approval of this Agreement and (iv) the Board of Directors and officers of Mountain shall use their reasonable efforts to obtain such shareholders’ approval (subject to compliance with their fiduciary duties as advised by counsel).

8.2          Exchange Listing. GB&T shall list, as of the Effective Time, on the NASDAQ the shares of GB&T Common Stock to be issued to the holders of Mountain Common Stock pursuant to the Merger.

8.3          Applications. GB&T shall promptly prepare and file, and Mountain shall cooperate in the preparation and, where appropriate, filing of, applications with the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. GB&T shall permit Mountain to review (and approve with respect to information relating to Mountain) such applications prior to filing same and shall provide copies of such applications to Mountain and its counsel.

8.4          Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, GB&T shall promptly execute and file the Georgia Certificate of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

8.5          Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by GB&T in connection with the GB&T Common Stock to be issued in the Merger shall not violate this covenant), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.6          Investigation and Confidentiality.

(a)           Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b)          Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing information received from the other Party.

(c)           Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

8.7          Press Releases. Prior to the Effective Time, GB&T and Mountain shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.8          Acquisition Proposals. Except with respect to this Agreement and the transactions contemplated hereby, neither Mountain nor any Affiliate thereof nor any investment banker, attorney, accountant or other representative (collectively, “Representatives”) retained by Mountain shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Mountain’s Board of Directors as advised by counsel, neither Mountain nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Mountain may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Mountain shall promptly notify GB&T orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Unless the prior written consent of GB&T is obtained, Mountain shall (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (b) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

8.9          Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger to qualify, and to take no action which would cause the Merger not to qualify, for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10   Agreement of Affiliates. Mountain has disclosed in Section 8.10 of the Mountain Disclosure Memorandum all Persons whom it reasonably believes is an “affiliate” of Mountain for purposes of Rule 145 under the 1933 Act. Mountain shall use its reasonable efforts to cause each such Person to deliver to GB&T and Mountain, not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 1, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of Mountain Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of GB&T Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. GB&T shall be entitled to place restrictive legends upon certificates for shares of GB&T Common Stock issued to Affiliates of Mountain pursuant to this Agreement to enforce the provisions of this Section 8.10. GB&T shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of GB&T Common Stock by such Affiliates.

8.11   Employee Benefits, Contracts and Deferred Compensation Plan.

(a)           Following the Effective Time, GB&T shall provide generally to officers and employees of the Mountain Companies who continue employment with GB&T or its Subsidiaries following the Effective Time employee benefits under employee benefit plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the GB&T Companies to their similarly situated officers and employees. For purposes of participation and vesting of benefits under such employee benefit plans, the service of the employees of the Mountain Companies prior to the Effective Time shall be treated as service with a GB&T Company participating in such employee benefit plans, provided that, with respect to any employee benefit plan where the benefits are funded through insurance, the granting of such benefits shall be subject to the consent of the appropriate insurer and may be conditioned upon an employee’s participation in a Mountain Benefit Plan of the same type immediately prior to the Effective Time. GB&T shall waive, under its medical plan, any pre-existing condition exclusion for any Mountain employee who continues in employment after the Effective Time and becomes covered under such medical plan, to the extent that such pre-existing condition would have been covered under the comparable Mountain employee benefit plan and the individual with the pre-existing condition was covered under such plan.

(b)          GB&T and its Subsidiaries also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts and deferred compensation plans disclosed in Section 8.11 of the Mountain Disclosure Memorandum to GB&T between any Mountain Company and any current or former director, officer, or employee thereof and all provisions for vested benefits accrued through the Effective Time under the Mountain Benefit Plans. GB&T acknowledges and agrees that pursuant to the Merger it shall assume and have the obligations and liabilities set out in those certain Employment Agreements described on Exhibit 5 attached hereto, if any (the “Employment Agreements”).

8.12   D&O Insurance Coverage and Indemnification. Immediately prior to Closing, Mountain shall obtain from its regular insurance carrier “tail” coverage for its officers and directors under its current policy terms and conditions, the expense for which shall be paid by Mountain, but is pre-approved by GB&T. Further, GB&T shall assume all liability (to the extent Mountain was so liable) for claims for indemnification arising under Mountain’s Articles of Incorporation or Bylaws or under any indemnification contract disclosed to GB&T, as existing on November 30, 2005.

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1          Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

(a)          Shareholder Approval. The shareholders of Mountain shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, NASDAQ or by the provisions of any governing instruments, and the Shareholders shall also have approved an amendment to the Mountain Stock Incentive Plan so as to provide for full vesting on a “change of control” of Mountain to the extent such plan does not so already provide.

(b)         Regulatory Approvals.  All Consents of, filings and registrations with, and notifications to all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

(c)          Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

(d)         Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of GB&T Common Stock issuable pursuant to the Merger shall have been received.

(e)          Exchange Listing. The shares of GB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NASDAQ.

(f)            Tax Matters. GB&T and Mountain shall have received a written opinion of counsel from Hulsey, Oliver & Mahar, LLP, in form reasonably satisfactory to them (the “Tax Opinion”), to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Mountain Common Stock for GB&T Common Stock will not give rise to gain or loss to the shareholders of Mountain with respect to such exchange (except to the extent of any cash received), (iii) neither GB&T nor Mountain will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code); and (iv) the assumption by GB&T of Mountain Options qualifying as “incentive stock options” under Section 422 of the Internal Revenue Code will satisfy the requirements of Section 424(a) of the Internal Revenue Code and will not constitute a modification of such options under Section 424(h) of the Internal Revenue Code. In rendering such Tax Opinion, counsel shall be entitled to rely upon representations of officers of GB&T and Mountain reasonably satisfactory in form and substance to such counsel.

(g)          Affiliate Agreements. The Parties shall have received from each affiliate of Mountain the affiliates letter referred to in Section 8.10 hereof.

9.2          Conditions to Obligations of GB&T. The obligations of GB&T to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by GB&T pursuant to Section 11.6(a) of this Agreement:

(a)          Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Mountain set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Mountain set forth in Section Five of this Agreement shall be true and correct in all Material respects (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of Mountain set forth in this Agreement such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on Mountain; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b)         Performance of Agreements and Covenants. Each and all of the agreements and covenants of Mountain to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c)          Certificates. Mountain shall have delivered to GB&T (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Mountain’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as GB&T and its counsel shall request.

(d)         Opinion of Counsel. Mountain shall have delivered to GB&T an opinion of Powell Goldstein LLP, counsel to Mountain, dated as of the Effective Time, in form reasonably satisfactory to GB&T, as to the matters set forth in Exhibit 2 hereto.

(e)          Claims/Indemnification Letters. Each of the directors and officers of Mountain shall have executed and delivered to GB&T letters in substantially the form of Exhibit 3 hereto.

(f)            Litigation. No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of GB&T, is not in the best interests of the shareholders of GB&T to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking Material damages in connection with the Merger; or (ii) seeking to prohibit GB&T’s or the Surviving Corporation’s ownership or operation of all or a Material portion of GB&T’s or Mountain’s business or assets, or compel GB&T or the Surviving Corporation to dispose of or hold separate all or a Material portion of GB&T’s or Mountain’s business or assets as a result of the Merger, which, in any case, in the reasonable judgment of GB&T based upon a legal opinion from legal counsel, could result in the relief sought being obtained.

(g)          Support Agreements. Within ten (10) calendar days of the execution of this Agreement, each of the directors of Mountain shall have executed and delivered to GB&T a Support Agreement substantially in the form of Exhibit 6 to this Agreement.

(h)         Non-Compete Agreements. Noncompete Agreements shall have been entered into between all Mountain outside directors and GB&T substantially in the form of Exhibit 7 to this Agreement.

(i)            Employment Agreements. Employment Agreements shall have been entered into between GB&T, as Employer, and John Lewis, Spencer Strickland, and Steven Smith, Mountain employees substantially in the form of Exhibit 8 to this Agreement.

9.3          Conditions to Obligations of Mountain. The obligations of Mountain to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Mountain pursuant to Section 11.6(b) of this Agreement:

(a)          Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of GB&T set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties set forth in this Agreement such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have a Material Adverse Effect on GB&T; provided that, for purposes of this sentence only, those representations and warranties which are qualified by reference to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b)         Performance of Agreements and Covenants. Each and all of the agreements and covenants of GB&T to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c)          Certificates. GB&T shall have delivered to Mountain (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by GB&T’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Mountain and its counsel shall request.

(d)         Opinion of Counsel. GB&T shall have delivered to Mountain an opinion of Hulsey, Oliver & Mahar, LLP, counsel to GB&T, dated as of the Effective Time, in form reasonably acceptable to Mountain, as to matters set forth in Exhibit 4 hereto.

(e)          Intentionally Omitted.

(f)            Litigation. No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of Mountain, it is not in the best interests of the shareholders of Mountain to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking material damages in connection with the Merger; or (ii) seeking to prohibit GB&T’s or the Surviving Corporation’s ownership or operation of all or a Material portion of GB&T’s or Mountain’s business or assets, or compel GB&T or the Surviving Corporation to dispose of or hold separate all or a Material portion of GB&T’s or Mountain’s business or assets as a result of the Merger, which, in any case, in the reasonable judgment of Mountain based upon a legal opinion from legal counsel, could result in the relief sought being obtained.

(g)          Change in Control Agreements. GB&T will honor the current change in control agreement between Lynn Barron and Mountain and will fulfill Mountain’s obligations under said change in control agreement.

ARTICLE X
TERMINATION

10.1   Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Mountain, or GB&T this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)          By mutual consent of the Board of Directors of Mountain and the Board of Directors of GB&T; or

(b)         By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Mountain and Section 9.3(a) in the case of GB&T or in Material breach of any covenant or agreement contained in this Agreement) in the event of a Material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of GB&T and Section 9.3(a) of this Agreement in the case of Mountain; or

(c)          By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Mountain and Section 9.3(a) in the case of GB&T or in the Material breach of any covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(d)         By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Mountain fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the GBCC at the shareholders’ meeting where the transactions were presented to such shareholders for approval and voted upon; or

(e)          By the Board of Directors of either Party in the event that the Merger shall not have been consummated on or before June 30, 2006, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

(f)            By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Mountain and Section 9.3(a) in the case of GB&T or in the Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

(g)          By the Board of Directors of either party in accordance with the provisions of Section 3.1(c) hereof, dealing with stock price fluctuations.

10.2   Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment.

10.3   Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles II, III, IV and XI and Sections 8.10, 8.11 and 8.12 of this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1   Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” shall mean any tender offer or exchange offer or any proposal for a merger (other than the Merger), acquisition of all of the stock or Assets of, or other business combination involving Mountain or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of Mountain or any of its Subsidiaries.

“Affiliate” of a Person shall mean:  (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in such capacity.

“Agreement” shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Allowance” shall have the meaning provided in Section 5.9 of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Closing” shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

“Closing Date” shall mean the date on which the Closing occurs.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

“Designated Officer” shall be the officer of GB&T and Mountain who is designated by their respective Boards of Directors to make such decisions as are specified herein.

“Effective Time” shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

“Environment” shall have the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601(8).

“Environmental Laws” shall mean all Laws pertaining to pollution or protection of the Environment and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et. seq., the Resource, Conservation and Recovery Act, 42 U.S.C. § 6901 et. seq., the Toxic Substance Control Act, 15 U.S.C. § 2601, et. seq., and all implementing regulations and state counterparts of such acts.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall refer to a relationship between entities such that the entities would, now or at any time in the past, constitute a “single employer” within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Plan” shall have the meaning provided in Section 5.14 of this Agreement.

“Exchange Ratio” shall have the meaning provided in Section 3.1 of this Agreement.

“Exhibits” 1 through 8, inclusive (but excluding Exhibit 5 which has been intentionally omitted), shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“GBCC” shall mean the Georgia Business Corporation Code.

“GB&T Common Stock” shall mean the no par value common stock of GB&T.

“GB&T Companies” shall mean, collectively, GB&T and all GB&T Subsidiaries.

“GB&T Disclosure Memorandum” shall mean the written information entitled “GB&T Disclosure Memorandum” delivered on or prior to the date of this Agreement to Mountain describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

“GB&T Financial Statements” shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of GB&T as of December 31, 2003, 2004, and 2005, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2003, 2004, and 2005, and (b) the consolidated balance sheets (including related notes and schedules, if any) of GB&T and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2005.

“GB&T Stock Plans” shall mean the existing stock option and other stock-based compensation plans of GB&T.

“GB&T Subsidiaries” shall mean the Subsidiaries of GB&T at the Effective Time.

“Georgia Certificate of Merger” shall mean the Certificate of Merger to be executed by GB&T and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

“Hazardous Material” shall mean any substance which is a “hazardous substance” or “toxic substance” as defined in the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any other substance or material defined, designated, classified or regulated as hazardous or toxic under any Environmental Law, specifically including asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Environmental Laws of polychlorinated biphenyls, and petroleum and petroleum products, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or any Executive Vice President of such Person.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever on, or with respect to, any property or property interest, other than (i) Liens for current property Taxes not yet due and payable; (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and (iii) other Liens incurred in the ordinary course of the banking business.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities other than the violations of law section from such reports.

“Loan Property” shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “material adverse impact” shall not be deemed to include the impact of (w) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

“Merger” shall mean the merger of Mountain with and into GB&T referred to in Section 1.1 of this Agreement.

“Mountain Benefit Plans” shall have the meaning set forth in Section 5.14 of this Agreement.

“Mountain Common Stock” shall mean the Five Dollars and 00/100 ($5.00) par value common stock of Mountain.

“Mountain Companies” shall mean, collectively, Mountain and all Mountain Subsidiaries, and “Mountain Company” shall mean, individually, any of them.

“Mountain Disclosure Memorandum” shall mean the written information entitled “Mountain Disclosure Memorandum” delivered on or prior to the date of this Agreement to GB&T describing in reasonable detail the matters contained therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

“Mountain Financial Statements” shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of Mountain as of December 31, 2003, 2004, 2005 and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2003, 2004, and 2005, included in the Mountain Disclosure Memorandum, and (b)the consolidated balance sheets (including related notes and schedules, if any) of Mountain and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2005.

“Mountain Option” shall have the meaning set forth in Section 3.4 of this Agreement, if any such options exist.

“Mountain Shareholders’ Meeting” shall mean the meeting of the shareholders of Mountain to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

“Mountain Stock Plans” shall mean the existing stock option and other stock-based compensation plans of Mountain disclosed in Section 5.14 of the Mountain Disclosure Memorandum.

“Mountain Subsidiaries” shall mean the subsidiaries of Mountain.

“MSB” shall mean Mountain State Bank, a bank chartered under the banking laws of the United States and a Mountain Subsidiary.

“NASDAQ” shall mean the National Association of Security Dealers Automated Quotation System.

“Option Exchange Ratio” shall have the meaning provided in Section 3.4 of this Agreement.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean either GB&T or Mountain, and “Parties” shall mean both GB&T and Mountain.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, Liabilities, or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” shall mean the proxy statement used by Mountain to solicit the approval of its shareholders of the transactions contemplated by this Agreement which shall be included in the prospectus of GB&T relating to shares of GB&T Common Stock to be issued to the shareholders of Mountain.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by GB&T under the 1933 Act with respect to the shares of GB&T Common Stock to be issued to the shareholders of Mountain in connection with the transactions contemplated by this Agreement and which shall include the Joint Proxy Statement.

“Regulatory Authorities” shall mean, collectively if applicable, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Support Agreements” shall mean the various Support Agreements, each in substantially the form of Exhibit 6 to this Agreement.

“Surviving Corporation” shall mean GB&T as the surviving corporation resulting from the Merger.

“Taxes” shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties and additions imposed thereon or with respect thereto.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2   Expenses.

(a)           Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that each of the Parties shall bear and pay (i) one-half of the filing fees payable in connection with the Registration Statement and the applications filed with other Regulatory Authorities, and (ii) one-half of the costs incurred in connection with the printing or copying of the Joint Proxy Statement.

(b)          Notwithstanding the provisions of Section 11.2(a) of this Agreement, if for any reason this Agreement is terminated pursuant to Sections 10.1(b) or 10.1(c) of this Agreement, the breaching Party agrees to pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents. Final settlement with respect to payment of such fees and expenses shall be made within thirty (30) days after the termination of this Agreement.

11.3   Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby, other than as identified in Section 11.3 of each party’s Disclosure Memorandum, and GB&T specifically acknowledges its understanding that the fee owed by Mountain as disclosed in Mountain’s Disclosure Memorandum will be paid immediately following closing. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by GB&T or Mountain, each of GB&T and Mountain, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4   Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Exhibits, documents and instruments referred to herein) constitutes the entire agreement between the

Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.10 of this Agreement.

11.5   Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Mountain Common Stock, there shall be made no amendment that pursuant to the GBCC requires further approval by such shareholders without the further approval of such shareholders.

11.6   Waivers.

(a)           Prior to or at the Effective Time, GB&T, acting through its Board of Directors, chief executive officer or Designated Officer, shall have the right to waive any Default in the performance of any term of this Agreement by Mountain, to waive or extend the time for the compliance or fulfillment by Mountain of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of GB&T under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing and signed by a duly authorized officer of GB&T.

(b)          Prior to or at the Effective Time, Mountain, acting through its Board of Directors, chief executive officer or Designated Officer, shall have the right to waive any Default in the performance of any term of this Agreement by GB&T, to waive or extend the time for the compliance or fulfillment by GB&T of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Mountain under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing and signed by a duly authorized officer of Mountain.

(c)           The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7   Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8         Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

GB&T:	GB&T Bancshares, Inc.
P. O. Box 2760
500 Jesse Jewell Parkway
Gainesville, Georgia 30501
Telecopy No: 770-532-3663
Attn: Richard A. Hunt, President
Copy to Counsel:	Hulsey, Oliver & Mahar, LLP
200 E. E. Butler Parkway
P. O. Box 1457
Gainesville, Georgia 30503
Telecopy No: 770-531-9230
Attention: Samuel L. Oliver, Esq.
Mountain:	Mountain Bancshares, Inc.
6602 Highway 53 East
P.O. Box 509
Dawsonville, Georgia 30534
Telecopy No: 706-265-1022
Attention: John L. Lewis, President
Copy to Counsel:	Powell Goldstein LLP
1201 West Peachtree Street NW, 14th Floor
Atlanta, Georgia 30309
Telecopy No.: 404-572-6999
Attention: James C. Wheeler, Esq.

11.9         Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

GB&T BANCSHARES, INC.
By:	/s/ RICHARD A. HUNT
Richard A. Hunt
President and CEO
MOUNTAIN BANCSHARES, INC.
By:	/s/ JOHN L. LEWIS
John L. Lewis
President

GB&T/Mountain Merger Agreement

Schedule of Exhibits
1	Affiliate Agreement	(Section 8.10)
2.	Powell Goldstein Opinion Letter	(Section 9.2(d))
3.	Claims/Indemnification Letters	(Section 9.2(e))
4.	Hulsey, Oliver & Mahar Opinion Letter	(Section 9.3(d))
5.	Intentionally Omitted
6.	Support Agreement	(Preamble, Section 1.4; Section 9.2(g))
7.	Noncompete Agreements	(Section 9.2(h))
8.	Employment Agreement	(Section 9.2(i))

APPENDIX B

GEORGIA DISSENTERS’ RIGHTS STATUTE

14-2-1301.   Definitions.

As used in this article, the term:

(1)   “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)   “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3)   “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)   “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5)   “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)   “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)   “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)   “Shareholder” means the record shareholder or the beneficial shareholder.

14-2-1302.   Right to dissent.

(a)   A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1)   Consummation of a plan of merger to which the corporation is a party:

(A)  If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i)    The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii)   Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B)   If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)   Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)   An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5)   Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)   A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c)   Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)   In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2)   The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.   Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320.   Notice of dissenters’ rights.

(a)   If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)   If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.   Notice of intent to demand payment.

(a)   If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)   Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)   Must not vote his shares in favor of the proposed action.

(b)   A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.   Dissenters’ notice.

(a)   If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)   The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)   Be accompanied by a copy of this article.

14-2-1323.   Duty to demand payment.

(a)   A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)   A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)   A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

14-2-1324.   Share restrictions.

(a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)   The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.   Offer of payment.

(a)   Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)   The offer of payment must be accompanied by:

(1)   The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)   A statement of the corporation’s estimate of the fair value of the shares;

(3)   An explanation of how the interest was calculated;

(4)   A statement of the dissenter’s right to demand payment under Code Section 14 2 1327; and

(5)   A copy of this article.

(c)   If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.   Failure to take action.

(a)   If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.   Procedure if shareholder dissatisfied with payment or offer.

(a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)   The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)   A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)   If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)   The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)   The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330.   Court action.

(a)   If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)   The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.   Court costs and counsel fees.

(a)   The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)   The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)   Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)   If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.   Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

APPENDIX C

FAIRNESS OPINION OF BANKERSBANC CAPITAL CORPORATION

Board of Directors	December 15, 2005
6602 Highway 53 East
Dawsonville, Georgia 30534

Dear Members of the Board:

You have asked us to advise you with respect to the fairness to the shareholders, warrant-holders and option-holders of Mountain Bancshares, Inc. (the “Company”), from a financial point of view, of the consideration and terms (the “Consideration and Terms”) provided for in the Agreement and Plan of Reorganization (the “Merger Agreement”) dated as of December 19, 2005 between the Company and GB&T Bancshares, Inc. (“GB&T”). The Merger Agreement provides for a merger (the “Merger”) of the Company and GB&T pursuant to which the common shareholders of the Company will receive $8.40 in cash and 0.8911 common shares of GB&T for every common share of the Company they hold. All of the Company’s outstanding warrants and options shall be assumed by GB&T and become exercisable into 1.273 shares of GB&T common stock for each share of Company common stock they were previously exercisable into. Further, the exercise price per share for the warrants and options to acquire common stock of the Company shall be adjusted by dividing the original exercise price by 1.273. If, at the effective time of the Merger, the average closing price per share of GB&T common stock for the twenty preceding trading days is less than $19.00, then the Company may demand renegotiation of the exchange ratios described above. If, at the effective time of the Merger, this average closing GB&T stock price is above $26.00, then GB&T may demand renegotiation of such exchange ratios. If, after 15 days of negotiation, the exchange ratios are not renegotiated to the satisfaction of both parties then the dissatisfied party may withdraw and declare the Merger Agreement terminated.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to GB&T and the Company. We have also reviewed certain other information, including financial forecasts and budgets provided to us by GB&T and the Company, and have discussed with GB&T’s and the Company’s managements the business and prospects of GB&T and the Company.

We have also considered certain financial and stock market data of GB&T and the Company and we have compared that data with similar data for other publicly held bank holding companies and we have compared the financial terms of the Merger with those of certain other comparable bank acquisition transactions. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts and budgets, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of GB&T’s and the Company’s managements as to the future financial performance of GB&T and the Company. In addition, we have not made an independent evaluation or appraisal of the assets of GB&T or the Company and we have assumed that the aggregate allowances for loan losses for GB&T and the Company are adequate to cover such losses. We understand the Company received an acquisition proposal from a party other than GB&T and we have considered that proposal in arriving at our opinion.

It should be noted that this opinion is based on market conditions and other circumstances existing on the date hereof and this opinion does not represent our view as to what the value of the GB&T common stock necessarily will be when the GB&T common stock is issued to the stockholders of the Company upon consummation of the Merger.

C-1

BankersBanc Capital Corporation is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm, which specializes in the securities of financial institutions in the United States. As part of our investment banking activities, we are regularly engaged in the valuation of financial institutions and transactions relating to their securities. We are particularly familiar with the commercial banking industry in the southeastern United States and the commercial banks operating in those markets. We have been retained by the Company in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Consideration and Terms of the Merger are fair to the common shareholders, warrant-holders and option-holders of the Company from a financial point of view.

Very truly yours,

/s/ BANKERSBANC CAPITAL CORPORATION

C-2

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.   Indemnification of Directors and Officers.

The Articles of Incorporation of GB&T, as amended, provide that GB&T may indemnify or obligate itself to indemnify its officers and directors for their actions to the maximum extent permitted under the Georgia Business Corporation Code. Article Nine of GB&T’s bylaws provides that GB&T may indemnify or reimburse any person for reasonable expenses actually incurred in connection with any action, suit, or proceeding, whether civil or criminal, to which such person is made a party by reason of his or her position as a director, trustee, officer, employee, or agent of GB&T, or by reason of such person serving, at the request of GB&T, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise. However, GB&T will not indemnify any such person in relation to any matter as to which he or she is adjudged guilty or liable of gross negligence, willful misconduct or criminal acts in the performance of his or her duties to GB&T, or to any firm, corporation, trust, or other organization or enterprise with which such person was engaged at the request of GB&T. In addition, GB&T will not indemnify any such person with respect to any matter that has been the subject of a compromise settlement, unless indemnification is approved by:  (a) a court of competent jurisdiction; (b) the holders of a majority of the outstanding shares of capital stock of GB&T; or (c) a majority of disinterested directors then in office.

Article Nine of GB&T’s bylaws further authorizes GB&T, upon approval by GB&T’s board of directors, to pay expenses in advance of final disposition of any action, suit or proceeding involving a director, trustee, officer, employee, or agent if such person submits an undertaking to GB&T that he or she will repay such amount unless it is ultimately determined that he or she was entitled to such amount under Article Nine.

As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of GB&T, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons under to the provisions set forth above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

GB&T’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21.   Exhibits and Financial Statement Schedules.

(a)           Exhibits.

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Mountain Bancshares, Inc., dated as of December 19, 2005 (included as Appendix A).
3.1	Articles of Incorporation of GB&T, dated August 14, 1997 (incorporated herein by reference from GB&T’s Registration Statement on Form S-3, filed on September 24, 1998).
3.2	Articles of Amendment of GB&T, dated July 8, 1998 (incorporated herein by reference from GB&T’s Registration Statement on Form S-3, filed on September 24, 1998).

3.3	Articles of Amendment of GB&T, dated effective June 30, 2002 (incorporated herein by reference from GB&T’s Registration Statement on Form S-4, filed on September 12, 2002).
3.4	Articles of Amendment of GB&T, effective October 15, 2004 (incorporated by reference from GB&T’s Current Report on Form 8-K, filed on October 21, 2004).
3.5	Bylaws of GB&T, as amended (incorporated herein by reference from GB&T’s Registration Statement on Form S-3, filed on September 24, 1998).
4.1	See Exhibits 3.1 through 3.4 for provisions of Articles of Incorporation and Bylaws, as amended, which define the rights of the Shareholders.
4.2	Form of certificate for GB&T Common Stock (incorporated by reference from GB&T’s Registration Statement on Form S-3, filed on September 24, 1998).
5	Opinion and Consent of Hulsey, Oliver & Mahar, LLP.*
8	Opinion and Consent of Hulsey, Oliver & Mahar, LLP as to the federal income tax consequences of the merger.*
10.1	Dividend Reinvestment and Share Purchase Plan of GB&T (incorporated herein by reference from GB&T’s Registration Statement on Form S-3, filed on September 24, 1998).
10.2

Agreement and Plan of Reorganization, dated as of October 14, 1999, by and between GB&T Bancshares, Inc. and UB&T Financial Services Corporation (incorporated herein by reference from GB&T’s Registration Statement on Form S-4, filed on December 20, 1999).

10.3

Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Community Trust Financial Services Corporation, dated as of March 16, 2001 (incorporated herein by reference from GB&T’s Registration Statement on Form S-4, filed on April 25, 2001).

10.4

Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Home Town Bank of Villa Rica, dated as of June 13, 2002 (incorporated herein by reference from GB&T’s Registration Statement on Form S-4, filed on September 12, 2002).

10.5

Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Baldwin Bancshares, Inc. dated as of April 28, 2003 (incorporated herein by reference from GB&T’s Registration Statement on Form S-4, filed on June 25, 2003).

10.6

Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Southern Heritage Bancorp, Inc., dated as of January 26, 2004 (incorporated herein by reference from GB&T’s Registration Statement on Form S-4, filed on April 23, 2004 (File No. 333-114750)).

10.7

Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Lumpkin County Bank dated as of February 11, 2004 (incorporated herein by reference from GB&T’s Registration Statement on Form S-4, filed on April 23, 2004 (File No. 333-114805)).

10.8

Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and FNBG Bancshares, Inc. dated as of October 1, 2004 (incorporated herein by reference from GB&T’s Registration Statement on Form S-4, filed on January 12, 2005).

10.9	Employment Agreement, by and between GB&T and Richard A. Hunt, dated as of December 30, 2002 (incorporated herein by reference from GB&T’s Form 10-K, filed on March 31, 2003).
10.10	Employment Agreement, by and between GB&T and Gregory L. Hamby, dated as of December 30, 2002 (incorporated herein by reference from GB&T’s Form 10-K, filed on March 31, 2003).
10.11	GB&T Bancshares, Inc. Stock Option Plan of 1997 (incorporated herein by reference from GB&T’s Form 10-K, filed on March 31, 2003).
21	Subsidiaries of GB&T (incorporated herein by reference from GB&T’s Form 10-K, filed on March 15, 2004).
23.1	Consent of Mauldin & Jenkins, L.L.C.
23.2	Consent of Hulsey Oliver & Mahar, LLP (included as part of Exhibits 5 and 8).
23.3	Consent of Cherry, Bekaert & Holland, L.L.P.
23.4	Consent of BankersBanc Capital Corporation
24	Power of Attorney (included on the Signature Page to the Registration Statement).*
99	Form of Proxy of Mountain Bancshares, Inc.*

*                    Previously filed.

(b)          Financial Statement Schedules.

No financial statements schedules are required to be filed as part of this Registration Statement.

Item 22.   Undertakings

(a)   The undersigned registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b)   The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f)    The undersigned registrant hereby undertakes:

(1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)   to reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum, offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(g)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(h)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, GB&T Bancshares, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Georgia, on February 21, 2006.

GB&T BANCSHARES, INC.
By:	/s/ RICHARD A. HUNT
Richard A. Hunt
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ RICHARD A. HUNT	President and Director (Principal	February 21, 2006
Richard A. Hunt	Executive Officer)
/s/ GREGORY L. HAMBY	Executive Vice President & Chief Financial	February 21, 2006
Gregory L. Hamby	Officer (Principal Financial and
Accounting Officer)
*	Chairman and Director
Philip A. Wilheit
*	Vice Chairman and Director
Samuel L. Oliver
*	Secretary and Director
Alan A. Wayne
*	Director
Larry B. Boggs
[Signatures continued on next page]

[Signatures continued from previous page]
*	Director
Lowell S. (Casey) Cagle
*	Director
Dr. John W. Darden
*	Director
William A. Foster, III
*	Director
Bennie E. Hewett
*	Director
James L. Lester
*	Director
John E. Mansour
*	Director
T. Alan Maxwell
*	Director
James H. Moore

*By:	/s/ GREGORY L. HAMBY	February 21, 2006
Gregory L. Hamby Attorney-in-Fact